Exhibit 10.1

Note: Information has been omitted from this agreement pursuant to a request for confidential treatment, and such information has been separately filed with the Securities and Exchange Commission.  The omitted information has been marked with a bracketed asterisk (“[*]”).

LICENSE AGREEMENT

BETWEEN

SESAME WORKSHOP

AND

SEAWORLD PARKS & ENTERTAINMENT, INC.

MAY 16, 2017

                                                                                                                                                  Page

1.	BACKGROUND5
1.01	Missions and Goals5
1.02	Prior Agreements5
2.	GRANT OF RIGHTS5
2.01	Sesame Street Elements5
2.02	License to SEA6
2.03	New Characters7
2.04	SW’s Reserved Rights7
3.	EXCLUSIVITY8
3.01	Theme Park Definition8
3.02	Theme Park Exclusivity8
3.03	Family Entertainment Centers9
3.04	FEC Restrictions.9
3.05	Carve-outs10
3.06	SW’s FEC Partner and SEA12
3.07	Additional Carveouts12
3.08	Additional Restrictions on SW13
3.09	Preparation for Post-Term14
3.10	Requests for Changes14
4.	CREATIVE DEVELOPMENT14
4.01	Production of Live Presentations14
4.02	Music15
4.03	Video15
4.04	Artwork15
4.05	Creative Materials15
5.	STANDALONE PARKS15
5.01	Definition15
5.02	Langhorne Standalone Park16
5.03	Standalone Park #216
5.04	Standalone Park #3.17
5.05	Standalone Park #419
5.06	SW Evaluation of Additional Standalone Parks19
5.07	Quality of SW Standalone Parks19
5.08	SEA’s Option for Future Standalone Parks19
5.09	Standalone Park Refresh & Improvement20
5.10	Standalone Park Marketing Commitment20

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6.	SESAME LANDS20
6.01	Definition20
6.02	Existing Sesame Lands21
6.03	Orlando Sesame Land21
6.04	Additional Sesame Lands21
6.05	Closing Sesame Lands21
6.06	Ongoing Investment22
7.	LICENSED PRODUCTS23
7.01	Rights Granted23
7.02	Retail Space24
7.03	SEA’s and SW’s Names on Licensed Products24
7.04	Samples24
8.	ADDITIONAL SEA AND SW COMMITMENTS24
8.01	SEA Responsibilities Generally24
8.02	Language24
8.03	Ratings Data24
8.04	Tickets24
8.05	Brand Board25
8.06	Quality Offerings25
8.07	Inspection25
8.08	Public Announcements25
8.09	SW Services25
9.	APPROVALS25
9.01	Definition25
9.02	Rights of Approval25
9.03	Approval Process26
10.	ROYALTIES AND LICENSE FEES27
10.01	Payments27
10.02	Standalone Parks.27
10.03	Sesame Lands and SeaWorld Orlando.28
10.04	Licensed Products28
10.05	Royalty Payments29
10.06	Statements.30
10.07	Audits.30
10.08	Costs Generally31

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                                                                                                                                                   Page

11.	SPONSORSHIP31
12.	CHARITABLE FUNDING32
12.01	Charitable Programs32
12.02	Charitable Contribution32
12.03	Gala32
12.04	Recognition32
13.	OWNERSHIP; INTELLECTUAL PROPERTY33
13.01	Ownership of SW Materials33
13.02	Legal Notices33
13.03	Validity of Sesame Street Elements33
13.04	New Trademarks.34
13.05	Protection of SW’s Rights34
13.06	Ownership of SEA Materials34
14.	REPRESENTATIONS, WARRANTIES, COVENANTS, AND INDEMNIFICATION35
14.01	SW35
14.02	SEA37
14.03	Indemnification39
15.	ASSIGNMENT; CHANGE IN CONTROL; TRANSFER FEE39
15.01	Transfers39
15.02	Change of Control40
15.03	Affiliated Transfer40
15.04	Continuing Obligations40
15.05	Notice to SW and Approval40
15.06	SW Disapproval40
15.07	Transfer Fee41
15.08	Notice to SEA and Approval41
15.09	SEA Disapproval41
16.	EXPIRATION AND TERMINATION42
16.01	Inventory Report42
16.02	Termination by SW42
16.03	Termination by SEA48
16.04	SEA Brand Impairment51
16.05	Effect of Expiration or Termination51
17.	DISPUTE RESOLUTION52
17.01	Dispute Resolution52

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                                                                                                                                                   Page

17.02	Binding Arbitration of Certain Disputes; Other Legal Remedies53
17.03	Limitation on Types of Damages53
17.04	Equitable Relief53
17.05	Permitted Relief53
18.	CONFIDENTIALITY54
19.	NOTICES54
20.	GENERAL54
20.01	Entire Agreement54
20.02	No Continuing Waiver54
20.03	Cumulative Remedies54
20.04	Relationship of Parties54
20.05	Governing Law54
20.06	Severability54
20.07	Binding on Successors54
20.08	No Construction Against Drafting Party55
20.09	Force Majeure55
20.10	Titles55
20.11	Including55
20.12	Counterparts55
21.	DEFINITIONS55

Exhibit A–Map for New York City Metropolitan Area

Exhibit B–Walkaround Costumed Character Appearance Guidelines

Exhibit C–Costume Maintenance Guidelines

Exhibit D–Bay of Play/Safari of Fun

Exhibit E–Process for Product Development and Approval

Exhibit F–Provision to be Included in Licensee’s Contributor Agreements

Exhibit G–Manufacturer’s Agreement

Exhibit H–Current Sesame Element Characters

Exhibit I–Child Policy

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                                                                                                                                                  Page

LICENSE AGREEMENT

BETWEEN

SESAME WORKSHOP

AND

SEAWORLD PARKS & ENTERTAINMENT, INC.

This License Agreement (“Agreement”) is dated May 16, 2017 (“Effective Date”) and is made by and between SESAME WORKSHOP (“SW”) and SEAWORLD PARKS & ENTERTAINMENT, INC. (“SEA”, “Licensee” or “SeaWorld”).  SW is a New York not-for-profit corporation located at 1900 Broadway, New York, New York 10023.  SEA is a Delaware corporation located at 9205 SouthPark Center Loop, Orlando Florida 32819.  SEA is a wholly owned subsidiary of the publicly traded Delaware corporation SeaWorld Entertainment, Inc.  SW and SEA are each a “Party” and together are the “Parties.”

In consideration for the mutual obligations described below, SW and SEA hereby agree as follows:

1.BACKGROUND

Missions and Goals

.  SW enters into this Agreement to further SW’s mission to help children grow smarter, stronger, and kinder, and SW’s goals to maximize exposure of the Sesame Street® brand and mission and financial benefits to SW, through the development and operation of a coordinated portfolio of Standalone Parks and Sesame Lands in SEA-owned Theme Parks.  SW confirms and covenants that one of the most significant primary vehicles for promoting such mission is and will continue to be the “Sesame Street®” show and/or brand, and that SW will, throughout the Term, invest significant resources in the “Sesame Street®” show and/or brand to maintain it as a core focus, during the Term and within the Territory.  SEA enters into this Agreement to further and enhance SEA’s operation and promotion of its Theme Parks in the Territory and blending imagination with nature and enabling its guest to explore, inspire and act.

Prior Agreements

.  SW and SEA’s Affiliate, SeaWorld Parks and Entertainment LLC (“SPE”), are parties to a license agreement dated August 24, 2006 (as amended) regarding the use of the Sesame Street Elements in Sesame Lands (such agreement and amendments are referred to collectively as the “2006 Agreement”) and a license agreement dated April 1, 1983 (as amended) regarding the use of the Sesame Street Elements respecting the Langhorne Standalone Park (such agreement and amendments are referred to collectively as the “1983 Agreement”).  The 2006 Agreement and 1983 Agreement are referred to collectively as the “Prior Agreements.” SW and SEA agree that upon full execution of this Agreement, the Prior Agreements shall be terminated (and SEA shall cause SPE to execute this Agreement as indicated below to acknowledge such termination), and notwithstanding anything to the contrary in the Prior Agreements, SPE shall not have any rights (e.g., sell-off rights) upon termination, and all of SW’s and SPE’s obligations, responsibilities and liabilities with respect their acts and omissions under the Prior Agreements shall be governed by the terms of this Agreement.

2.GRANT OF RIGHTS

Sesame Street Elements

.

(a)“Sesame Street Elements” shall mean all current and hereafter developed or owned titles, marks, names, characters (including any new Sesame Street® characters shown on Sesame Street® and owned in whole or controlled by SW), images, likenesses, audio, video, audiovisual, logos, themes, symbols, copyrights, trademarks, service marks, visual representations and designs, and other intellectual property (whether in two- or three-dimensional form and including animated and mechanical representations) owned or controlled by SW (or its Affiliates), and associated with the “Sesame Street®” television property, whether previously (unless retired) or currently on “Sesame Street®” or whether hereafter developed or owned and Sesame Street Elements will also include the names and marks “Sesame Place” and “Sesame Land,” but expressly not include “Kermit the Frog.”  For illustrative purposes, a non-exhaustive list of the characters represented in the Sesame Street Elements in existence as of the date of this Agreement includes, but is not limited to, those characters set forth on Exhibit H.

(b)If a character will be retired by SW (i.e., SW has made a final definitive decision to stop using and licensing such characters) and SEA has any theming that includes such retired character, then SEA will have one (1) year to replace such theming following written notice and actual retirement of such character; and provided further that SW’s right to retire a character with respect to SEA’s use will not include retirement of a major character, including without limitation Big Bird, Elmo, Cookie Monster, Bert, Ernie, Grover, Oscar the Grouch, Count von Count, Mr. Snuffleupagus, Abby Cadabby or Julia (if Julia becomes a major character).

(c)Notwithstanding anything to the contrary, any use of the “Sesame Workshop” name and logo (including any successor name or logo or any house or umbrella brand) including (i) to the extent necessary to perform or exercise the rights and obligations under this Agreement (e.g., if related to sponsorship or social outreach); or (ii) to the extent necessary to depict the ownership of the Sesame Street Elements, is nonexclusive and will be subject to SW’s prior written Approval (as defined in Section 9.01).  However, both Parties will be permitted to use each other’s names and logos as required by law or regulators (including required public company filings by SeaWorld Entertainment, Inc.) and in connection with the identification or description of the relationship of the Parties.  Where feasible, SW will Approve pre-agreed form references for the Sesame Workshop name and logo.

License to SEA

.

(a)Subject to all the provisions of this Agreement, SW grants SEA a license during the Term and within the Territory, to use the Sesame Street Elements, as agreed and Approved by SW:

(i)in connection with the design, building, installation, theming, promotion, and operation of the existing Standalone Park in Langhorne (“Langhorne Standalone Park”) and additional Standalone Parks as mutually Approved under this Agreement;

(ii)in connection with the design, building, installation, theming, promotion, and operation of its existing Sesame Lands (currently known as Sesame Street® Bay of Play at SeaWorld® San Antonio, Sesame Street® Bay of Play at SeaWorld® San Diego, Sesame Street® Safari of Fun at Busch Gardens® Tampa, and Sesame Street® Forest of Fun at Busch Gardens® Williamsburg) (“Existing Sesame Lands”) and additional Sesame Lands as mutually Approved under this Agreement, including the Orlando Sesame Land pursuant to Section 6.03 hereof (and otherwise at SeaWorld Orlando pursuant to Section 10.03 until the Orlando Sesame Land opens);

(iii)in connection with Licensed Products as set forth in Section 7;

(iv)in marketing and promotional activities related to the Standalone Parks and Sesame Lands, including without limitation, marketing, advertising and promotion, character appearances and live presentations (both in park and in off-site promotional activities such as schools, parades, conventions, etc.), and the Licensed Products; it being understood that such marketing and promotion shall include all forms of media including but limited to print, television, the Internet, social media and other digital or similar platforms now existing or hereafter created throughout the world; and/or

(v)to seek and to enter into sponsorship agreements for specific sponsorship of Sesame Street®-themed Attractions subject to SW’s prior written Approval of the identity of the sponsor, general nature of the sponsorship and sponsorship acknowledgement and benefits.

(b)(i)The initial term of this Agreement will be from the Effective Date of this Agreement through December 31, 2031 (“Initial Term”).

(ii)Upon the actual opening date (the date opened to the public) of each new Standalone Park (as defined below), the Term of this Agreement will automatically extend for a period ending fifteen (15) years from December 31 of the year of such actual opening on identical terms and conditions (“Fifteen Year Extension”).

(iii)The Parties will have a mutual option to extend the Term for an additional five (5) years beyond the Fifteen Year Extension for both the Standalone Parks and Sesame Lands on identical terms and conditions mutually exercisable by the last business day of the ninth (9th) year of the Fifteen Year Extension.

(iv)Additionally, during the period commencing not less than six (6) years prior to the then scheduled expiration of the Term (whether the Initial Term or any extension to the Term), the Parties will exclusively negotiate diligently and in good faith for a period of one (1) year (such 1-year period, or longer if extended by mutual agreement, is referred to as the “Exclusive Negotiation Period”) following notice by either Party regarding potential renewal or extension of this Agreement.  In the event that such negotiations are not successful, after the Exclusive Negotiation Period, the Parties will be permitted to continue to negotiate on a non-exclusive basis.  Each Party acknowledges and agrees that, absent breach or early termination in accordance with this Agreement, during the Exclusive Negotiation Period, neither Party will be permitted to seek or entertain proposals from or negotiate, directly or indirectly, with any other person or entity regarding the subject matter of this Agreement in the Territory.

(v)The “Term” shall mean the Initial Term, each Fifteen Year Extension and any other renewals or extensions under this Agreement.  The “Opening Date” of a new Standalone Park or Sesame Land will be the earlier of the mutually agreed opening date stated or agreed to under Section 5 or Section 6.03(a) (“Mutually Agreed Opening Date”) or the actual opening date of such Standalone Park or Sesame Land.

(c)The territory in respect of SEA’s rights under this Agreement including the location and operation of Standalone Parks and Sesame Lands will be the United States of America, Puerto Rico and the U.S. Virgin Islands; except that the territory for marketing and promotion pursuant to Section 2.02(a)(iv) above is the world (the “Territory”).

(d)SEA will be entitled to use Sesame Street® walkaround characters for promotional appearances (e.g., Philadelphia Thanksgiving Parade, school visits, trade shows, hospitals, etc.) outside the Theme Parks operated by SEA that utilize the Sesame Street Elements under this Agreement (“SEA Theme Parks”), not to exceed fifty (50) miles from the promoted SEA Theme Park, to promote such SEA Theme Park in accordance with the following process: SEA will send SW a written request for Approval describing the specifics of the promotional appearance including dates, character, nature of the appearance and location, in an email with the subject line “SEAWORLD CHARACTER APPEARANCE OUTSIDE OF PARKS – URGENT”  to the attention of SW’s Vice President, Strategic Partnerships, Sponsorship & Themed Entertainment and SW’s Senior Vice President & General Manager, North America Media & Licensing (or such other persons as designated by SW).  If SW does not respond to the request within five (5) business days, the request will be deemed Approved.  The foregoing does not prohibit SEA from requesting a walk-around character promotional appearance outside the fifty (50) mile radius which would be subject to SW Approval (and would not be deemed Approved pursuant to the process above).  The Parties specifically agree that this is the only situation where non-response by SW is a deemed Approval under this Agreement.

(e)Use of the Sesame Street Elements at resorts or hotels owned or affiliated with SEA through SEA’s Official Hotel program (e.g., character breakfasts) will be subject to mutual Approval including good faith agreement on any applicable terms including financial terms.

New Characters

.  During the Term, with respect to any new characters in any new SW owned or controlled television show or digital series (with the understanding that such show or digital series will not be a substantial equivalent of “Sesame Street®” or feature any of the “Sesame Street®” characters), SW agrees that it will not grant Theme Park rights to such characters or series in the Territory without giving SEA an exclusive negotiating period of at least ninety (90) days to make an offer for such rights including remuneration to SW for the addition of such characters or series to this Agreement.  SW will present such opportunity in writing to SEA as soon as reasonably practicable.  Notwithstanding the foregoing, such exclusive negotiating period and right to make an offer will not apply if SW has granted or is required to grant such Theme Park rights for such television show or digital series to a production, distribution or financing partner or other entity that has entered into an agreement for financing, distributing or broadcasting the show or series.

SW’s Reserved Rights

.  SW reserves all rights not expressly granted to SEA and is free to exercise such rights (except for the restrictions expressly stated in this Agreement, including in Sections 3.02, 3.03, 3.04, 3.05, 3.08, 6.03(c) and 6.05(c)) at any time during the Term and within the Territory without obligation to SEA, commencing on the Effective Date of this Agreement.  SW agrees that, unless expressly permitted by this Agreement, such rights will not be exercised in connection with a SEA Competitor Theme Park as stated in Section 3.01.  SW’s reserved rights include without limitation the right to use or license the Sesame Street Elements in connection with live touring shows; museums; learning centers; schools; child care centers; after-school programs; walk-arounds; promotional events or tours; family shows, activities, events, and performances, and FECs (defined in Section 3.03(a)), and any limited engagement or other non-permanent venues or attractions, except to the extent of the restrictions expressly set forth in this Agreement, including in Sections 3.02, 3.03, 3.04, 3.05, 3.08, 6.03(c) and 6.05(c).

Confidential treatment has been requested with respect to information contained within the [*] marking.  Such portions have been omitted from this filing and have been separately filed with the Securities and Exchange Commission.

3.EXCLUSIVITY

Theme Park Definition

.

(a)  “Theme Park” shall mean a type of visitor attraction that meets the following:

(i)is in a permanent physical location (or a travelling equivalent thereof that remains at the same location for more than fourteen (14) days in any calendar year)

(ii)occupies at least [*] acres [*];

(iii)is primarily made up of outdoor Attractions;

(iv)is designed for a family experience generally longer than approximately five (5) hours;

(v)has a single admission ticket (other than special shows);

(vi)is designed, controlled and managed primarily for the enjoyment, amusement, and/or entertainment of the visiting public;

(vii)is primarily engaged in operating some combination of a variety of attractions (and includes at least [*] such Attractions) such as trams, mechanical rides, computer/arcade games and other games; education/discovery zones; participative demonstrations; interactive play areas (dry and/or water); tidal touch pools, petting zoos, and/or aviaries; aquariums, shows, parades, themed exhibits, live character shows/interaction and/or character dining or photos with characters, restaurants, refreshment stands, retail stores and picnic grounds (“Attractions”); and

(viii)is commonly known as a theme park, adventure park, amusement park, zoo and/or wildlife attraction or park, and/or aquarium.

(b)In addition to Theme Parks currently operated by SEA, the following is a non-exhaustive list of examples of competitor Theme Parks in the United States as of the date of this Agreement (“Competitor Theme Parks”) (for avoidance of doubt, the term “Theme Park” includes Competitor Theme Parks): Disneyland®, Magic Kingdom, Epcot, Disney’s Typhoon Lagoon, Disney’s Animal Kingdom®, Disney’s California Adventure™ Park, Disney’s Hollywood Studios™, Legoland®, Six Flags®, Universal Studios™, Universal’s Islands of Adventure™, Dollywood®, Silver Dollar City®, Cedar Point®, King’s Island®, HersheyPark®, Orlando Thrill Park, San Diego Zoo®, Paramount Parks, California’s Great America, Nickelodeon Universe®, Knott’s Berry Farm®, Soak City®, Fun Spot™ America, Dutch Wonderland®, Knoebels Amusement Resort, San Diego Safari Park®, Holiday World & Splashin’ Safari®, Silverwood Theme Park, Adventureland, Lake Compounce, Bay Beach Amusement Park, Virginia Safari Park, and Hawaiian™ Falls.  The Parties may by mutual agreement add to this list of Competitor Theme Parks.

Theme Park Exclusivity

.  The license granted to SEA under Section 2.02 will be exclusive in the Territory during the Term in that SW will not use, license or transfer to any third parties any right to use any Sesame Street Elements in all or any part of any Theme Park (other than as expressly set forth herein), subject to any reduction in SEA’s exclusive Territory under Sections 5 and 6.  There will be no other uses of the term “Sesame Place” during the Term in the Territory without SEA consent.  During the Term, there will be no other uses of the Sesame Place Big Bird logo/trademark () anywhere in the world.  In addition, during the Term and within the Territory, there will be no use of Big Bird alone (and in a group setting, no more prominent than other characters) in the name or logo for a Theme Park or FEC permitted under the terms of this Agreement.  For the avoidance of doubt, the immediately preceding sentence does not restrict SW’s ability to use the trademark Sesame Street® street sign () for any purpose.

Confidential treatment has been requested with respect to information contained within the [*] marking.  Such portions have been omitted from this filing and have been separately filed with the Securities and Exchange Commission.

Family Entertainment Centers

.

(a)A family entertainment center (“FEC”) shall mean a permanent physical facility that is not a Theme Park and that is designed and operated for the primary purpose of the entertainment (rather than education) of families and children, where the primary emphasis is on physical and interactive play, games, and activities.

(b)A “Small FEC” shall mean an FEC with the following characteristics:

(i)The total size of the Small FEC occupies less than [*]; and

(ii)The Sesame Street ®Attractions in such Small FEC will not be designed for a family experience longer than approximately two (2) hours (except for special event bookings such as kids’ birthday parties); and

(iii)The Attractions in such Small FEC will not contain any roller coaster rides, water rides, carnival-type amusement rides or flat rides; and

(iv)No more than twenty-five percent (25%) of public space (including Attraction space) of such Small FEC will be outdoors.

(c)A “Standard FEC” shall mean an FEC with the following characteristics:

(i)The total size of the Standard FEC occupies [*]; and

(ii)The Sesame Street® Attractions in such Standard FEC will not be designed for a family experience longer than approximately three (3) hours (except for special event bookings such as kids’ birthday parties); and

(iii)The Attractions in such Standard FEC will not contain any roller coaster rides, water rides, or carnival-type amusement rides and no more than a total of two (2) flat rides; and

(iv)No more than twenty-five percent (25%) of public space (including Attraction space) of such Standard FEC will be outdoors.

(d)A “Large FEC” shall mean an FEC with the following characteristics:

(i)The total size of the Large FEC occupies [*]; and

(ii)The Sesame Street® Attractions in such Large FEC will not be designed for a family experience longer than approximately four (4) hours (except for special event bookings such as kids’ birthday parties); and

(iii)The Attractions in such Large FEC will not contain any roller coaster rides or water rides and no more than a total of three (3) carnival-type amusement rides and/or flat rides; and

(iv)No more than twenty-five percent (25%) of public space (including Attraction space) of such Large FEC will be outdoors.

3.04FEC Restrictions.

(a)Subject to the carve-outs in Section 3.05 below, during the Term (but subject to Section 3.04(b)(ii)), SW agrees to the following restrictions regarding FECs (and SW is not restricted with respect to Small FECs, Standard FECs and Large FECs outside of the radius restrictions below) (with such radius restrictions measured by Google Earth or some similar mechanism to determine such distance “as the crow flies”):

(i)SW will not use, license or transfer the use of the Sesame Street Elements in any Small FEC that is located within a [*] radius of a Standalone Park (or a location where the Parties have mutually agreed to build a Standalone Park) or [*] radius of a Sesame Land (or a location where the Parties have mutually agreed to place a Sesame Land), and

Confidential treatment has been requested with respect to information contained within the [*] marking.  Such portions have been omitted from this filing and have been separately filed with the Securities and Exchange Commission.

(ii)SW will not use, license or transfer the use of the Sesame Street Elements in any Standard FEC that is located within a [*] radius of a Standalone Park (or a location where the Parties have mutually agreed to build a Standalone Park) or within a [*] radius of a Sesame Land (or a location where the Parties have mutually agreed to place a Sesame Land), and

(iii)SW will not use, license or transfer the use of the Sesame Street Elements in any Large FEC that is located within a [*] radius of a Standalone Park (or a location where the Parties have mutually agreed to build a Standalone Park subject to the Orlando Exception under Section 5.04(d) to the extent applicable) or within a [*] radius of a Sesame Land (or a location where the Parties have mutually agreed to place a Sesame Land).

(b)(i)Notwithstanding anything to the contrary, the restrictions in Section 3.04 and 3.05 do not apply to any authorized FECs that SW (or its FEC partner) has opened or that SW has contractually committed to open or authorized its FEC partner to open as permitted under this Agreement, prior to the Parties’ mutual agreement to build (and subject to SEA’s continuing diligent efforts to build in accordance with the terms of this Agreement) a new Standalone Park or Sesame Land in a specified location  that creates the relevant radius restriction in Section 3.04(a) or 3.05.  The Parties recognize that the FEC restrictions under this Agreement apply to the Langhorne Standalone Park and the existing Sesame Lands in existence on the Effective Date of this Agreement, the to-be-built Orlando Sesame Land and to any new Standalone Park and Sesame Land that the Parties mutually agree to build under this Agreement.

(ii)Notwithstanding anything to the contrary, following expiration of the Exclusive Negotiation Period in Section 2.02(b)(iv) without the Parties entering into an extension of the Term or new agreement, SW is free, during the remainder of the Term, to use, license or transfer the use of the Sesame Street Elements to develop and build FECs that are subject to restrictions (including mileage restrictions) on SW under this Agreement, so long as such FECs do not open until after the end of the Term.

(c)For the avoidance of doubt, in the event that SEA permanently closes or permanently ceases to operate any Standalone Park or Sesame Land or ceases to move forward with any new Sesame Land pursuant to Section 6.04, the FEC and other expressly stated restrictions in this Agreement associated with such Standalone Park or Sesame Land will no longer have any effect.

Carve-outs

.  To the extent that an FEC is restricted under Section 3.04, SW and SEA agree that notwithstanding such restrictions, SW reserves the right to use, license or transfer the use of the Sesame Street Elements in FECs (Small FECs, Standard FECs and/or Large FECs as specified below) in the following metropolitan areas in accordance with the following and Section 3.06.  Except as expressly set forth in Section 3.05(c)(v), “Metropolitan Area” shall mean the area designated by the United States Office of Management and Budget as the “metropolitan statistical area.”  The Approval standard for SEA referenced below in this Section 3.05 would include, among other things, good faith evaluation of data and other relevant information demonstrating any material negative or adverse consequences on the relevant Standalone Park or Sesame Land resulting from such FECs.

(a)Los Angeles (including Orange County, Long Beach, and Anaheim).

(i)SW may exercise such right immediately (or later as determined by SW) to build and open [*];

(ii)Starting five (5) years after the opening of such FEC in subsection (i) above, SW will have the right to propose to open up to [*] (the specific number requested will be at SW’s option) additional Small and/or Standard FECs, subject to SEA’s prior written Approval;

(iii)Other than the initial [*] FECs under (i) and (ii), additional FECs will be reviewed and Approved in groups of up to [*] FECs (the specific number requested will be at SW’s option);

(iv)Upon any such Approval of the additional FECs, SW will have the discretion to open some or all of the number of approved Small and/or Standard FECs upon notice to SEA; provided, however, that if good faith development of an Approved FEC has not started within five (5) years from the date of SEA’s Approval of the same (and continues to be diligently pursued), then SW shall be required to re-submit the request for such FEC to SEA (the Approval for the FECs that have begun development or have opened is not affected).

Confidential treatment has been requested with respect to information contained within the [*] marking.  Such portions have been omitted from this filing and have been separately filed with the Securities and Exchange Commission.

(b)Dallas.

(i)If SEA elects to build Standalone Park #2 in San Antonio (such decision will be made no later than [*] after the Effective Date of this Agreement), then

(A)From the date of SEA’s election and for [*] years starting from the Opening Date of Standalone Park #2 in San Antonio, SW will not open any FECs in the Dallas Metropolitan Area;

(B)After such period in (A) above, SW will have the right to propose to open up to [*] (the specific number requested will be at SW’s option) Small and/or Standard FECs in the Dallas Metropolitan Area, subject to SEA’s prior written Approval;

(C)Any additional Small and/or Standard FECs will be reviewed and Approved in groups of up to [*] FECs (the specific number requested will be at SW’s option);

(D)Upon any such Approval of the additional Small and/or Standard FECs, SW will have the discretion to open some or all of the number of approved Small and/or Standard FECs upon notice to SEA; provided, however, that if good faith development of an Approved FEC has not started within [*] years from the date of SEA’s Approval of the same (and continues to be diligently pursued), then SW shall be required to re-submit the request for such FEC to SEA (the Approval for the FECs that have begun development or have opened is not affected).

(ii)If SEA elects not to build Standalone Park #2 in San Antonio (such decision will be made no later than [*] after the Effective Date), SEA will inform SW promptly and upon such notice, SW will be free to exercise its reserved rights to build and open Small and/or Standard FECs in the Dallas Metropolitan Area at any time, upon notice to SEA but without the need for approval by SEA.

(iii)If SEA does not decide to open Standalone Park #2 in San Antonio (such decision being [*] after the Effective Date of this Agreement in San Antonio), but SEA elects to open a Standalone Park in San Antonio or Dallas after such [*] period, then the process set forth in Section 3.05(b) above would apply after SEA notifies SW of such decision to build a Standalone Park in San Antonio.

(c)New York City.

(i)Notwithstanding any restrictions in Section 3.04, starting on [*], SW will be free to use, license or transfer the use of the Sesame Street Elements to build and open [*] in the New York City Metropolitan Area;

(ii)Starting two (2) years after the opening of such FEC in subsection (i) above, SW will have the right to propose to open up to [*] (the specific number requested will be at SW’s option) additional Small and/or Standard FECs subject to SEA’s prior written Approval;

(iii)Other than the initial [*] Small and/or Standard FECs under (i) and (ii), additional FECs will be reviewed and Approved in groups of up to [*] FECs (the specific number requested will be at SW’s option);

(iv)Upon any such Approval of the additional Small and/or Standard FECs, SW will have the discretion to build and open some or all of the number of approved FECs upon notice to SEA; provided, however, that if good faith development of an Approved FEC has not started within five (5) years from the date of SEA’s Approval of the same (and continues to be diligently pursued), then SW shall be required to re-submit the request for such FEC to SEA (the Approval for the FECs that have begun development or have opened is not affected).

(v)New York City Metropolitan Area means within a 50-mile radius of SW’s offices at 1900 Broadway except that the boundary south and west of New York City will not include any location that is both west of Interstate 287 and south of Interstate 78 in New Jersey, as indicated in the map attached as Exhibit A.

Confidential treatment has been requested with respect to information contained within the [*] marking.  Such portions have been omitted from this filing and have been separately filed with the Securities and Exchange Commission.

(d)Washington D.C.

(i)At any time earlier than [*], if SEA elects to build a Standalone Park [*], SW will not open an FEC in the Washington, D.C.  Metropolitan Area until after [*].  Thereafter, starting [*], SW will have the right to propose to open up to [*] in the Washington, D.C. Metropolitan Area, subject to SEA’s prior written Approval;

(ii)At any time earlier than [*], if SEA decides that neither Standalone Park #2 nor Standalone Park #3 will be [*], SEA will inform SW promptly and upon such notice, SW will have the right to propose to open up to [*] Small and/or Standard FECs in the Washington, D.C. Metropolitan Area, subject to SEA’s prior written Approval.

(iii)Other than the initial Small and/or Standard FECs Approved pursuant to subsections (i) and (ii) above, additional FECs will be reviewed and Approved in groups of up to [*] FECs (the specific number requested will be at SW’s option);

(iv)Upon any such Approval of the above-described Small and/or Standard FECs, SW will have the discretion to build and open some or all of the number of approved Small and/or Standard FECs; provided, however, that if good faith development of an Approved FEC has not started within five (5) years from the date of SEA’s Approval of the same (and continues to be diligently pursued), then SW shall be required to re-submit the request for such FEC to SEA (the Approval for the FECs that have begun development or have opened is not affected).

(e)Detroit.

(i)SW may exercise such right immediately to use, license or transfer the use of the Sesame Street Elements to build and open one Large FEC in the Detroit Metropolitan Area;

(ii)SW may propose to open additional Large FECs subject to SEA’s prior written Approval; provided, however, that if any SEA Approved FEC is not built and opened within five (5) years from the date of SEA’s approval of the same, then SW shall be required to re-submit such request to SEA.

(iii)If at any point SEA does not retain national exclusivity pursuant to Section 5, SW will have the right to build and open a Standalone Park in Detroit Metropolitan Area upon not less than ninety (90) days’ notice to SEA but without the need for approval by SEA.

(iv)For clarity, SW is free to immediately exercise its reserved right to build and open Small and/or Standard FECs in the Detroit Metropolitan Area without the need for Approval by SEA.

SW’s FEC Partner and SEA

.  With respect to FECs opened pursuant to the carve-outs under Sections 3.05, 6.03(c) or 6.05:

(a)provided that SW’s FEC partner is amenable to co-investment by SEA, SW (or the SW’s FEC partner) will use good faith efforts to provide SEA with not less than one hundred twenty (120) days to negotiate a mutually acceptable co-investment in such FEC based on co-investment metrics substantially similar to those metrics for SW Standalone Park co-investments in Section 5.04(b); and

(b)SW will make reasonable efforts to facilitate discussions between the FEC partner and SEA regarding cross-promotions with SEA’s Standalone Parks and Sesame Lands.

Additional Carveouts

.  With respect to new Standalone Parks and Sesame Lands that SEA will build and open under this Agreement, any additional cities (and specific FEC requests) that SW may seek to be added as carve-outs under Section 3.05 based on restrictions and criteria similar to those set forth in Section 3.05 will be subject to SEA’s prior written Approval.

Confidential treatment has been requested with respect to information contained within the [*] marking.  Such portions have been omitted from this filing and have been separately filed with the Securities and Exchange Commission.

Additional Restrictions on SW

.

(a)(i)Notwithstanding SW’s reserved rights under this Agreement, SW agrees that, during the Term (but subject to Section 3.09), it will not use, license, or transfer the use of the Sesame Street Elements in any visitor attraction that meets all of the following within the Territory of SEA’s exclusive rights:

(A)that is a permanent physical location that is designed primarily for enjoyment, amusement and/or entertainment (and not primarily for education or other purposes) (or a travelling equivalent thereof that remains at the same location for more than fourteen (14) days in any calendar year);

(B)that is larger than a Large FEC;

(C)that meets a substantial number but not all of the remaining criteria in the definition of a Theme Park; and

(D)that reasonably is or would be considered to be (under a reasonable person standard) materially competitive with a Standalone Park or Sesame Land and inconsistent with SEA’s rights pursuant to this Agreement.

[*].  For clarity, this is not intended to impact SW’s ability to undertake its travelling live shows or its rights to build and operate Small, Standard and Large FECs pursuant to the terms of this Agreement.

(ii) SW will notify SEA in writing, with sufficient detail regarding the visitor attraction, including its nature and scope so that the Parties can evaluate such visitor attraction against the criteria of this Section 3.08(a), of its intent to build (or license) and open a visitor attraction that meets the conditions under (A) and (B); and the Parties agree to evaluate such proposed visitor attraction in good faith within sixty (60) days after SW’s written notice (and if necessary utilize dispute resolution hereunder). SW will include in its notice to SEA any market study or similar study to the extent SW has elected to obtain such study. To the extent a market study or similar study is undertaken by or with a partner of SW and such partner or the party conducting such market study requires confidential treatment of such study, SW will use good faith commercially reasonable efforts to obtain consent from such partner or market study party to disclose such market study to SEA, and SEA would enter an appropriate confidentiality agreement in connection therewith.

(b)Subject to the carve-outs in Section 3.05, during the Term (but subject to Section 3.08(e) and Section 3.09), SW will not have the following Sesame Street®-themed Attractions as permanent installations in any permanent physical location (or as a part of a travelling equivalent thereof that remains at the same location for more than fourteen (14) days in any calendar year) that is primarily for enjoyment, amusement and/or entertainment (but not for education or other purposes) and that is within one hundred (100) mile radius from a Standalone Park or a Sesame Land:  water rides, carnival-type amusement rides or flat rides, and/or character dining.

(c)SW agrees that during the Term (but subject to Section 3.09), it will not have any Sesame Street®-themed roller coaster anywhere that is within the Territory of SEA’s exclusive Theme Park rights under this Agreement, including Section 3.02.

(d)The Parties expressly agree that in no event will Sections 3.08(a) restrict SW with respect to any museum, learning center, school, child care center, after-school program, live show, Broadway-type show, cruise, hotel, resort or time-share (as such terms are commonly understood in the industry).

(e)Notwithstanding anything to the contrary, the restrictions in this Section 3.08 do not apply to any visitor attraction or Sesame Street-themed Attractions that have opened in accordance with the terms of this Agreement or that SW has contractually committed to open or authorized its licensee or partner to open as permitted under this Agreement, prior to the Parties’ mutual agreement to build (and subject to SEA’s continuing diligent efforts to build in accordance with the terms of this Agreement) a new Standalone Park or Sesame Land in a specified location that creates the relevant radius restriction in this Section 3.08.

Preparation for Post-Term

.  Notwithstanding anything to the contrary, following expiration of the Exclusive Negotiation Period in Section 2.02(b)(iv) without the Parties entering into an extension of the Term, (a) SW is free, during the remainder of the Term, to use, license or transfer the use of the Sesame Street Elements to develop and build visitor attractions (including Theme Parks and Attractions) that are within SEA’s exclusive rights or that are subject to restrictions on SW under this Agreement (and to enter into agreements with third parties), so long as such visitor attractions (including Theme Parks and Attractions) do not open until after the end of the Term and SW does not actively market (e.g., paid advertisement, sale of admission tickets, etc.) or permit active marketing of such visitor attractions sooner than six (6) months before the end of the Term; and (b) SEA is free, during the remainder of the Term, to design and build visitor attractions to replace or modify the Sesame Street®-themed Attractions (and to enter into agreement with third parties), so long as the Sesame Street-themed Attractions are not replaced or modified until after the end of the Term.

Requests for Changes

.  To the extent that either Party requests to undertake any activities that are not otherwise permitted under this Agreement (due to the grant of rights, restrictions or exclusivity existing as of the date of this Agreement) and that will not adversely affect the rights granted to or retained by the other Party, the Parties agree to consider such request in good faith, but shall not be obligated to approve such request or undertake any action or activity not required or contemplated by this Agreement.

4.CREATIVE DEVELOPMENT

Production of Live Presentations

.

(a)The Attractions at the SEA Theme Parks include character appearances using the Sesame Street® characters in walk-around costumes (e.g., parades, character dining, photo opportunities) (in accordance with the Walkaround Costumed Character Guidelines in Exhibit B and the Costume Maintenance Guidelines in Exhibit C) and live shows featuring the Sesame Street® characters and other Sesame Street Elements (collectively, the “Live Presentations”), as Approved by SW.  SEA may continue with the existing Live Presentations under the Prior Agreements as previously approved by SW without any additional SW Approval under this Agreement.

(b)The following will apply to all new Live Presentations developed by SEA under this Agreement.  SW will be informed in the early pre-production stages of any proposed Live Presentation (including material changes to an existing Live Presentation) and be given the opportunity to provide its feedback on the applicable production team and show concept.  SW will be forwarded production updates and script drafts during the pre-production and production processes of the Live Presentation.  SW will have prior written Approval over each Live Presentation before it is opened to the public.  Such Approval rights shall include Approval over all creative elements including (if applicable) the treatment, storyboards, script (first draft, second draft, final draft, polish), educational content, set designs, music and costumes.  Such Approval rights also include Approval over all Sesame Street® character talent, including voice talent, for the Live Presentations.  SW’s Approval rights also extend to the production quality, artistic values, technical workmanship, timeline, and overall content and quality of the Live Presentation.  Any on-site visits deemed necessary by SW in connection with its review and Approval of any and all Live Presentations shall be at SW’s sole cost and expense.

(c)SEA, at its expense, shall be responsible for producing, staffing, maintaining, and presenting the Live Presentations in accordance with the terms of this Agreement including SW’s Approval rights and shall be responsible for all associated costs including all production costs (and any overages) and all costs (where applicable) for hiring the producer, director, writers, performers (including character performers) and other talent, and clearing all necessary third party rights (e.g., unions, music publishers, public performance rights, etc.).

(d)The Parties acknowledge that VStar Theatrical, LLC is SW’s current preferred costume provider of costumes incorporating the Sesame Street Elements.  The Parties further acknowledge that SEA is not obligated in any way under this Agreement to engage VStar Theatrical, LLC, or any subsequent preferred costume provider of SW, as the provider of any costumes.

(e)The Parties agree that any shows developed hereunder at the cost of SEA may not be used during the Term by any third party without the Parties’ mutual agreement in each instance and reasonable remuneration for SEA.

Music

.  In regard to music used in connection with the SEA Theme Parks including the Attractions, Licensed Products, or marketing, advertising and promotional materials (“Marketing Materials”) (whether such music is owned or controlled by SW or a third party) (“Music”), SEA shall be responsible for obtaining all such Music, clearing all necessary third party rights, and paying all associated third party costs (including copyright fees, music publishing fees, musicians, producers, public performance fees, etc.) for such use including any Music used in the Live Presentations, such as on loudspeakers or as background in any areas of any of the SEA Theme Parks.  SEA and SW will mutually Approve the terms including financial terms applicable to use of master recordings owned or controlled by SW in accordance with the following: (i) SW will waive its fee for SEA’s use of the master recordings in the SEA Theme Parks but will charge SEA for any actual third party costs such as union obligations and (ii) with respect to musical compositions contained in such master recordings, the publishing rights to which are held by SW’s third party music publisher (currently Universal Music Publishing Group), SW will make commercially reasonable efforts to ensure that the terms including the fees charged to SEA will be no less favorable than the terms including fees charged to other third party partners of SW for comparable uses.

Video

.  In regard to video used in connection with the SEA Theme Parks including the Attractions, Licensed Products or Marketing Materials (whether such video is owned or controlled by SW or a third party) (“Video”), SEA shall be responsible for obtaining all such Video and clearing all necessary third party rights, and paying all associated third party costs including any payments due to writers, directors, musicians, and actors appearing in such Video.  SEA’s obligations with respect to any Music included in such Video are covered in Section 4.02.  SEA and SW will mutually Approve the terms including financial terms applicable to use of video owned or controlled by SW, which financial terms shall be reasonable in amount and not more than charged to any other third party partners of SW in light of SEA’s financial commitments hereunder.  Additionally, there shall be no charge payable to SW for SEA’s continued use of any existing Video in existing shows (e.g.  “A is for Africa”, “Elmo Rocks”).

Artwork

.  With respect to artwork (including drawings, sketches, graphics, photographs, and prints) bearing the Sesame Street Elements (“Artwork”) that SEA will use in connection with the SEA Theme Parks including the Attractions, Licensed Products, or Marketing Materials, SW will either furnish the Artwork to SEA or authorize SEA to create the Artwork.  With respect to Artwork furnished by SW, SEA shall pay SW’s costs as mutually agreed, including costs to create the Artwork and any payments to third parties (e.g., reuse payments to an artist for pre-existing Artwork).  In some instances, upon written request by SW, SEA will make such payments directly to the third party instead of to SW.  With respect to Artwork that SEA will create, SEA will create the Artwork by itself or subject to SW’s written Approval will retain a third party to create it.  SEA shall be responsible for contracting with the artists and obtaining all necessary third party rights for the use of such Artwork in accordance with this Agreement, and paying all associated third party costs.  Upon request by SW, SEA will provide to SW (or its designee) duplicates of Artwork created by SEA for SW’s internal use only unless otherwise agreed in writing by SEA and SW.  SEA will be reimbursed for all duplication costs.

Creative Materials

.  With respect to all work product associated with the Live Presentations such as scripts, treatments, drafts, music, lyrics, costume, designs, characters, etc. (“Live Presentation Materials”), Music, Video, Artwork, and any other materials that the Parties agree may be used by SEA under this Agreement, SEA shall be responsible for entering into agreements with the appropriate third parties on terms that are consistent with the terms of this Agreement, including SW’s ownership rights under Section 13, and paying all associated third party costs to the extent required herein.  SEA will provide SW with a copy of such agreements before they are signed as well as an executed copy after they are signed.  SEA may not use such Live Presentation Materials, Music, Video, Artwork and such other materials in any way other than as expressly permitted under this Agreement.  SEA shall maintain all costumes and show props used by SEA that are provided by SW in good condition, ordinary wear and tear and long-term use excepted, and deliver them to SW, at no charge to SW, promptly after the termination of this Agreement.

5.STANDALONE PARKS

Definition

.  A Standalone Park (“Standalone Park”) is a mutually agreed SEA-owned Theme Park themed with the Sesame Street Elements (named “Sesame Place®” or other mutually agreed upon “Sesame” brand) located in a location determined by SEA that is a standalone Theme Park (not part of another Theme Park) with separate admission (other than special shows, etc.).  The Standalone Park will otherwise meet all of the criteria for a Theme Park in Section 3.01, unless otherwise mutually Approved by the Parties.  If a Standalone Park will be co-located adjacent to a SEA Theme Park, it will have a separate gate and admission fee.

Confidential treatment has been requested with respect to information contained within the [*] marking.  Such portions have been omitted from this filing and have been separately filed with the Securities and Exchange Commission.

Langhorne Standalone Park

.  The currently existing Langhorne Standalone Park is pre-approved as a Standalone Park under this Agreement.  Throughout the Term, the Langhorne Standalone Park will continue as a Standalone Park with at least the same footprint size and number of Attractions as currently exists (subject to any mutually agreed strategy changes).  Subject to Force Majeure Events (and final Approval of the Parties (in accordance with the approval provisions)), SEA will do the following in the Langhorne Standalone Park: (i) [*], and (ii) in 2019, related to the 50th Sesame Street® anniversary, SEA will make certain SEA-determined marketable (rather than maintenance) capital improvements which could [*] reasonably determined by SEA.

Standalone Park #2

.  (a) Subject to Force Majeure Events, SEA will open a second (2nd) Standalone Park (“Standalone Park #2”) by the Mutually Agreed Opening Date of [*], in accordance with the table below.

STANDALONE PARK #2
Milestone	Date*
Concept Design Submitted to SW	[*] following full execution of this Agreement
Concept Design Approval by SW	Within [*] following submission above
Business Plan and Business Model (with projected revenues) provided to SW, not for Approval	Within [*] of Concept Design Approval by SW
Commence Construction	Within [*] of SW Approval of Concept Design
Mutually Agreed Opening Date for Standalone Park #2	[*]

*Dates other than the Mutually Agreed Opening Date are subject to adjustment.  Dates need to be flexible due to inherent market uncertainties and other factors.  Accordingly, other than as set forth in the following paragraph, the dates are for example purposes only and, for so long as SEA acts in good faith and diligently proceeds on the milestones, failure to achieve an actual milestone will not constitute a breach of this Agreement.  However, notwithstanding anything to the contrary, subject to Force Majeure Events or material delays in SW Approvals, the Mutually Agreed Opening Date above shall not be changed except by mutual written agreement.

(b)Subject to Force Majeure Events or material delays in SW Approvals, if SEA fails to open Standalone Park #2 by the Mutually Agreed Opening Date set forth above, unless the Parties otherwise mutually agree, SEA will pay SW liquidated damages, as the sole and exclusive remedy except as stated below in Section 5.03(c), an amount equal to [*] per day of delay until SW’s Decision Period below.  Such amount will be payable monthly in arrears.

(c)If (i) absent Force Majeure Events, SEA ceases to use good faith and diligent efforts to build and open Standalone Park #2 per the milestones above, and fails to recommence diligent efforts after thirty (30) days’ written notice from SW; (ii) at any time SEA informs SW that it has decided not to build and open Standalone Park #2 (SEA will promptly give written notice to SW of any such final decision) or (iii) subject to Force Majeure Events or material delay in SW Approvals, SEA fails to open Standalone Park #2 within one (1) year from the Mutually Agreed Opening Date, unless the Parties otherwise mutually agree, then SW will have rights as set forth below in this Section 5.03(c); provided, however, that if Standalone Park #2 is substantially complete or is only waiting on governmental authorizations, then SEA shall have an additional ninety (90) days (or such period of time required in connection with such governmental authorizations) to open Standalone Park #2, except that such additional ninety (90) days shall not apply to any delay due to any act or omission described in Section 16.02(a)(iv). Upon the occurrence of (i) or (iii) above, immediately upon completion of the dispute resolution process set forth in Section 17.01, SW will have a period up to sixty (60) days (“SW’s Decision Period”) to elect (A), (B) or (C) below. Upon the occurrence of (ii) above, SW shall not be required to complete the dispute resolution process set forth in Section 17.01, and SW’s Decision Period will begin immediately after SEA’s written notice to SW under (ii).

(A)SW may permit SEA to continue building Standalone Park #2 on a mutually Approved schedule and on terms to be mutually agreed and consistent with the material terms of Section 10 of this Agreement; or

Confidential treatment has been requested with respect to information contained within the [*] marking.  Such portions have been omitted from this filing and have been separately filed with the Securities and Exchange Commission.

(B)SW may terminate this Agreement under Section 16.02(a)(i) upon written notice to SEA and receive all applicable SEA Termination Fees under Section 16.02(c), or

(C)SW may terminate this Agreement in part only with respect to Standalone Park #2 and the right to develop future Standalone Parks and receive the applicable SEA Termination Fees under Section 16.02(c) and reduce the Territory for exclusivity to a [*] radius from the Langhorne Standalone Park and a [*] radius from any current or agreed upon Sesame Land (and otherwise to continue this Agreement with respect to all other rights and obligations of the Parties hereunder).

provided, however, that during SW’s Decision Period, SEA’s performance, payment and other obligations in Standalone Park #2 would be suspended and tolled.

(d)The Parties acknowledge that, during SW’s Decision Period, SW will be free to seek and entertain proposals from, and negotiate directly or indirectly with, any other person or entity regarding the rights granted to SEA under this Agreement.

5.04Standalone Park #3.

(a)Subject to Force Majeure Events, the Parties will evaluate a third (3rd) Standalone Park (“Standalone Park #3”), at a location to be determined by SEA.  SEA will evaluate the financial and operating viability for Standalone Park #3 and the performance criteria of the Sesame Street Elements in the SEA Theme Parks to determine whether to proceed with Standalone Park #3.  For “greenfield” Standalone Parks on lands not already owned or leased by SEA, SEA will offer SW the opportunity to co-invest as described below in this Section 5.04(a).  Financial viability criteria will include, among other things: the appropriate capital investment requirement and funding sources; an acceptable market demand/feasibility study; and a minimum internal rate of return of at least [*].

(b)SW will be provided the opportunity to co-invest cash, at a level from [*] as determined by SW, in a new Standalone Park (other than the Langhorne Standalone Park) that is not co-located with a SeaWorld or Busch Gardens park or other park owned by SEA (“SW Co-Investment”).  SW will have one (1) month (subject to extension pursuant to the timelines for evaluating and building future Standalone Parks) to elect whether or not to co-invest as stated in this Section 5.04(b).  The SW Co-Investment will be in a newly established joint venture entity on terms to be mutually agreed with rights commensurate with the extent of each Party’s equity investment.  The Parties will enter into an operating/LLC agreement to govern the SW Co-Investment which will address, among other things, percentage ownership, fair market value and capital contributions, distributions, governance provisions, transfer provisions, buy-sell and exit provisions and other appropriate provisions.  If SW elects to invest using a third-party partner, then (i) SW will establish a separate JV or entity for such investment which will be a party to the operating/LLC agreements, and (ii) the identity of such party will need to be reasonably acceptable to SEA acting in good faith (e.g., not a competitor of SEA or entity antagonistic to SEA or its mission and not SW’s FEC partner if such partner was not amenable to co-investment by SEA in the FECs under Section 3.06).

Confidential treatment has been requested with respect to information contained within the [*] marking.  Such portions have been omitted from this filing and have been separately filed with the Securities and Exchange Commission.

(c)Subject to Force Majeure Events, the later of the two (2) milestone guidelines (from the two columns below) will be used for evaluating and deciding whether to build Standalone Park #3 and for building the Standalone Park if so decided:

STANDALONE PARK #3
Milestone	Timeline*	Example Date*
Opening Date for SAP #2	[*]	[*]
SEA begins Feasibility Study	[*] from Opening Date for SAP #2	[*]
SEA completes feasibility study and presents SW with Co-Investment opportunity (with accompanying feasibility study, SEA assessment and business plan and location, and all necessary information)	[*] after beginning of feasibility study	[*]
SW decides to co-invest or not co-invest

[*] after SEA presents co-investment opportunity to SW; provided that if SW requires additional days to decide, then the subsequent milestones will be pushed back by the number of such additional days up to thirty (30) additional days in total

[*]
SEA decides to build or not build SAP#3	[*] after SW decision to co-invest or not	[*]
If build, Concept Design Submitted to SW	[*] after SEA decision	[*]
If build, Concept Design Approval by SW	Within [*] following submission above	[*]
If build, Commence Construction	[*] of SW approval of Concept Design	[*]
If build, Mutually Agreed Opening Date for Standalone Park #3	[*] after Commence Construction	[*]

*Dates other than the Mutually Agreed Opening Date are subject to adjustment.  Dates need to be flexible due to inherent market uncertainties and other factors.  Accordingly, other than as set forth in the following paragraph, the dates are for example purposes only and, for so long as SEA acts in good faith and diligently proceeds on the milestones, failure to achieve an actual milestone will not constitute a breach of this Agreement.  However, notwithstanding anything to the contrary, subject to Force Majeure Events or material delays in SW Approvals or SW’s extension of its co-investment decision, the Mutually Agreed Opening Date above shall not be changed except by mutual written agreement.

Confidential treatment has been requested with respect to information contained within the [*] marking.  Such portions have been omitted from this filing and have been separately filed with the Securities and Exchange Commission.

(d)If SEA decides to build Standalone Park #3 (with or without the SW Co-Investment), subject to Force Majeure Events, SEA will use good faith and diligent efforts to build and open Standalone Park #3 by the Mutually Agreed Opening Date for Standalone Park #3 per the milestone guidelines above.  If SEA decides to build and open Standalone Park #3 and then, absent a Force Majeure Event (i) SEA ceases to use good faith efforts to generally achieve the milestones above, and fails to recommence good faith efforts after thirty (30) days’ written notice from SW or (ii) informs SW that it has decided to cease to build and open Standalone Park #3) (the date that the cure period expires under (i) or the date that SEA informs SW under (ii) is the “Stop Date”), then for the period starting from the date SEA decided to build Standalone Park #3 and ending on the Stop Date (it is understood that the Stop Date will be no later than the Mutually Agreed Opening Date for Standalone Park #3), SEA will pay SW liquidated damages, as the sole and exclusive remedy, an amount equal to [*] per day for such period.  Starting on the Stop Date, or on the date that SEA gives SW written notice that it will not build and open Standalone Park #3, SEA will no longer have the right to build and open Standalone Park #3 and the Territory for exclusivity will be reduced to (i) a [*] radius from any other existing or agreed upon Standalone Park, and (ii) a [*] radius from any current or agreed upon Sesame Land, but there will be no right of SW to terminate this Agreement; provided that if SEA opens and continues to operate Standalone Park #2 or Standalone Park #3 in Williamsburg, SW will not open a Standalone Park in Atlanta, and if SEA opens a Standalone Park in Orlando, the [*] radius above in relation to the Standalone Park in Orlando will be increased to [*] (“Orlando Exception”).

Standalone Park #4

.  The potential building and opening of the fourth (4th) Standalone Park (“Standalone Park #4”) will follow the same process and relative timeline as Standalone Park #3.  If SEA elects to build and open Standalone Park #4, the national exclusivity set forth herein will remain unchanged for the remainder of the Term.  If SEA does not open Standalone Park #4, then starting on the Stop Date for Standalone Park #4 or on the date that SEA gives SW written notice that it will not build and open Standalone Park #4, SEA will no longer have the right to build and open Standalone Park #4 and the Territory for exclusivity will be reduced to (i) a [*] radius from any other existing or agreed upon Standalone Park, and (ii) a [*] radius from any current or agreed upon Sesame Land, but there will be no right of SW to terminate this Agreement; provided that if SEA opens and continues to operate Standalone Park #2 or Standalone Park #3 in Williamsburg, and except as permitted under Section 3.04(b), SW will not open a Standalone Park in Atlanta (“Atlanta Exception”), and if SEA opens a Standalone Park in Orlando, the Orlando Exception will apply.

SW Evaluation of Additional Standalone Parks

.  In the event that SEA elects not to build Standalone Park #4 under Section 5.05, SW may elect to conduct its own evaluation of whether to build Standalone Park #4.  If SW desires to proceed with building the Standalone Park, SW will offer SEA the opportunity to co-invest (and provide SEA with the feasibility study by a reputable firm, SW assessment and business plan and location, and all reasonable information including material financial terms for SEA to make an informed decision) on substantially the same terms as the Parties had the right to co-invest in Standalone Park #3.  If SEA decides to co-invest, then the Parties will jointly proceed with Standalone Park #4 and SEA’s co-investment will be on terms consistent with those for SW Co-Investment under Section 5.04(b).  If SEA decides to not co-invest, SW will be free in its discretion to proceed with the Standalone Park without SEA (“SW Standalone Park” refers to any Standalone Park opened by SW without SEA as permitted under this Agreement); provided that SW agrees that it will not offer material terms (including investment terms, royalty and compensation terms, ongoing investment requirements and other material terms) that are materially more favorable to a third party than SW offered to SEA.  The SW Standalone Park will not be within a [*] radius from an existing or agreed upon Standalone Park and will not be within a [*] radius from an existing or agreed upon Sesame Land, and will not violate the Atlanta Exception or Orlando Exception, if applicable.

Quality of SW Standalone Parks

.  SW agrees that if SW builds or licenses a third (3rd) party to build SW Standalone Parks as permitted under this Agreement, the quality of such SW Standalone Parks and the customer experience in the SW Standalone Parks will be generally consistent with the quality of the SEA-operated Standalone Parks and customer experience in a SEA-operated Standalone Parks of substantially similar size and scope.  If it is reasonably determined that the SW Standalone Parks do not meet such quality level, SW will have a cure period of one (1) year to bring the SW Standalone Parks up to the required quality level.

SEA’s Option for Future Standalone Parks

.  SEA will have the option to evaluate and make a decision whether or not to build future Standalone Parks (and if SEA will decide to build, to offer the SW Co-Investment opportunity to SW), in accordance with the same process as described above for Standalone Park #3, with the same milestones and general procedure.

Confidential treatment has been requested with respect to information contained within the [*] marking.  Such portions have been omitted from this filing and have been separately filed with the Securities and Exchange Commission.

Standalone Park Refresh & Improvement

.

(a)On a regular ongoing basis, SEA will maintain, refresh, update, improve and/or make appropriate capital improvements (including capital expenditure allocations of major Attractions on a regular basis) (“Improvements”) to each Standalone Park as determined by SEA in good faith based on customary industry standards in the Theme Park industry generally.  To that end, SEA will commit (i) commencing in 2018, to spend an average (on a rolling 5-year basis) of a minimum of [*] per calendar year for the Langhorne Standalone Park; and (ii) commencing five (5) years after the Opening Date of a Standalone Park to spend an average (on a rolling 5-year basis) of a minimum of [*] per calendar year for each new Standalone Park; in each case to make Improvements to such Standalone Parks.  It is SEA’s intent that such standards help to maintain the goodwill and image of all of its SEA brands and of the Sesame Street Elements and enhance the guest experience.  Starting in calendar year 2023, the minimum expenditure will increase by an escalator in accordance with the table below for the Langhorne Standalone Park.  For new Standalone Parks, the Parties will mutually agree on a table with similar annual escalators for each new Standalone Park, and consistent with the expenditure commitment in (ii) above.

Expenditures on Langhorne Standalone Park Improvements (in thousands)	Five-year period ending … (amounts in thousands)
	2022 (2018-2022)	2023 (2019-2023)	2024 (2020-2024)	2025 (2021-2025)	2026 (2022-2026)	2027 (2023-2027)	2028 (2024-2028)
5-year rolling average	[*]	[*]	[*]	[*]	[*]	[*]	[*]
Percentage increase from prior 5-year rolling average		0.3%	0.6%	0.9%	1.2%	1.5%	1.5%

Subject to Section 5.09(b), for each 5-year period ending in the years after 2028, the percentage increase will continue to be one and one-half percent (1.5%) annually from the average expenditures for the prior 5-year period.

(b)During the final four (4) years of the Term or as otherwise set forth in Section 16.03(c), SEA will have no further obligations to make Improvements under this Section 5.09.

Standalone Park Marketing Commitment

.  Subject to Force Majeure Events, during each calendar year of the Term, for each Standalone Park, SEA will spend at least [*] of projected Standalone Gross Receipts for such calendar year for each such Standalone Park and, on a rolling 5-year basis, at least [*] of the average Standalone Gross Receipts for the five (5) preceding calendar years for each such Standalone Park, on marketing, advertising and promotion of each such Standalone Park. Despite the foregoing, during the last six (6) months of the Term, SEA’s obligations under this Section 5.10 will cease during such six-month period.

6.SESAME LANDS

Definition

.  A Sesame Land (“Sesame Land”) will be a designated area of Attractions within a SEA Theme Park (without separate admission ticket) designed for approximately a two (2) hour family experience; and with the Attraction area containing various Sesame Street®-themed Attractions.

Confidential treatment has been requested with respect to information contained within the [*] marking.  Such portions have been omitted from this filing and have been separately filed with the Securities and Exchange Commission.

Existing Sesame Lands

.

(a)Each of the Existing Sesame Lands is pre-approved as Sesame Lands under this Agreement.  SEA will maintain the continued rights to use the Sesame Street Elements, and continue to operate the Sesame Street® attractions at the Existing Sesame Lands with at least the same footprint size and number of Attractions as they currently exist (subject to any mutually Approved strategy changes).  If Standalone Park #2 is co-located with a SEA Theme Park that has a Sesame Land, the applicable Sesame Land will close in conjunction with the opening of the new Standalone Park #2, specifics to be mutually Approved.  Similarly, if a future Standalone Park will be built near one of the other existing SeaWorld® or Busch Gardens® Theme Parks (e.g. SeaWorld® of Texas), then such Sesame Land will be permitted to be discontinued at the election of SEA at such time that such new Standalone Park opens to the public.

Orlando Sesame Land

.

(a)Subject to Force Majeure Events, SEA commits to building and opening a Sesame Land at SeaWorld® in Orlando (“Orlando Sesame Land”) by the Mutually Agreed Opening Date of [*].  The Sesame Land at SeaWorld® in Orlando will be [*], unless otherwise mutually agreed.

(b)Subject to Force Majeure Events or material delays in SW Approvals, if SEA fails to open the Orlando Sesame Land under Section 6.03(a) by the Mutually Agreed Opening Date, unless the Parties otherwise mutually agree, then SEA will pay SW liquidated damages, as the sole and exclusive remedy an amount equal to [*] per day of delay until the decision is made under Section 6.03(c) below.  Such amount will be payable monthly in arrears.

(c)If (i) absent Force Majeure Events, SEA ceases to use good faith and diligent efforts to build and open the Orlando Sesame Land in accordance with the terms of this Agreement, and fails to recommence diligent efforts after thirty (30) days’ written notice from SW; or (ii) at any time SEA informs SW that it has decided not to build and open the Orlando Sesame Land under Section 6.03(a) (SEA will promptly give written notice to SW of any such final decision) or (iii) subject to Force Majeure Events or material delays in SW Approvals, SEA fails to open the Orlando Sesame Land within one (1) year from the Mutually Agreed Opening Date, unless the Parties otherwise mutually agree, then

(A)all of SEA’s rights with respect to the Orlando Sesame Land will terminate,

(B)SEA will pay SW the applicable SEA Termination Fees under Section 16.02(c), and

(C)Notwithstanding any restrictions in Sections 3.04 and 3.05, and notwithstanding any mileage restrictions based on the Sesame Land in Tampa, SW will be free to build and operate up to two (2) Small and/or Standard FECs in the aggregate, in the Orlando Metropolitan Area; provided that if SW builds a FEC in the Orlando Metropolitan Area, SEA at its option may discontinue use of the Sesame Elements (and cease payment of any related license fees or guarantees) in SeaWorld Orlando.

Additional Sesame Lands

.  In the event that SEA desires to include a Sesame Land in any other SEA Theme Park, SEA will notify SW in writing of such intent and then the Parties will discuss such opportunity in good faith and if Approved by SW the Parties will mutually agree as to the terms and conditions for such Sesame Land consistent with the provisions of this Agreement.

Closing Sesame Lands

. If at any time SEA permanently closes or permanently ceases operation of an Existing Sesame Land or the Orlando Sesame Land (after it has opened) (“Closed Sesame Land”), other than to replace it with a Standalone Park, then

(a)all of SEA’s rights with respect to such Sesame Land will terminate,

(b)SEA will pay SW the applicable SEA Termination Fees under Section 16.02(c), and

Confidential treatment has been requested with respect to information contained within the [*] marking.  Such portions have been omitted from this filing and have been separately filed with the Securities and Exchange Commission.

(c)Notwithstanding any restrictions in Sections 3.04 and 3.05, SW will be free to build and operate FECs in the location of the Closed Sesame Land unless such Sesame Land is within the restricted area of another Standalone Park or Sesame Land; provided, however, in the event that SEA voluntarily permanently closes the Sesame Land in Tampa, SW will be free to build and operate one (1) Small or Standard FEC in the Tampa Metropolitan Area; provided that such FEC will not be opened prior to the expiration of the liquidated damages period of four (4) years or shorter under Section 16.02(c)(ii) and may be no closer than a fifty (50) mile radius of SeaWorld® Orlando (as the crow flies).

6.06Ongoing Investment

(a)On a regular, ongoing basis as provided in this Agreement, SEA will make Improvements to each Sesame Land as determined by SEA in good faith based on customary industry standards in the Theme Park industry generally and on a basis similar to Attractions in the SEA Theme Park where such Sesame Land is located (taking into account ordinary course rotation of Improvements of overall Attractions within each such SEA Theme Park).  It is SEA’s intent that such standards help to maintain Sesame Lands in a manner consistent with Theme Park excellence, and uphold the goodwill and image of all of its SEA brands and of the Sesame Street® brand and enhance the guest experience.

(b)Subject to Force Majeure Events, SEA commits to spend a minimum of [*] combined in the aggregate on a rolling three-year basis (i.e., the then current calendar year and the two (2) preceding calendar years) in Improvements to the Sesame Lands.  Such minimum expenditure will begin in 2018 and continue throughout the Term, except as stated in Section 6.04(d).  The minimum expenditure will increase by an escalator each year, and also will increase to [*] in 2024, in accordance with the table below.  The above minimums are based on appropriate Improvements to each of the three (3) Sesame Lands with the fourth Sesame Land being replaced by a co-located Standalone Park #2 (currently the three Sesame Lands are expected to be San Diego, San Antonio and Tampa) until the opening of the Sesame Land in Orlando, and thereafter are based on appropriate Improvements to each of four (4) Sesame Lands.  If there are greater or fewer than the assumed number of Sesame Lands, the minimum expenditure will be adjusted on a pro rata basis.

Expenditures on Sesame Lands Improvements (in thousands)	Three-year period ending … (amounts in thousands)
	2020 (2018-2020)	2021 (2019-2021)	2022 (2020-2022)	2023 (2021-2023)	2024 (2022-2024)	2025 (2023-2025)	2026 (2024-2026)
3-year rolling total	[*]	[*]	[*]	[*]	[*]	[*]	[*]
Percentage increase from prior 3-year rolling total		0.5%	1.0%	1.5%	4.1%	3.5%	2.9%

Subject to Section 6.04(d), for each 3-year period ending in the years after 2026, the percentage increase will continue to be one and one-half percent (1.5%) from the expenditures for the prior 3-year period.

(c)Improvements to the currently existing Sesame Lands in Tampa, San Antonio, and San Diego between 2018-2020 will include the following items in the reasonable discretion of SEA, starting in 2018:

(i)Live Performance Updating: As a part of the specific efforts described in this Section 6.06, and subject to popularity ratings, guest satisfaction, or other factors, SEA will consider in good faith replacing, updating or otherwise revitalizing live shows within each of the Sesame Lands starting with the 2018 season with an updated, revitalized or new show or new, refreshed or updated creatives, music, vocal records, sets or other components that properly reflect the popular components of the Sesame Street® brand attributes.  Such considerations could include evaluation of the following:

(A)SeaWorld San Antonio – “Elmo Rocks” or “A is for Africa”

(B)Busch Gardens Tampa – “Elmo Rocks” or “A is for Africa”

(C)Busch Gardens Williamsburg – “Elmo Rocks”

(D)SeaWorld San Diego – “Elmo Rocks”

(ii)General Area Updating: As a part of the specific efforts in this Section 6.06, SEA will:

(A)Update graphics for replacing signage with latest Sesame visual packaging where appropriate.

(B)To the extent appropriate, provide new costumes based on the most high-profile characters.

(C)Perform general re-fresh painting and upgrading of appropriate areas as reasonably required.

(d)During the final (4) years of the Term or as otherwise set forth in Section 16.03(c), SEA will have no further obligations to make Improvements under this Section 6.06.

7.LICENSED PRODUCTS

Rights Granted

.

(a)Subject to all the provisions of this Agreement, SW grants SEA a license during the Term and within the Territory, to use the Sesame Street Elements, as agreed and Approved by SW:

(i)to develop and manufacture or have developed and manufactured products that utilize the Sesame Street Elements (“Developed Licensed Products”) or to purchase products that utilize the Sesame Street Elements from SW’s third party licensees (“Acquired Licensed Products”) (collectively, Developed Licensed Products and Acquired Licensed Products, including their associated product packaging, will be referred to as “Licensed Products”);

(ii)to market, promote, advertise, distribute and sell the Licensed Products within each of the SEA Theme Parks and through online stores on the SEA’s websites and targeted primarily to consumers in the Territory (e.g., internet webpages being limited to English or Spanish or such other languages as may be Approved by SW during the Term) (collectively, the “Authorized Sales Areas”); provided that, if any sales by SEA outside the Territory will conflict with any exclusive rights granted by SW to a third party, SEA will cease such sales upon written notice from SW; and

(iii)to contract with third party vendors (“SEA’s Vendors”) to promote, distribute and sell the Licensed Products within the Authorized Sales Areas, subject to SW’s prior written Approval of the identity of, and the specific rights to be granted to, SEA’s Vendors.

(b)The Parties agree that any Developed Licensed Products and/or any proprietary technology developed at SEA’s cost in connection with Developed Licensed Products may not be used by any third party without SEA’s prior written Approval in each instance.  SEA acknowledges that third parties may distribute products that are similar to such Developed Licensed Products so long as such products are independently developed by or on behalf of such third party.

(c)SEA will not have any rights to use the Sesame Street Elements for premiums or promotional items without SW’s prior written Approval.

Retail Space

.

(a)SEA hereby agrees that each Standalone Park will contain dedicated space (each space, a “Retail Space”) within such Standalone Park where it will primarily sell Licensed Products.  SEA shall be permitted to sell other products that are not Sesame Street®-branded (“Other Products”) in the Retail Space.

(b)SEA hereby agrees that each Sesame Land will contain Retail Space within or adjacent to such Sesame Land where it will sell Licensed Products.  SEA shall be permitted to sell Other Products in such Retail Space, provided the Licensed Products constitute at least fifty percent (50%) of all products available for sale in such Retail Space.

(c)The Parties shall discuss in good faith the location and size of each Retail Space; provided, however, the determination of the location and size of each Retail Space shall be in SEA’s sole discretion.

SEA’s and SW’s Names on Licensed Products

.  To the extent reasonably practicable given the size and nature of the Developed Licensed Product, SEA shall include its name, trade name, and address in irremovable form (e.g., a sticker would not be sufficient) on the packaging of each Developed Licensed Product so that the public can identify SEA as the source and distributor of the Developed Licensed Product.  SEA also shall include in irremovable form (e.g., a sticker would not be sufficient) on such product packaging SW’s name, URL and other corporate information (e.g., description of not-for-profit status), in accordance with commercially reasonable guidelines or instructions provided by SW.  Except as otherwise agreed to by SW, SEA shall include the Sesame Street® logo on the product packaging in a manner that is no less prominent than the applicable SEA Theme Park name.

Samples

.

(a)SEA shall deliver twelve (12) units of each Developed Licensed Product to SW at SW’s address above, at no cost to SW, promptly upon or before their initial shipment to the SEA Theme Parks for quality control purposes only and not for any other use.

(b)Subject to availability, SEA shall sell to SW at SEA’s actual cost to develop in the case of a Developed Licensed Product and at SEA’s actual cost to acquire in the case of an Acquired Licensed Product such reasonable number of units of any Licensed Product as SW may from time to time request.  SW may use such Licensed Products as it deems appropriate (e.g., to sell or give to SW’s employees), except that SW may not resell such units to the general public.

(c)SEA will not pay SW any royalties for units of the Licensed Products given or sold to SW under this Section 7.04.

8.ADDITIONAL SEA AND SW COMMITMENTS

SEA Responsibilities Generally

.  Throughout the Term, SEA shall operate the Attractions and be responsible for the maintenance, improvement, safety, quality control, marketing and promotion of the SEA Theme Parks and Attractions.  SEA is solely responsible for all development, production, manufacturing, safety and quality control matters, and packaging for each Developed Licensed Product, and the warehousing, marketing, advertising, promotion, distribution, sales, shipping, billing, collection and the like with respect to each Developed Licensed Product and Acquired Licensed Product.

Language

.  All text that will appear in or on the Developed Licensed Products (including packaging) or in Marketing Materials shall be in English and/or Spanish or such other languages as may be Approved by SW during the Term.

Ratings Data

.  At least four (4) times per year, simultaneous with its delivery of royalty statements as described in Section 10.06, SEA shall deliver to SW such guest ratings surveys, guest penetration data and other applicable guest satisfaction information it has compiled with respect to the Standalone Parks and Sesame Lands, and with respect to Sesame Lands SEA shall deliver to SW comparative data that SEA generates in the ordinary course on the Sesame Street-themed Attractions as compared to the non-Sesame Street elements in the SEA Theme Park containing the applicable Sesame Land (“Ratings Data”).  The Ratings Data is proprietary for SEA and is for the sole internal use of SW and may not be shared with any other third parties by SW without the express written consent of SEA.  Notwithstanding the foregoing, SW acknowledges that not all of the SEA Theme Parks operate on a year-round basis and therefore agrees that for such SEA Theme Parks, SEA shall not be obligated to deliver such Ratings Data for such SEA Theme Parks for the calendar quarters such SEA Theme Parks are not open.

Tickets

.  Upon request, SEA will provide SW with up to two hundred fifty (250) complimentary admission tickets in the aggregate (not for resale) in each year of the Term for admission to SEA-operated parks (other than Discovery Cove).

Brand Board

.

(a)The Parties will establish a Brand Board with a mandate to maintain and grow the Sesame Street® brand at SEA Theme Parks (including merchandising, marketing and promotions).  The Brand Board will consist of SEA managers (including a designated SEA brand manager primarily focused on the Sesame Street® brand and SW managers (including a designated SW brand manager primarily focused on the Standalone Parks, Sesame Lands and implementation of this Agreement) with the purpose of focusing on maximizing the Sesame Street® brand at the Standalone Parks and within Sesame Lands at the SEA Theme Parks and consistent with SW’s mission.

(b)Senior management of SEA and SW will hold business review meetings at least two (2) times a year and review and discuss the plans, strategies and financials of the business including progress and milestones in the development of the new Standalone Parks.  Each Party will be responsible for all costs of its respective members of the Brand Board.

Quality Offerings

.  Both SEA and SW will commit to upholding the quality of their respective product offerings.  On a regular and ongoing basis, SEA will maintain the quality of its product offerings at SEA-owned Theme Parks to achieve its purpose of providing broadly accessible, quality entertainment experiences and engagement for its guests.  On a regular and ongoing basis, SW will maintain the quality of its Sesame Street® offerings, including creation of new content for consumption or other use by its primary audience on appropriate platforms, to achieve its purpose of providing offerings that are broadly available to consumers and that maintain the impact of SW’s mission with its audience.

Inspection

.  SW may periodically inspect the SEA Theme Parks for purposes of quality control and determining SEA’s compliance with the terms of this Agreement, and SEA shall be entitled to guide SW employees through a SEA Theme Park (and all business areas) for such inspections.  SW will provide SEA with two (2) weeks’ prior written notice prior to any inspection and shall adhere to all generally applicable SEA site control policies and procedures.

Public Announcements

.  Neither Party shall issue a press release, make any public announcement, or make or authorize the publication of any article, either externally or internally, which identifies, relates to, or otherwise gives publicity to this Agreement or the terms hereof without the prior written Approval of the other Party in each instance, except as required by applicable laws, rules and regulations.

SW Services

.  The Parties may agree to have SW provide certain services (which do not include brand approvals and brand consultation) in the development of the Sesame Street® Attractions (e.g., creation of content) on terms to be mutually agreed.

9.APPROVALS

Definition

.  “Approval” or “Approved” or “Approve” means the right to approve, not to be unreasonably withheld, conditioned, delayed or denied.

Rights of Approval

.  SEA acknowledges that in order to (i) ensure that the appearance, quality, marketing and promotion of the Attractions and the appearance, quality, manufacturing, marketing, sale, distribution and other exploitation of the Licensed Products are consonant with SW’s name and reputation for quality and with the goodwill associated with SW and the Sesame Street Elements, and are used in a manner contextually and creatively consistent with the use of the Sesame Street Elements, (ii) ensure the protection of SW’s copyrights and trademarks, and (iii) advance SW’s educational and business interests, SW retains the right to Approve: (a) all aspects of all Attractions, all Live Presentations and all Live Presentation Materials that are based on the Sesame Street Elements; (b) each Licensed Product (including packaging) at each stage of product development (where applicable) as specified in Exhibit E; (c) all marketing and promotional activities and all Marketing Materials prior to SEA’s use thereof; (d) all markings, legends, and notices on or in association with the Licensed Products including packaging; and (e) any use of any element of the Sesame Street Elements for any purpose.

Approval Process

.

(a)With respect to all approvals under any provision of this Agreement by SW which do not have a specific response time expressly set forth in this Agreement or is otherwise agreed upon by the Parties in writing, SEA at its expense will submit concepts, items and/or other matters for written Approval to SW accompanied by SW’s approval submission forms if applicable and in each instance providing relevant context or materials so as to facilitate a timely and informed decision.  SW will notify SEA of its Approval (or disapproval) of any submission within ten (10) business days after receipt of such submission.  If SW fails to respond to such submission within such ten (10) business day period, SEA may resubmit such concepts, items and/or other matters to SW’s Senior Vice President & General Manager, North America Media & Licensing, or his or her successor or designee with a prominent cover note stating “SECOND SUBMISSION FOR APPROVAL,” and he or she will notify SEA of his or her Approval within ten (10) business days, providing a reasonably detailed explanation of the reasons for any disapproval.  In exercising its rights to grant or withhold Approval in each instance, SW may take into consideration such pedagogic, mission related, safety, aesthetic, brand and other considerations as SW reasonably determines in good faith.  If SW does not approve or disapprove a “SECOND SUBMISSION FOR APPROVAL” within the applicable timeframe, such submission shall be deemed approved.  If an item approved for a particular use is being considered for another use, SEA must re-submit such item to SW for a new Approval; provided, however, SEA shall not be required to re-submit an item for Approval for use at one SEA Theme Park if SW has previously approved such item and such use for another SEA Theme Park within the previous twenty-four (24) months.  SW’s Approval of any submission shall not affect SEA’s obligations with respect to the Attractions and the Licensed Products (e.g., product safety) nor shall SW’s disapproval of any submission affect SEA’s obligations to perform under this Agreement.  SEA agrees not to release, market, distribute, sell or otherwise make any use of an item requiring SW Approval unless SW has approved such item in accordance with this Section 9.03.  Upon thirty (30) days’ prior written notice to SEA, SW may withdraw any Approval previously granted; provided, however, such withdrawal shall be made in good faith and not be unreasonably made and SW shall promptly reimburse SEA for all expenditures made or liabilities incurred in reliance on such prior Approval; provided, however, SW shall not be required to reimburse SEA for such expenditures made or liabilities incurred in the event SW withdraws its Approval because it learns: (i) of a defect in the Developed Licensed Product, or (ii) that SEA has failed to disclose material information which would inform SW’s decision to approve SEA’s submissions hereunder.  If such withdrawal of prior Approval by SW causes SEA to then miss a deadline or satisfy a requirement hereunder, SEA will not be considered to be in breach as a result thereof.

(b)If there is a recurring pattern of SW not responding to requests for Approvals within the time limits specified in Section 9.03(a), a member of the senior management of each Party will meet to review and modify the process above.  To the extent that SW’s failure to respond to requests for Approvals within the time limits specified in this Section 9.03(b) causes SEA to not meet any deadlines it has committed to SW under this Agreement, SEA will not be responsible or liable to SW for such missed deadlines and such deadlines will be tolled and extended to reflect the period of delay.

(c)With respect to all approvals under any provision of this Agreement by SEA which do not have a specific response time expressly set forth in this Agreement or is otherwise agreed upon by the Parties in writing, SW at its expense will submit items for written Approval to SEA accompanied by any agreed approval submission forms if applicable and in each instance providing relevant context or materials so as to facilitate a timely and informed decision.  SEA will notify SW of its Approval (or disapproval) of any submission within ten (10) business days after receipt of such submission, other than with respect to a submission to build FECs, which shall be subject to a one hundred twenty (120) day period.  If SEA fails to respond to such submission within such ten (10) business day period, SW may resubmit such items to SEA’s designated Sesame brand manager, or his or her successor or designee with a prominent cover note stating “SECOND SUBMISSION FOR APPROVAL,” and he or she will notify SW of his or her Approval within ten (10) business days, providing a detailed explanation of the reasons for any disapproval.  If SEA does not approve or disapprove a “SECOND SUBMISSION FOR APPROVAL” within the applicable timeframe, such submission shall be deemed approved.  If there is a recurring pattern of SEA not responding to requests for Approvals within the time limits specified in Section 9.03(c), a member of the senior management of each Party will meet to review and modify the process above.  To the extent that SEA’s failure to respond to requests for Approvals within the time limits specified in this Section 9.03(c) causes SW to not meet any deadlines it has committed to SEA under this Agreement, SW will not be responsible or liable to SEA for such missed deadlines and such deadlines will be tolled and extended to reflect the period of delay.

Confidential treatment has been requested with respect to information contained within the [*] marking.  Such portions have been omitted from this filing and have been separately filed with the Securities and Exchange Commission.

10.ROYALTIES AND LICENSE FEES

Payments

.  In consideration for the license and rights granted to SEA under this Agreement, SEA will pay SW the annual license fees and royalties as described in this Section 10.

10.02Standalone Parks.

(a)Starting as of January 1, 2017 until December 31, 2017, SEA will pay SW a royalty of [*] for the Langhorne Standalone Park.  With respect to Standalone Gross Receipts generated by SPE for the period from January 1, 2017 through the Effective Date of this Agreement, SEA hereby agrees that it will be responsible for reporting such Standalone Gross Receipts to SW and making the same payments to SW that SPE would have made had SPE reported the same under the Prior Agreements (at the same time that SEA reports and makes payment to SW for Standalone Gross Receipts generated by SEA).  SEA will make all necessary arrangements with SPE in order to effectuate the foregoing.

(b)Starting as of January 1, 2018, SEA will pay SW a base royalty of [*] for each Standalone Park on amounts up to Standalone Gross Receipts that are equal to the total prior calendar year’s Standalone Gross Receipts for the applicable Standalone Park (“Prior Year Standalone Gross Receipts”).  To the extent that Standalone Gross Receipts in any Standalone Park for a calendar year exceed Prior Year Standalone Gross Receipts, SEA will pay SW an additional amount (the “Standalone Royalty Escalation Payments”) as follows:

(i)If current year Standalone Gross Receipts exceed Prior Year Standalone Gross Receipts [*] or less, then SEA will pay SW [*] on the incremental amount over Prior Year Standalone Gross Receipts [*], such payment to be made within thirty (30) days following the end of the applicable calendar year.

(ii)If current year Standalone Gross Receipts exceed Prior Year Standalone Gross Receipts by greater than [*], then SEA will pay SW [*] on the incremental amount over [*], such payment to be within thirty (30) days following the end of the applicable calendar year.

A sample calculation, for illustration purposes only is set forth below:

Prior Year Standalone Gross Receipts	[*]
Current Year Standalone Gross Receipts	[*]
Base Royalty	[*]	[*]
Between [*] over Prior Year Standalone Gross Receipts	[*]	[*]
[*] of Prior Year Standalone Gross Receipts	[*]	[*]
Total Royalty Paid		[*]

SEA will pay SW’s royalty at the same rates applicable to Standalone Gross Receipts for the remaining years of the Term, with the understanding that the formula above will reset each year such that the base will be equal to the immediately preceding year’s total Standalone Gross Receipts.

(c)“Standalone Gross Receipts” means all receipts from all business conducted on the premises of a given Standalone Park, including related parking, but excluding sales and excise (including local amusement) taxes; if the concessions are licensed, only SEA’s portion will be included; provided, however, SEA agrees that it will not materially change from its present business model for the use of licensed concessions in a way that will materially reduce royalties to SW without SW’s prior written Approval.  Standalone Gross Receipts will not include sponsorship payments for sponsorship of an Attraction until such payments (in the aggregate for each sponsored Attraction) equal the capital cost to SEA of such sponsored Attraction.  Any sponsorship payments in excess of such capital cost will be included in Standalone Gross Receipts.

(d)Notwithstanding the foregoing, if SW’s actual royalties earned from Standalone Gross Receipts for the five-year period from [*] for the same period, then the royalty rates above will be replaced with a [*] royalty of Standalone Gross Receipts for the rest of the Term.  Otherwise the royalty structure above remains the same throughout the Term.

Confidential treatment has been requested with respect to information contained within the [*] marking.  Such portions have been omitted from this filing and have been separately filed with the Securities and Exchange Commission.

(e)The same royalty terms and calculations will apply to each Standalone Park.

10.03Sesame Lands and SeaWorld Orlando.

(a)The 2017 annual license fee for the Sesame Lands and SeaWorld Orlando will remain as follows:

(i)Orlando:  [*]

(ii)San Diego:  [*]

(iii)Williamsburg:  [*]

(iv)Tampa:  [*]

(v)San Antonio:  [*]

The Parties acknowledge that SPE has already paid SW the above annual license fee under the 2006 Agreement.

(b)Starting on January 1, 2018 (except for Orlando as indicated below), the annual license fee for each full calendar year for each Sesame Land will increase to the amounts listed below:

(i)Orlando:  [*] starting when the Orlando Sesame Land opens (the annual fee will continue at [*] until the Orlando Sesame Land opens).

(ii)San Diego:  [*]

(iii)Williamsburg:  [*]

(iv)Tampa:  [*]

(v)San Antonio:  [*];

Provided, that if a new Standalone Park is built and co-located with a Sesame Land, the prorated annual license fee for such Sesame Land will cease as of the actual opening date of such new Standalone Park and SW shall either provide a credit or a pro rata refund to SEA for any partial calendar year based on the number of days such Sesame Land was open.  The annual license fee will increase by [*] each year of the Term commencing on January 1, 2019.  SEA will pay the annual license fee for each calendar year on January 15th of such year (or if January 15 is not a business day, the next following business day).

Licensed Products

.

(a)Starting as of January 1, 2017 (and in accordance with Section 10.04(b)) and throughout the rest of the Term, SEA will pay SW a [*] royalty on the Licensed Product Gross Receipts earned at each Sesame Land in connection with the sale of Licensed Products including all food and beverage items utilizing the Sesame Street Elements and any events utilizing the Sesame Street Elements for which a separate fee within the Sesame Land is charged (“Licensed Products Royalty”).  Royalties for Licensed Products in the Standalone Parks are calculated as set forth in Section 10.02 (i.e., included in Standalone Gross Receipts).

(b)With respect to Licensed Product Gross Receipts generated by SPE for the period from January 1, 2017 through the Effective Date of this Agreement, SEA hereby agrees that it will be responsible for reporting such Licensed Product Gross Receipts to SW instead of SPE and making the same payments to SW that SPE would have made had SPE reported the same (at the same time that SEA reports and makes payment to SW for Licensed Product Gross Receipts generated by SEA).  SEA will make all necessary arrangements with SPE in order to effectuate the foregoing.

Confidential treatment has been requested with respect to information contained within the [*] marking.  Such portions have been omitted from this filing and have been separately filed with the Securities and Exchange Commission.

(c)Starting as of January 1, 2018, SEA will provide an annual system-wide (for all Sesame Lands) guaranteed minimum Licensed Products Royalty equal to seventy-five percent (75%) of the average aggregate Licensed Products Royalty for the previous three-year period on a rolling basis with an annual floor of [*] until such time as SEA opens the Orlando Sesame Land in which case the floor will increase to [*] (“Minimum Sesame Land Royalty Guarantee”).  The Minimum Sesame Land Royalty Guarantee will increase by [*] annually throughout the Term.  If Standalone Park #2 opens and is co-located with a SEA Theme Park that has a Sesame Land which is eliminated (in accordance with the terms of this Agreement), then the Minimum Sesame Land Royalty Guarantee will be reduced by [*] from its value at that time.  If future Standalone Parks are co-located with a SEA Theme Park, similar pro-rata adjustments will be made to the Minimum Sesame Land Royalty Guarantee.

(d)SW will ensure that it maintains licensing arrangements with a variety of vendors so that Licensed Products available for sale by SEA are generally of at least the same scope and quality as the Licensed Products historically available to SEA in order to satisfy the Minimum Sesame Land Royalty Guarantee.  It is understood that at the execution of this Agreement, SEA currently pays royalties to SW in addition to royalties paid to SW by the manufacturers of the Acquired Licensed Products.  SW will use good faith, commercially reasonable efforts to include a royalty free right for SEA to purchase Acquired Licensed Products from SW licensees as the SW licenses with major SW product manufacturers are entered into, renegotiated or extended. For the avoidance of doubt, there is no obligation for SW to change current agreements solely for this modification. Such adjustments will be effective for SW licensees to sell product royalty-free to SEA beginning in the calendar year following the opening of Standalone Park #2.  On an annual basis, SEA will provide SW with a list of the major manufacturers from which SEA purchases the Acquired Licensed Products. SEA agrees that it will use good faith efforts to pass through reductions in the price charged by major SW product licensees due to the royalty-free nature of the sale, subject to other bona fide business expense increases such as labor costs.  In the event no modifications to the royalty structure currently in place are made by the opening of Standalone Park #2, the Parties will work together in good faith to adjust this Agreement respecting such royalty structure.

(e)“Licensed Product Gross Receipts” means all receipts in connection with the sale of Licensed Products, less any sales, use, excise, amusement, or other taxes (excepting any income tax) collected or imposed by any local, state, and/or federal taxing authority, any refund credit or allowance given to any customer, any employee discount, and any amounts paid to any SEA Theme Park independent concessionaires or licensees; provided, however, SEA agrees that it will not materially change from its present business model for the use of licensed concessions in a way that will materially reduce royalties to SW without SW’s prior written Approval.  Licensed Product Gross Receipts will not include sponsorship payments for sponsorship of an Attraction until such payments (in the aggregate for each sponsored Attraction) equal the capital cost to SEA for such sponsored Attraction.  Any sponsorship payments in excess of such capital cost will be included in Licensed Product Gross Receipts.

Royalty Payments

.

(a)“Accounting Period” means monthly with respect to Standalone Parks and calendar quarters with respect to Sesame Lands.  No later than thirty (30) calendar days after the end of any Accounting Period in which SEA owes SW royalties, SEA shall pay SW all such royalties owed.  Such payments are in addition to the annual License Fees described in Section 10.03.  No royalty payments may be credited against any annual License Fees.

(b)SEA will report and pay to SW any Standalone Royalty Escalation Payments under Section 10.02(b) in the royalty report for the Accounting Period in which the Standalone Royalty Escalation Payments are generated.

(c)In addition, with respect to the Minimum Sesame Land Royalty Guarantee, in the reporting for the Accounting Period ending on December 31st of each calendar year of the Term, SEA shall report and pay to SW, on a non-refundable basis, any Guarantee Shortfalls for such calendar year.  A “Guarantee Shortfall” is the amount by which the earned royalties generated from Licensed Product Gross Receipts by SEA for any calendar year is less than the applicable Minimum Sesame Land Royalty Guarantee for such calendar year.  If such earned royalties for any calendar year exceed the applicable Minimum Sesame Land Royalty Guarantee for such calendar year, then SEA shall pay SW the full amount of the earned royalties including the amounts in excess of the applicable Minimum Sesame Land Royalty Guarantee for such calendar year.  If this Agreement expires or terminates with respect to a Sesame Land before the end of a calendar year, the Minimum Sesame Land Royalty Guarantee will be pro-rated (based on the number of days in the year prior to expiration or termination divided by three hundred sixty-five (365)), and the pro-rated amount will be substituted for the Minimum Sesame Land Royalty Guarantee in the foregoing calculations.

Confidential treatment has been requested with respect to information contained within the [*] marking.  Such portions have been omitted from this filing and have been separately filed with the Securities and Exchange Commission.

(d)All payments to SW under this Agreement shall be in U.S. dollars.  In connection with payments due to SW under this Agreement, SEA shall be solely responsible for and shall pay all taxes and withholdings of any kind.  However, SW shall be solely responsible for taxes (if any) based on SW’s income.  SW represents and warrants that it is a nonprofit educational 501(c)(3) organization with charitable, tax-exempt status and therefore exempt from income tax withholding requirements and agrees that it will promptly complete and deliver to SEA all paperwork reasonably requested by SEA (including, but not limited to, California Form 590) in order for SEA to be able to rely on such exemption.  SW will indemnify and hold SEA harmless from any liability incurred by SEA as a result of SW’s breach of the foregoing representation and warranty. All payments to SW under this Agreement shall be made by wire transfer in immediately available funds [*], or by such other reasonable method as SW may advise SEA in writing.

(e)(e)All payments to SW under this Agreement shall be made by wire transfer in immediately available funds [*], or by such other reasonable method as SW may advise SEA in writing.

10.06Statements.

(a)No later than thirty (30) calendar days after the end of each Accounting Period during the Term, SEA shall deliver to SW a complete and accurate royalty statement for each SEA Theme Park with respect to revenues generated for that SEA Theme Park during the applicable Accounting Period, in electronic format, and broken out by revenue source (e.g., ticket sales, product sales, etc.).  SEA shall furnish such royalty statements even if no royalty payments are due for an Accounting Period.  SEA will use the royalty templates currently used (by SPE) and provide at least the same information as currently provided to SW.

(b)Within fifteen (15) calendar days after the end of each month of the Term, subject to any restrictions related to public company requirements, SEA shall furnish to SW a written estimate of the revenues used for calculating payments due SW hereunder for such month including sales of Licensed Products in both unit and monetary amounts.

(c)SEA will provide SW with revenue forecasts upon request, but no more than four (4) times per calendar year during the Term.

(d)For each calendar year during the Term in which SEA is obligated to make expenditures on Improvements, in the statement for the Accounting Period ending on December 31st, SEA will report to SW in reasonable detail on its expenditures on Improvements for such calendar year with respect to each Standalone Park and each Sesame Land.

10.07Audits.

(a)During the Term and for a period of at least thirty-six (36) months thereafter, SEA shall maintain complete and accurate books and records relating to the financial terms of this Agreement, including computation of SW’s royalties and SEA’s expenditures on Improvements.  SW or its designated representative shall have the right, during the Term and for thirty-six (36) months thereafter (but not more frequently than one (1) time a year), at SW’s sole cost and expense, to examine and audit such books of account and records related to the financial terms of this Agreement.  Such examination shall be made in a reasonable manner by prior appointment with one week’s notice during normal business hours and at the location where such books of account and associated documents are maintained.  SEA shall reasonably cooperate with SW in facilitating such examination.

(b)During the Term and for a period of at least thirty-six (36) months thereafter, SW shall maintain such books and records (collectively, “Records”) as are necessary to substantiate that all invoices and other charges submitted to SEA for payment hereunder were valid and proper, and no payments have been made, directly or indirectly, by or on behalf of SW to or for the benefit of any employee or agent of SEA who may reasonably be expected to influence SEA’s decision to enter into this Agreement, or the amount to be paid by SEA pursuant hereto.  As used in this Section 10.07(b), “payment” shall include money, property, services and all other forms of consideration.)  SEA and/or its representatives shall have the right at any time during normal business hours, upon two (2) weeks prior written notice, to examine such Records.

(c)If an audit indicates monies due to SW, then SEA shall, within thirty (30) days of completion of the audit, pay such deficiency together with interest from the date the deficiency was due and payable until paid at an interest rate of one percent (1%) per month.  If the deficiency exceeds ten percent (10%) of the amount paid to SW for the audited Accounting Periods, then SEA shall also promptly pay for or reimburse SW for all reasonable costs of such examination.  If an audit indicates monies due to SEA, then SW shall, within thirty (30) days of completion of the audit, pay such overage together with interest from the date the overage was paid at an interest rate of one percent (1%) per month.

Confidential treatment has been requested with respect to information contained within the [*] marking.  Such portions have been omitted from this filing and have been separately filed with the Securities and Exchange Commission.

(d)SW’s receipt or acceptance of any statement furnished pursuant to this Agreement or of any payment shall not preclude SW from questioning the correctness of such statement or payment up to thirty-six (36) months after receipt of such statement or payment by SW and shall not limit any other rights that SW may have under this Agreement or otherwise.  After such thirty-six (36) month period after receipt by SW of such statement or payment, such statement or payment shall be deemed final and binding.

(e)The provisions of this Section 10.07 shall survive the expiration or earlier termination of this Agreement.

Costs Generally

.  Except as expressly set forth in this Agreement, each Party is responsible for its own costs in connection with its activities under this Agreement.

11.SPONSORSHIP

Subject to Force Majeure Events, SEA commits to pay SW sponsorship fees (“Sponsorship Fees”) for 2018, 2019 and 2020 as follows:

Year	Sponsorship Fee	Payment Date
2018	[*]	January 15, 2018 (or if not a business day, the next succeeding business day)
2019	[*]	January 15, 2019 (or if not a business day, the next succeeding business day)
2020	[*]	January 15, 2020 (or if not a business day, the next succeeding business day)

for sponsorship of Sesame Street® content in exchange for the following deliverables to promote the SEA brands (but not the Sesame Place brand or any other Sesame Street Elements due to guidelines or regulations of the government, industry or SW) in 2018 with future deliverables to be mutually agreed upon and Approved by the Parties.  Following the initial three (3) year cycle, the Parties will each commit to a good faith review and consideration to continue to engage in a mutually satisfactory extension of the sponsorship.  The specific execution of the sponsorship deliverables described below will be subject to the Parties’ mutual agreement (by September 30 of the prior year), and to the extent any of the elements listed below are not available or otherwise provided, SW will provide alternative elements as mutually agreed commensurate with the amount of the Sponsorship Fee.

(a)TV / Sesame Street® program:

(i)Fifteen second (:15) sponsorship message at both the top and tail of each episode of Sesame Street® on PBS Kids (airs once or twice daily on PBS Kids or other applicable network if applicable and permitted); and if applicable and permitted by HBO on HBO Go;

(b)Digital:

(i)Expanded SEA presence on Sesame Street® digital platforms (e.g., SEA Sponsorship pre-roll messages aligned with Sesame Street® content on PBS Kids Free Player App)

(ii)Coverage across sesamestreet.org, sesameworkshop.org, pbskids.org and social media as appropriate -- logo coverage and acknowledgement where appropriate;

Confidential treatment has been requested with respect to information contained within the [*] marking.  Such portions have been omitted from this filing and have been separately filed with the Securities and Exchange Commission.

(c)Sponsor logo on press materials related to the Sesame Street® show;

(d)Use of “Proud Sponsor of Sesame Street®” on SeaWorld website, marketing materials and communications;

(e)Opportunity to develop cross-promotional programs with other Sesame Street® sponsors and partners;

(f)Use of Sesame Street® character images in conjunction with SEA’s educational messaging for its Foundation; and

(g)Other benefits mutually agreed to by the Parties, including other media exploitation.

(h)All aspects of the sponsorship of the Sesame Street® series will be in accordance with SW and PBS guidelines and policies and applicable laws and regulations including FCC and CARU (Children’s Advertising Review Unit) rules and regulations in force at the time of broadcast.

(i)SEA at its expense will produce and deliver to SW the sponsorship acknowledgements and sponsorship messages, on a timely basis to meet the associated production schedules as specified by SW.

(j)Any references to SEA as sponsor shall be subject to each of SW’s and SEA’s prior written Approval.

12.CHARITABLE FUNDING

Charitable Programs

.  The Parties acknowledge that each of SW and SEA have independent charitable and social outreach programs and efforts and they will be mutually supportive of their respective missions behind such efforts.  The Parties will consider in good faith any programs that may jointly benefit both Parties’ missions.  The Parties acknowledge the objective of such charitable programs to help support both the charity and serve as goodwill for the Parties.  Accordingly, SEA and Sesame will explore opportunities in good faith, as feasible, in communities near the Langhorne Standalone Park (Bucks County) and/or other Standalone Parks.

Charitable Contribution

.  Subject to Force Majeure Events, commencing in 2018, in addition to the separate Gala table commitment set forth in Section 12.03, SEA commits to contribute [*] in cash (or through the efforts set forth below) in each of 2018, 2019 and 2020 to support SW’s mission.  SEA will make the annual contribution at the end of each year, by December 31st of such year.  SEA will make the annual contribution, which in SEA’s discretion either will be in cash from SEA directly or potentially from cash proceeds generated through the activities described below (or a combination thereof).  The intention is for SEA and SW to work together to generate as much of the [*] as possible through the fundraising activities described below.  SEA’s support of SW’s charitable mission also may include (i) in-kind donations of tickets or experiences for use with beneficiaries or in connection with charitable auctions (in-kind donations will not count toward the [*] cash contribution); (ii) subject to applicable laws, rules and regulations, potential SW social outreach promotions at Standalone Parks and SEA owned Theme Parks (or at least the Sesame Lands within the SEA owned Theme Parks) (e.g., Yellow Feather Fund Day offering the opportunity for park guests to donate to the Yellow Feather Fund); (iii) subject to applicable laws, rules and regulations, potential Sesame social outreach promotions with SEA employees; and/or (iv) subject to applicable laws, rules and regulations, potential merchandising promotions in SEA owned Theme Parks with net profits donated to the SW social outreach programs.  Following the initial three (3) year cycle, the Parties will each commit to a good faith review and consideration to continue to engage in a mutually satisfactory extension of successful fundraising activities and new fundraising activities.

Gala

.  SEA will provide support of [*] annually during the Term for the SW’s non-profit Gala (or its successor), with appropriate recognition as a Gala sponsor and admission for a number of SEA guests commensurate with a comparable sponsorship or financial commitment.

Recognition

.  In acknowledgement of SEA’s contributions under Sections 12.02 and 12.03, SEA will be recognized as a funder in connection with SW’s Gala (or its successor) on a level commensurate with SEA’s total combined contributions under such sections, such recognition to appear in the Gala event program and promotional materials; and SEA will receive any other mutually agreed upon benefits.

13.OWNERSHIP; INTELLECTUAL PROPERTY

Ownership of SW Materials

.

(a)In recognition of SW’s ownership and substantial investment in the Sesame Street Elements, and the need for SW to protect the integrity of the Sesame Street Elements, SW shall own all right, title and interest (including all trademarks, copyrights, registrations, renewals and extensions throughout the world) in and to the SW Materials, except for rights of use expressly granted to SEA in this Agreement.  The “SW Materials” shall mean (i) the Sesame Street Elements, (ii) the Sesame Elements in Marketing Materials (subject to Section 13.06), (iii) all Live Presentations including all Live Presentation Materials (except for inventions or patents that are not based on, derived from, or incorporate any of the SW Materials), (iv) all Artwork, (v) all Video, (vi) all Music created under this Agreement to the extent it is based on, derives from, or incorporates the Sesame Elements, (vii) all embodiments (including embodiments of the foregoing in tools, molds, models, plates and other manufacturing materials), derivations, adaptations, and versions of the foregoing, including all works in progress and including all contributions made by SEA or by a third party on behalf of SEA to the foregoing, (viii) all contributions or materials provided by SW, and (ix) the overall Licensed Products (even though SEA may own portions of the Licensed Products pursuant to Section 13.06).  To the extent that the Licensed Products incorporate any educational or editorial content, such content shall be included within the definition of “SW Materials.”  SW shall have the sole right to register copyrights and trademarks in the SW Materials.  Notwithstanding the foregoing, in no event shall anything in this Agreement be deemed to transfer any existing intellectual property right of SEA or its Affiliates in the SEA Materials (as hereinafter defined), including without limitation any Marketing Materials containing both SEA and SW intellectual property.  Additionally, SW agrees that it will not use any SEA developed Marketing Materials, Live Presentations, Artwork, Video or Music during the Term with any third party without SEA’s prior written Approval and for remuneration reasonably requested by SEA.

(b)Other than SEA’s employees acting within the scope of their employment, SEA shall obtain written agreements from all persons and entities (“Contributors”) who make contributions including derivations, adaptations, and versions of the SW Materials (“Contributions”) on behalf of SEA establishing that their Contributions shall be considered works made for hire for SEA under U.S. copyright laws.  SEA shall ensure that, to the extent that all right, title and interest to such Contributions do not vest in SEA by reason of being works made for hire, such Contributors irrevocably assign and transfer to SEA all of their right, title and interest to their Contributions.  SEA’s agreements with Contributors shall contain substantially the same provision as contained in Exhibit F, and shall otherwise be consistent with the terms of this Agreement.  SEA shall provide copies of such agreements to SW as requested.  SEA shall not incorporate any credit of any kind to any third party in connection with the SW Materials without the prior written Approval of SW.

(c)SEA hereby irrevocably assigns and transfers to SW all of its right, title and interest to any Contributions made by SEA or by a third party on behalf of SEA to the SW Materials that incorporate Sesame Street Elements subject to the restrictions on use of Developed Licensed Products and shows in Section 4.01(e).  SEA shall notify SW when SEA or any third party on behalf of SEA makes any Contributions with respect to the SW Materials.

(d)Other than the rights of use expressly granted to SEA and the restrictions imposed on SW under this Agreement and subject to SEA’s ownership rights set forth in Section 13.06, SW reserves all rights to the SW Materials and shall be free to exercise such rights at any time without any obligation to SEA.

Legal Notices

.  SEA shall include in the Developed Licensed Products (both the product packaging and the actual product, unless otherwise specifically agreed to by SW) and the Marketing Materials, in an irremovable form (e.g., a sticker would not be sufficient unless otherwise Approved by SW in advance), copyright, trademark and other notices reasonably requested by SW in order to protect SW’s interests including all intellectual property rights.

Validity of Sesame Street Elements

.  SEA acknowledges and agrees that it (i) will not attack the validity of the rights granted under this Agreement, (ii) will not knowingly do anything that might impair or infringe any of the Sesame Street Elements, (iii) will not claim adversely to SW any right, title or interest in any of the Sesame Street Elements and (iv) will not use or register as a trademark any item that is the same as or confusingly similar to any of the Sesame Street Elements.  All uses of the Sesame Street Elements shall inure to the benefit of SW, subject to the terms of this Agreement.

13.04New Trademarks.

(a)SEA at its own cost shall be responsible for ensuring that all new product names and new trademarks that SEA desires to create in connection with the Attractions, Developed Licensed Products, Live Presentations, or any Sesame Street®-related materials, will not infringe the rights of any third parties, and SEA shall conduct all necessary searches and clearances.  Without limiting the foregoing obligations of SEA, SEA shall obtain SW’s written Approval before using such product names and new trademarks in association with the Sesame Street Elements.

(b)Any trademark registrations for such product names and new trademarks developed in connection with the Attractions, Developed Licensed Products, Live Presentations, or any Sesame Street®-related materials hereunder that are based on, derived from, or incorporate any of the SW Materials (including the names and attributes of the characters included in the Sesame Street Elements) will be filed by SW and will be treated as part of the Sesame Street Elements and SEA will reimburse SW’s costs (including actual reasonable outside counsel fees) in connection with such registrations.  Any trademark registrations for such product names and new trademarks developed in connection with the Attractions, Developed Licensed Products, Live Presentations, or any Sesame Street®-related materials that are not based on, derived from, or incorporate any of the SW Materials will be filed by SEA at its own expense, and will be treated as part of SEA Materials.  If SW requires SEA to use in connection with the Attractions, Licensed Products, Live Presentations, or any Sesame Street®-related materials a new trademark created by SW, SW will conduct searches and clearances and will file for trademark registrations for such new trademarks, all at SW’s expense, and such trademarks will be treated as part of the Sesame Street Elements. The Parties agree to execute and deliver such documents, instruments and consent, and perform such other acts, as may be necessary, or may be reasonably requested, in order to support the foregoing.

Protection of SW’s Rights

.

(a)SW will be responsible for all decisions relating to the protection of SW’s rights including the handling of apparent infringements of the SW Materials, and will consult with SEA as appropriate before making such decisions.  SEA shall inform SW if SEA learns of any infringement of the SW Materials.  SEA shall reasonably cooperate with SW in protecting SW’s rights in the SW Materials including executing, filing and delivering documentation reasonably requested by SW (e.g., proof of trademark use).  SW will reimburse SEA for all out-of-pocket costs incurred by SEA in so cooperating at the request of SW.  SW shall retain all amounts as a result of any suit or settlement.

(b)In the event that the Parties agree that any infringement includes an infringement of the applicable Attraction trademark or any aspect of the Attractions as well as an infringement of SW Materials, the Parties shall have the right by mutual agreement to either (i) treat the infringement as covered by the provisions of Section 13.05(a) or (ii) have SEA pay one-half of all costs and expenses of prosecuting any action (in which case SEA shall be entitled to receive one-half of all recoveries and awards with respect to such infringement) or (iii) another arrangement as mutually agreed.  In all events SW shall be entitled to determine in its reasonable discretion whether or not any action should be taken on account of any infringement; provided that if such infringement impacts SEA’s ability to operate an Attraction or to otherwise comply with the terms hereof, if SW does not pursue such matter, SEA shall have the right to pursue such infringer within SEA’s exclusive rights hereunder.  Furthermore, while SW will consult with SEA as to any action taken in a lawsuit covered by this Section 13.05(b), SW in its sole judgment shall be entitled to select counsel and control any action.

Ownership of SEA Materials

.  Notwithstanding anything contained herein to the contrary, SEA shall own all right, title and interest (including all trademarks, copyrights, registrations, renewals and extensions throughout the world) in and to the SEA Materials, except for any rights of use expressly granted to SW under this Agreement.  The “SEA Materials” shall mean: (1) SEA’s or its Affiliates’ pre-existing intellectual property, including without limitation, logos, themes, symbols, trademarks, tradenames, visual presentations, images, designs and patents; and (2) hereafter developed logos, trademarks, tradenames, patents, copyrighted materials and other intellectual property that are not based on, derived from, or incorporate the SW Materials and/or any other intellectual property and/or rights owned by SW.  “SEA Materials” include the portions of a catalog or promotional materials or the portions of Licensed Product that are not based on, derived from, or incorporate the SW Materials and/or any other intellectual property and/or rights owned by SW.

14.REPRESENTATIONS, WARRANTIES, COVENANTS, AND INDEMNIFICATION

SW

.  SW represents, warrants and covenants that:

(a)SW’s execution of this Agreement is duly authorized without the need of any consent of any third party and this Agreement is a valid and binding obligation of SW enforceable in accordance with its terms and such execution and delivery and the performance by SW of its obligations hereunder do not and will not violate or cause a breach of any other agreement or obligation to which it is a party or by which it is bound.

(b)SW owns or controls all rights in the Sesame Street Elements granted to SEA under this Agreement.

(c)SW will conduct its business operations in a manner consistent with the terms of Section 8.06 and as otherwise set forth herein.

(d)SW will not create any expense chargeable to SEA without SEA’s prior written Approval.

(e)SW, in conducting its activities under this Agreement, will not infringe upon the rights of any kind of any third parties.

(f)SW shall ensure that all contributions (including inventions and patented matter) made by SW or made by third parties through SW to the SW Materials and used by SEA in accordance with the terms of this Agreement will not infringe the rights of any third party.

(g)SW will comply with all applicable laws and regulations material to performance under this Agreement, and industry self-regulatory guidelines that it has adopted with respect to this Agreement, including (if applicable): (i) those relating to broadcast and promotion of Sesame Street ®; and (ii) those relating to online activities (including specifically children’s privacy), such as sales, marketing, promotions, sweepstakes, and data collection.

(h)With respect to the Acquired Licensed Products, SW will comply, and SW will use commercially reasonable efforts to cause its licensees from whom SEA purchases the Acquired Licensed Products to comply (provided SEA does not have a separate agreement with such licensee(s) covering the same), with all applicable laws, regulations and industry self-regulatory guidelines that it has adopted with respect to (if applicable) the pricing, advertising, sale and distribution of the Licensed Products.

(i)With respect to the Acquired Licensed Products, SW shall use commercially reasonable efforts to ensure that each Acquired Licensed Product distributed or sold by SEA under a license from SW (provided SEA does not have a separate license with such Party) shall be, in all material respects, (x) safe and fit for use by the persons for whom such embodiment is intended to be used, (y) free from all defects in design, materials and workmanship, and (z) meets or exceeds the safety requirements of applicable law.  If SW learns of any defect or recall for any such Acquired Licensed Product, it shall promptly give written notice to SEA.  SW shall promptly provide or cause its third party licensee to provide SEA with a plan with timeline for remedying such defect, and thereafter shall cause the party remedying the same to promptly and diligently carry out the remedy as Approved by the Parties.

(j)Throughout the Term and until three (3) years after the end of the Term (including the Wind-Down Period), SW shall maintain in full force and effect insurance by a reputable and financially qualified insurance company with a Best Rating of A- VII or greater, specifically covering all liability of SW and SEA and its affiliated companies, directors, officers, members, employees and successors and permitted assigns relative to SW’s exercise of its rights under this Agreement in accordance with the following:

(i)General liability and Umbrella/Excess insurance written on an occurrence form including coverage for bodily injury, personal injury, property damage, contractual liability including defense, advertising injury and products and completed operations with combined limits between general liability and umbrella/excess of no less than ten million dollars ($10,000,000) per occurrence / ten million dollars ($10,000,000) general aggregate per location / ten million dollars ($10,000,000) products and completed operations.  Such policies shall add SEA as an additional insured on SW’s primary policies on a primary and non-contributory basis respecting the liability policies in this paragraph.

Confidential treatment has been requested with respect to information contained within the [*] marking.  Such portions have been omitted from this filing and have been separately filed with the Securities and Exchange Commission.

(ii)Workers’ Compensation and Employers Liability insurance in accordance with the statutory laws where the work is performed providing coverage for SW employees that access the SEA Theme Park acting within the scope of their employment with SW with statutory limits for Worker’s Compensation and Employer Liability limits of no less than one million dollars ($1,000,000) for bodily injury each accident / one million dollars ($1,000,000) each employee by disease / one million dollars ($1,000,000) policy limit by disease or limits required by excess carrier.  Such Worker’s Compensation and Employer’s Liability policy(ies) shall include waivers of subrogation in favor of SEA.

(iii)In the event SW uses any automobile on SEA property other than in its designated parking areas, Automobile Liability covering any owned, non-owned or hired vehicle with limits of no less than two million dollars ($2,000,000) per accident.

(iv)All policies shall provide SEA with no less than thirty (30) days’ notice of cancellation and/or non-renewal.  If the insurers do not provide such notice, it shall be the obligation of SW to provide such notice.  Upon execution of this agreement SW shall provide SEA with a certificate of insurance and copies of policy forms and/or endorsements confirming coverage as required in this Agreement.  Such certificates of insurance shall be sent in accordance with the instructions of SEA which may include sending such certificates to a third party designated by SEA.  Unless otherwise instructed by SEA, such certificates of insurance shall be sent by email to [*], by facsimile to [*] or via US Mail to [*].  SW shall not knowingly violate, or permit to be violated, any conditions of any such policy, and shall at all times satisfy the requirements of such insurance policies.  Neither the issuance of any insurance policy required hereunder, nor the minimum limits specified herein with respect to SW’s insurance coverage, shall limit or restrict in any way SW’s liability arising under or out of this Agreement.

(k)Notwithstanding the termination of the Prior Agreements, SW will be liable to SEA under this Agreement with respect to any breach by SW of any its responsibilities, obligations, agreements, representations or warranties under the Prior Agreements.  Any claim by SEA regarding such breach will be asserted under this Agreement and the resolution and remedies with respect to such claim will be governed by the provisions of this Agreement including the provisions relating to dispute resolution and indemnification.

(l)To the knowledge of SW, SW (including any person who performs services for or on behalf of SW) has not and will not give any person, nor has SW sought or accepted from any person any advantage (financial or otherwise) which constitutes an illegal or corrupt practice under any applicable laws, rules, regulations, ordinances or mandatory codes of conduct, including the U.S. Foreign Corrupt Practices Act of 1977 (the “Anti-Corruption Obligation”).  SW shall at all times: (i) maintain strict compliance with the Anti-Corruption Obligation; (ii) monitor any person who performs services for or on behalf of SW to ensure their compliance with the Anti-Corruption Obligation; (iii) observe industry best practices related to the Anti-Corruption Obligation; and (iv) co-operate fully with SEA with respect to any concerns that SEA may have in relation to SW’s compliance with this Section 14.01(l) and, if requested, provide SEA with access to and copies of related correspondence and/or documents.

(m)SW will maintain and follow the SW child protection policy set forth in Exhibit I, as amended from time to time consistent with the general purposes of such policy, with respect to SW’s obligations to the SEA Theme Parks under this Agreement.

(n)Notwithstanding anything to the contrary in this Agreement, including the grant of rights or the definition of Territory, SW acknowledges and agrees that some or all of the rights granted herein may be subject to certain restrictions and/or prohibitions under law, including the U.S. Trading With The Enemy Act of 1917, the authority of the U.S. Office of Foreign Assets Control, and/or the U.S. Department of Commerce Export Administration Regulations and other anti-export or foreign investment rules and regulations (together the “U.S. Anti-Export Laws and Regulations”).  SW understands and agrees at all times to comply in all material respects with the U.S. Anti-Export Laws and Regulations and any and all such restrictions and/or prohibitions relating thereto, including any restrictions and/or prohibitions associated with licensing into specific territories, licensing of intellectual property rights, and/or the export and re-export of products.  In the event that a specific country or territory that is included as part of the Territory becomes subject to a restriction and/or prohibition under the U.S. Anti-Export Laws and Regulations during the Term, SW and SEA agree that SW shall immediately cease all activities under this Agreement within such country or territory for so long as such country or territory is subject to such restriction and/or prohibition.

14.02     SEA

.  SEA represents, warrants and covenants that:

(a)SEA’s execution of this Agreement is duly authorized without the need of any consent of any third party and this Agreement is a valid and binding obligation of SEA enforceable in accordance with its terms and such execution and delivery and the performance by SEA of its obligations hereunder do not and will not violate or cause a breach of any other agreement or obligation to which it is a party or by which it is bound.

(b)SEA will operate the SEA Theme Parks in a manner consistent with the terms of Section 8.06 and otherwise set forth herein.

(c)SEA will not create any expense chargeable to SW without SW’s prior written Approval.

(d)SEA will operate, market and promote the SEA Theme Parks (as they relate to the Sesame Street Elements), will create, develop, manufacture, market, promote, advertise, distribute, sell and otherwise exploit the Licensed Products, and will utilize the Sesame Street Elements, only as expressly permitted under this Agreement.

(e)SEA will not, without SW’s prior written Approval, market, distribute or sell any Licensed Products outside the Authorized Sales Areas.

(f)SEA in conducting its activities under this Agreement will not infringe upon the rights of any kind of any third parties; provided, however, the foregoing does not apply to any infringement of the rights of any third party from SEA’s authorized use, in accordance with all the provisions of this Agreement, of any materials provided by SW (which is covered by SW’s representation and warranty in subparagraph 14.01(f)).

(g)SEA shall ensure that all Contributions made by SEA or made by third parties through SEA to the SW Materials will not infringe the rights of any third party.  SEA shall ensure that all written materials produced by or on behalf of SEA utilizing the Sesame Street Elements (other than SW’s authorized licensees creating the Acquired Licensed Products) shall not infringe the rights of any third party, including without limitation, any copyrights, trademarks, and/or other intellectual property owned by third parties.  SEA will pay all reasonable costs associated with clearing third party rights and permissions in connection with the Contributions; provided, however, the foregoing does not apply to any infringement of the rights of any third party from SEA’s authorized use, in accordance with all of the relevant provisions of this Agreement, of any materials provided by SW or its authorized licensees creating the Acquired Licensed Products.

(h)SEA will comply with all applicable laws, regulations, and industry self-regulatory guidelines that it has adopted with respect to the safety of all aspects of the SEA Theme Parks including all Attractions and the manufacturing of the Developed Licensed Products; which shall include using commercially reasonable efforts to ensure that each Attraction and each Developed Licensed Product shall be, in all material respects, (i) safe and fit for use by the persons for whom it is intended to be used, (ii) free from all defects in design, materials and workmanship, (iii) meets or exceeds the safety requirements of manufacturer guidelines and applicable law, and (iv) with respect to the Developed Licensed Products, is of a standard of quality at least as high as the quality of the samples Approved by SW.  If SEA learns of any defect, malfunction, recall or material injury with respect to any Attraction or Developed Licensed Product (or unit or component thereof), SEA shall promptly give written notice to SW.  SEA shall promptly provide or cause its third party licensee to provide SEA with a timeline for remedying the foregoing and thereafter shall cause the Party remedying the same to promptly and diligently carry out the remedy as Approved by the Parties.

(i)SEA will comply with all applicable laws and regulations material to performance under this Agreement, and industry self-regulatory guidelines that it has adopted with respect to this Agreement, including (if applicable): (x) those relating to the pricing, advertising, sale and distribution of the Licensed Products and the operation of Theme Park (e.g., admission tickets); and (y) those relating to online activities (including specifically children’s privacy), such as sales, marketing, promotions, sweepstakes, and data collection.

(j)Consistent with SEA’s long-term partnership with SW, SEA will continue to use good faith efforts throughout the Term to design and maintain standard operating procedures for child protection for the health, safety and well-being of children who come into contact with Sesame Elements at the Standalone Parks or Sesame Lands.  SEA will materially comply with the principles of SW’s child protection policy set forth in Exhibit I (but SEA will determine in good faith the specific methods, procedures and implementation, as well as the right to determine in good faith which employees and contractors to train) as it applies to SEA’s employees and contractors who principally interact with children at the Standalone Parks and Sesame Lands, in connection with SEA’s activities related to the SEA Theme Parks during the Term in the Territory.

(k)To the knowledge of SEA, SEA (including any person who performs services for or on behalf of SEA) has not and will not give any person, nor has SEA sought or accepted from any person, any advantage (financial or otherwise) which constitutes an illegal or corrupt practice under any applicable laws, rules, regulations, ordinances or mandatory codes of conduct, including the U.S. Foreign Corrupt Practices Act of 1977 (the “Anti-Corruption Obligation”).  SEA shall at all times: (i) maintain strict compliance with the Anti-Corruption Obligation; (ii) monitor any person who performs services for or on behalf of SEA to ensure their compliance with the Anti-Corruption Obligation; (iii) observe industry best practices related to the Anti-Corruption Obligation; and (iv) co-operate fully with SW with respect to any concerns that SW may have in relation to SEA’s compliance with this Section 14.02(k) and, if requested, provide SW with access to and copies of related correspondence and/or documents.

(l)Notwithstanding anything to the contrary in this Agreement, including the grant of rights or the definition of Territory, SEA acknowledges and agrees that some or all of the rights granted herein may be subject to certain restrictions and/or prohibitions under law, including the U.S. Trading With The Enemy Act of 1917, the authority of the U.S. Office of Foreign Assets Control, and/or the U.S.  Department of Commerce Export Administration Regulations and other anti-export or foreign investment rules and regulations (together the “U.S. Anti-Export Laws and Regulations”).  SEA understands and agrees at all times to comply in all material respects with the U.S. Anti-Export Laws and Regulations and any and all such restrictions and/or prohibitions relating thereto, including any restrictions and/or prohibitions associated with licensing into specific territories, licensing of intellectual property rights, and/or the export and re-export of products.  In the event that a specific country or territory that is included as part of the Territory becomes subject to a restriction and/or prohibition under the U.S. Anti-Export Laws and Regulations during the Term, SEA and SW agree that SEA shall immediately cease all activities under this Agreement within such country or territory for so long as such country or territory is subject to such restriction and/or prohibition.

(m)Throughout the Term and until three (3) years after the end of the Term (including the Wind-Down Period), SEA shall maintain in full force and effect insurance by a reputable and financially qualified insurance company with a Best Rating of A- VII or greater, specifically covering liability of SEA and SW and its affiliated companies, directors, officers, members, employees and successors and assigns relative to SEA’s exercise of its rights under this Agreement in accordance with the following:

(i)General Liability and Umbrella/Excess insurance written on an occurrence form including coverage for bodily injury, personal injury, property damage, contractual liability including defense, advertising injury and products and completed operations and premises liability, with combined limits between general liability and umbrella/excess of no less than twenty million dollars ($20,000,000) per occurrence / twenty million dollars ($20,000,000) general aggregate per location / twenty million dollars ($20,000,000) products and completed operations with a self-insured retention (“SIR”) of One Million Dollars ($1,000,000), which SIR may be increased during the Term with the Approval of SW.  Such policies shall add SW as an Additional Insured on SEA’s primary policies on a primary and non-contributory basis respecting the liability policies in this paragraph.

(ii)Workers’ Compensation and Employers Liability insurance in accordance with the statutory laws where the work is performed providing coverage for employees of the SEA Theme Parks with statutory limits for Worker’s Compensation and Employer’s Liability limits of no less than one million dollars ($1,000,000) for bodily injury each accident / one million dollars ($1,000,000) each employee per accident or by disease.  Such Worker’s Compensation and Employer’s Liability policy(ies) shall include waivers of subrogation in favor of SW.

(iii)Automobile Liability covering any owned, non-owned or hired vehicle with limits of no less than two million dollars ($2,000,000) per accident.

(iv)All policies shall provide SW with no less than thirty (30) days’ notice of cancellation and/or non-renewal.  If the insurers do not provide such notice, it shall be the obligation of SEA to provide such notice.  Upon execution of this Agreement SEA shall provide SW with a certificate of insurance and/or endorsements confirming coverage as required in this Agreement.  SEA shall not knowingly violate, or permit to be violated, any conditions of any such policy, and shall at all times satisfy the requirements of such insurance policies.  Neither the issuance of any insurance policy required hereunder, nor the minimum limits specified herein with respect to SEA’s insurance coverage, shall limit or restrict in any way SEA’s liability arising under or out of this Agreement.

(n)The Attractions and Developed Licensed Products (including all materials used in their manufacture) shall be manufactured solely by SEA or by SEA’s third-party manufacturers, suppliers and facilities (and their sub-manufacturers, suppliers, and facilities) which reproduce or use the Sesame Street Elements on Attractions or Developed Licensed Products, or components thereof, and/or assemble such Attractions or Developed Licensed Products (“Manufacturer”).  SEA agrees to supply (and update annually) SW with the names and addresses of all of its own and/or third-party manufacturing facilities for the Attractions or Developed Licensed Products, each of which must execute the Manufacturer’s Agreement substantially in the form provided in Exhibit G (to be incorporated in SEA’s standard purchase order form with appropriate good faith adjustments).  If any Manufacturer utilizes the Sesame Street Elements provided to such Manufacturer by SEA for any unauthorized purpose, and SEA has knowledge thereof, SEA shall be fully responsible for such unauthorized use and shall bring such utilization to an immediate halt.  If any Manufacturer fails to pass a compliance inspection referenced in this Agreement, and thereafter fails to remedy the cited failure(s) within the time designated by SW or if Manufacturer otherwise breaches the Manufacturer’s Agreement, SW shall have the right to withdraw or refuse approval of the Manufacturer’s Agreement, and SEA shall not thereafter use such Manufacturer to manufacture Developed Licensed Products or components thereof except with SW’s prior written Approval.

(o)With respect to the Developed Licensed Products, SEA shall use commercially reasonable efforts to ensure that SEA itself and all Manufacturers used by SEA shall at all times comply with the manufacturing obligations set forth in Exhibit G.

(p)Notwithstanding the termination of the Prior Agreements, SEA will be liable to SW under this Agreement with respect to any breach by SPE of any SPE’s responsibilities, obligations, agreements, representations or warranties under the Prior Agreements.  Any claim by SW regarding such breach will be asserted under this Agreement and the resolution and remedies with respect to such claim will be governed by the provisions of this Agreement including the provisions relating to dispute resolution and indemnification.

Indemnification

.  SEA and SW shall at all times defend, indemnify and hold harmless the other and its Affiliates and its and their trustees or directors, managers, officers, shareholders, members, employees and agents from and against any and all third party claims, damages and liabilities, and reasonable costs and expenses (including reasonable outside attorneys’ fees) growing out of or arising from the performance of this Agreement or the Prior Agreements by the indemnitor or indemnitor’s Affiliate (including specifically SPE), or any actual or alleged breach or default by the indemnitor or indemnitor’s Affiliate (including specifically SPE) of its agreements, covenants, representations, or obligations under this Agreement or the Prior Agreements.  If an indemnitee hereunder becomes aware of any matter it believes is indemnifiable hereunder involving any claim, action, suit, investigation, arbitration or other proceeding against the indemnitee by any third party (“Claim”), the indemnitee shall give the indemnitor prompt written notice of such Claim.  Such notice shall provide the basis on which indemnification is being asserted and be accompanied by copies of all relevant pleadings, demands, and other papers related to the claim and in the possession of the indemnitee.  The indemnitor shall have a period of twenty (20) days after delivery of such notice to respond.  If the indemnitor elects to defend the Claim or does not respond within the requisite twenty (20) day period, the indemnitor shall be obligated to defend the Claim, at its own expense, and by counsel reasonably satisfactory to the indemnitee.  The indemnitee shall cooperate, at the expense of the indemnitor (as to out-of-pocket costs), with the indemnitor and its counsel in the defense and the indemnitee shall have the right to participate fully, at its own expense, in the defense of such Claim.  If the indemnitor responds within the required twenty (20) day period and elects not to defend such Claim, the indemnitee shall be free, without prejudice to any of the indemnitee’s rights hereunder, to compromise or defend (and control the defense of) such Claim.  In such case, the indemnitor shall cooperate, at its own expense, with the indemnitee and its counsel in the defense against such Claim and the indemnitor shall have the right to participate fully, at its own expense, in the defense of such Claim.  Any compromise or settlement of any Claim shall require the prior written Approval of both Parties hereunder.  Despite the foregoing, if at any time it appears that any intellectual property right of SW will be in issue as part of such Claim, SW shall have the right to defend such right at its own expense, except that such defense shall be at SEA’s expense if SEA’s negligence or willful misconduct caused SW’s intellectual property right to be in issue.

15.ASSIGNMENT; CHANGE IN CONTROL; TRANSFER FEE

Transfers

.  Neither Party will undertake any assignment, sublicense, delegation, encumbrance, pledge or any other type of transfer of any or all of its rights or obligations under this Agreement to a third party (“Transfer”) without the prior written Approval of the other, except in accordance with the terms of this Agreement; provided, however, that SEA will be entitled to exercise its rights under this Agreement to engage in the types of advertising, marketing, and promotion and creation of Licensed Products consistent with the historical practices of the Parties which may include the granting of certain rights to third parties as approved (previously or in the future) by SW to effectuate such rights.

Change of Control

.  “Change of Control” means the occurrence of any of the following: (a) the consummation of any transaction or series of related transactions (including any merger, consolidation, contract, or operation of law), as a result of which any person or group of related persons owns more than fifty percent (50%) of the voting equity interests or membership interests, or has the power to appoint more than fifty percent (50%) of the Board or managing body, of such Party or its direct or indirect parent, measured by voting power rather than number of shares or other equity interests; or (b) the sale, lease, transfer, conveyance or other disposition, in a single transaction or a series of related transactions, of all or substantially all of the properties or assets of such Party or its direct or indirect parent.

Affiliated Transfer

.  Notwithstanding anything to the contrary in this Section 15, either Party may Transfer this Agreement in its entirety (without approval of the other Party) to any Affiliate of the Party with sufficient rights to perform under this Agreement in connection with a corporate reorganization provided that (i) such Transfer shall not release such Party from its liabilities under this Agreement; (ii) the Transfer does not materially affect a Party’s rights under this Agreement and is not the principal purpose of such reorganization; and (iii) such Affiliate shall be similarly subject to all the provisions of this Agreement including Change of Control and Transfer Fee provisions (an “Affiliated Transfer”).  “Affiliate” of a Party shall mean any entity that controls, is controlled by, or is under common control, with such Party, whether by virtue of ownership, voting power, management or otherwise.  In the event of an Affiliated Transfer, the Party serving as the transferor shall give prior written notice of the same to the opposite Party.

Continuing Obligations

.

(a)In the event of any bona fide Transfer or Change of Control that is permitted under this Agreement, (i) in the case of a Transfer of this Agreement in its entirety, the transferee shall assume all of the rights, obligations and liabilities of the transferor and shall be similarly subject to all the provisions of this Agreement including the Change of Control and Transfer Fee provisions, and the transferee shall be transferred or otherwise possess all rights as necessary to perform hereunder; (ii) in the case of a Change of Control, the resulting majority owner shall cause its controlled entity to continue to assume all the rights, obligations and liabilities of the Party that is the subject of the Change of Control and shall be similarly subject to all the provisions of this Agreement including the Change of Control and Transfer Fee provisions; and (iii) the Transfer or Change of Control will not materially affect the rights or obligations under this Agreement.

(b)In the event this Agreement is transferred in part (which must be through an Approved Transfer), the Parties in good faith will negotiate an amendment to this Agreement consistent with the terms hereof so that this Agreement will apply only to the rights, obligations and liabilities not transferred in the Approved Transfer; and an agreement with the approved transferee consistent with the terms hereof in connection with the part subject to the Approved Transfer.

Notice to SW and Approval

.  In the event that SEA desires to Transfer this Agreement, or there is a proposed Change of Control of SEA, subject to any Securities and Exchange Commission or other applicable regulatory restrictions and subject to execution of a nondisclosure agreement if necessary, SEA will give SW reasonable advance written notice of the same, identifying the proposed transferee or in the case of a Change of Control, the anticipated structure of, the entities acquiring control and the affected entities, and the majority owner(s) of SEA or its direct or indirect parent as a result of the Change of Control.  Except with respect to an Affiliated Transfer, SW shall have a right of Approval with respect to any Transfer or Change of Control.  Within thirty (30) days following SW’s receipt of such notice, SW will notify SEA of its decision to Approve or not Approve such Transfer or Change of Control in writing and, if SW elects not to Approve such transaction, provide its reason(s) therefor.  Upon consummation of an Approved Transfer, the transferring Party will no longer be liable or responsible hereunder for any obligations arising after the date of such Transfer.

SW Disapproval

.

(a)In the event that SW does not Approve a proposed Change of Control of SEA, SW’s sole remedy will be the right to terminate this Agreement in connection with such disapproval; SW will not have the right to block the Change of Control.  SW will not be entitled to any Termination Fees in connection with such termination.

(b)If SW declines to Approve the Transfer of this Agreement in whole or in part in good faith in accordance with the terms of this Agreement, SW will have the right to terminate this Agreement in whole or in part, as applicable (i.e., terminate with respect to the affected Standalone Parks and Sesame Lands as applicable) and there will be a Wind-Down Period in accordance with Section 16.05.  SW will not be entitled to any Transfer Fee in connection with such disapproval.

Confidential treatment has been requested with respect to information contained within the [*] marking.  Such portions have been omitted from this filing and have been separately filed with the Securities and Exchange Commission.

Transfer Fee

.  If there is an Approved Transfer of this Agreement by SEA, or a Change of Control occurs with respect to SEA that is Approved by SW, SEA will pay SW a transfer fee (“Transfer Fee”) as calculated below.  SEA shall pay the applicable Transfer Fee to SW upon the occurrence of the Approved Transfer of this Agreement or the Change of Control, as applicable.

(a)In the event the Transfer involves the Langhorne Standalone Park and one or more of either the other Standalone Parks or Sesame Lands, SEA will pay SW a Transfer Fee equal to [*]; and

(b)In the event the Transfer involves only the Langhorne Standalone Park (and no other Standalone Parks or Sesame Lands), SEA will pay SW a Transfer Fee equal to [*]; provided, however, if the Transfer is accomplished in a series of related transactions (it being understood that proximity of time of transactions does not by itself make the transactions related), all the related transactions will be considered together in determining whether the Transfer involves only the Langhorne Standalone Park (in which case this Section 15.07(b) applies) or involves the Langhorne Standalone Park and also any other Standalone Park or Sesame Land (in which case Section 15.07(a) applies).

(c)Notwithstanding the above, any Transfer Fee (or related minimum) will be reduced and prorated over the final ten (10) years of the Term, based on a fraction, the numerator of which is the number of days remaining in the Term, and the denominator of which is 3,650; provided, however, starting immediately, for purposes of the foregoing calculation, the number of years remaining in the Term will be calculated as though the Term runs until December 31, 2037 (which would then be extended if the Term is further extended under this Agreement).

(d)No Transfer Fee will be due for any other individual asset transfer(s) by SEA other than pursuant to Sections 15.07(a) and (b) above.

Notice to SEA and Approval

.  In the event that SW desires to Transfer this Agreement, or there is a proposed Change of Control of SW, subject to any Securities and Exchange Commission or other applicable regulatory restrictions and subject to execution of a nondisclosure agreement if necessary, SW will give SEA reasonable advance written notice of the same, identifying the proposed transferee or in the case of a Change of Control, the anticipated structure of, the entities acquiring control and the affected entities, and the majority owner(s) of SW or its direct or indirect parent as a result of the Change of Control.  Except with respect to an Affiliated Transfer, SEA shall have a right of Approval with respect to any Transfer or Change of Control.  Within thirty (30) days following SEA’s receipt of such notice, SEA will notify SW of its decision to Approve or not Approve such Transfer or Change of Control in writing and, if SEA elects not to Approve such transaction, provide its reason(s) therefor.  Upon consummation of an Approved Transfer, the transferring Party will no longer be liable or responsible hereunder for any obligations arising after the date of such Transfer.

15.09     SEA Disapproval

.

(a)In the event that SEA disapproves a proposed Change of Control of SW, SEA’s sole remedy will be the right to terminate this Agreement in connection with such disapproval; SEA will not have the right to block the Change of Control.  SEA will not be entitled to any Termination Fees in connection with such termination.

(b)If SEA declines to Approve the Transfer of this Agreement in good faith in accordance with the Terms of this Agreement, SEA will have the right to terminate this Agreement and there will be a Wind-Down Period in accordance with Section 16.05 except that SEA will not be obligated during the Wind-Down Period to pay royalties and license fees to SW for each Standalone Park or Sesame Land at the point at which SEA does not have any material use of the Sesame Street Elements and has ceased selling Licensed Products.  SEA will not be entitled to any Termination Fees in connection with such termination.

16.EXPIRATION AND TERMINATION

Inventory Report

.  Within sixty (60) days following the Wind Down Period (set forth in Section 16.05), SEA shall provide SW with an inventory report with a listing of all unsold and completely finished goods for the Licensed Products (“Unsold Inventory”) and the location where they are stored, broken down by each SKU of each Licensed Product (with bundled Licensed Products being considered a single SKU).  For Developed Licensed Products portion of the Unsold Inventory, SEA shall advise SW of the manufacturing cost which shall be SEA’s actual, direct manufacturing costs and shall not include general and administrative or overhead costs.  For the Acquired Licensed Products portion of the Unsold Inventory, SEA shall advise SW of SEA’s actual purchase price to acquire such Licensed Products.

Termination by SW

.

(a)After completion of the dispute resolution process set forth in Section 17.01, SW shall have the right to terminate this Agreement effective at any time after sixty (60) days’ written notice (except as stated in (i) below) upon the occurrence of any of the following:

(i)SW has the right to terminate as set forth in Section 5.03(c)(ii), and should it elect to do so by so notifying SEA, the sixty (60)-day notice period described above in Section 16.02(a) shall not apply;

(ii)Other than due to a Force Majeure Event, SEA does not fulfill its material obligations in regard to making Improvements to any one or more of the Standalone Parks or any two or more of the Sesame Lands, and fails to cure within one hundred eighty (180) days of written notice from SW, and if not capable of cure within one hundred eighty (180) days, then the one hundred eighty (180) days will be extended to up to three hundred sixty-five (365) days (in the aggregate) to cure; provided that the foregoing does not apply to any act or omission described in (iv) below;

(iii)Twice in one calendar year SEA does not make a payment to SW under Section 10 when due and fails to cure within twenty (20) days of written notice from SW;

(iv)Any act or omission of SEA related to any SEA Theme Park which constitutes a material violation of any safety, health or building codes, standards or law, and SEA fails to cure within thirty (30) days of written notice from SW (including the right to close the relevant Attraction as a cure); provided, however, that if the breach is not capable of cure within thirty (30) days, the cure period will be extended for such longer period as the relevant government authority permits or during any period the SEA Theme Park is permitted by the governmental authority to continue operating in the normal course.  SW will have the right to terminate this Agreement only if the foregoing breach results in a material adverse impact on SEA’s ability to operate the applicable Standalone Park or Sesame Land in the manner contemplated by this Agreement with respect to one or more Standalone Parks or two or more Sesame Lands.  If the breach results in a material adverse impact on SEA’s ability to operate only the affected Sesame Land in the manner contemplated by this Agreement, then SW’s right to terminate shall be with respect to the particular affected Sesame Land;

(v)SEA defaults on any material financing or loan agreements resulting in acceleration of such financing, becomes insolvent, files for bankruptcy, or is placed into receivership proceedings, and fails to have the same cured or discharged within one hundred eighty (180) days; or

(vi)SEA breaches any of its material representations, warranties or obligations (other than those described above in this Section 16.02(a)) in any material respect, and for breaches that are curable, fails to cure within thirty (30) days of written notice from SW; provided, however, that (A) if the breach is not capable of cure within thirty (30) days, the cure period will be extended to up to an additional one hundred twenty (120) days provided SEA takes commercially reasonable steps in good faith to cure as soon as reasonably practicable after written notice and (B) if the breach is due to a Force Majeure Event, SEA fails to cure within one (1) year after the Force Majeure Event; provided that if such breach due to a Force Majeure Event is not capable of cure within the additional one (1) year, the Parties in good faith will discuss a further extension of the cure period; and SEA shall not be considered to be in default hereunder but SW will have the right to terminate this Agreement (without any SEA Termination Fee payment by SEA) if the Parties are unable to agree on an extension.  SW will have the right to terminate this Agreement only if the foregoing breach results in a material adverse impact on SEA’s ability to operate the applicable Standalone Park or Sesame Land in the manner contemplated by this Agreement with respect to one or more Standalone Parks or two or more Sesame Lands.  If the breach results in a material adverse impact on SEA’s ability to operate only the affected Sesame Land in the manner contemplated by this Agreement, then SW’s right to terminate shall be with respect to the particular affected Sesame Land.

Confidential treatment has been requested with respect to information contained within the [*] marking.  Such portions have been omitted from this filing and have been separately filed with the Securities and Exchange Commission.

(b)Upon the occurrence of any of the above in Section 16.02(a) (including the expiration of any applicable cure period and after completion of the dispute resolution process set forth in Section 17.01), SW may terminate this Agreement effective any time after sixty (60) days’ written notice in whole or with respect to the particular Standalone Park(s) or Sesame Land(s) affected by the breach, except that SW will have the right to terminate only with respect to particular Standalone Park(s) or Sesame Land(s) to the extent stated in Sections 16.02(a)(iv) and (vi).  Other than (i) the rights and obligations of the Parties under Section 16.02(c), (ii) the Parties’ rights to non-financial equitable relief as set forth in Section 17, and (iii) reductions in the Territory for exclusivity set forth elsewhere in this Agreement, SW’s termination rights under Section 16.02(a) are SW’s sole and exclusive remedy under this Agreement with respect to such termination and neither Party would owe any amounts or sums to the other except for actual unpaid amounts or sums accrued to the date of termination (which amounts or sums shall be paid in accordance with the terms hereof).

(c)Termination Fee:

(i)The Parties acknowledge and agree that each of SW and SEA has expended and will continue to expend substantial sums hereunder and also that SW will suffer monetary damage and other losses and be damaged by early termination of this Agreement due to SEA uncured breach.  Therefore, the Parties agree that quantifying losses arising from SEA’s uncured breach is inherently difficult if not impossible.  The Parties further stipulate that the following agreed upon termination fees are not a penalty, but rather a fair, reasonable and appropriate measure of liquidated damages and as a sole remedy, based upon the Parties’ experience in the Theme Park and children’s entertainment industries and given the nature of the losses that may result from breach.

(ii)After completion of the dispute resolution process set forth in Section 17.01, and upon termination by SW of this Agreement (in accordance with the provisions of this Agreement including Section 16.02(a)) with respect to particular Standalone Park(s) or Sesame Land(s), or with respect to the entire Agreement, SEA will pay SW termination fees (“SEA Termination Fees”) as set forth in the table below.  In the event that multiple Standalone Parks and/or Sesame Lands are terminated, or the entire Agreement is terminated, the applicable SEA Termination Fees for each terminated Standalone Park and Sesame Land will be aggregated.  SEA will pay SW the SEA Termination Fees in two (2) equal installments: the first (1st) within sixty (60) of any such termination; the second (2nd) installment one (1) year after the due date for the first (1st) installment.  The foregoing shall not affect any liquidated damages payment obligation of SEA under Sections 5.03(b), 5.04(d), 6.03(b), and 6.04 or under Section 16.05(c).  Notwithstanding anything contained herein, under no circumstances will the total SEA Termination Fees paid by SEA exceed [*].

Confidential treatment has been requested with respect to information contained within the [*] marking.  Such portions have been omitted from this filing and have been separately filed with the Securities and Exchange Commission.

TERMINATION BY SW UNDER ANY PROVISION OF SECTION 16.02(a)
	Opened for One Year or More	Not Yet Opened or Opened Less Than One Year
Standalone Parks
Termination with respect to the Langhorne Standalone Park (in accordance with the provisions of this Agreement)

SEA will pay SW a SEA Termination Fee equal to:

•The lesser of (i) [*] or (ii) the number of years remaining in the Term (including any extensions to the Term then in effect) (such period is referred to as the “Covered Period”); provided that, starting immediately, for purposes of the foregoing calculation, the number of years remaining in the Term will be calculated as though the Term runs until December 31, 2037 (which would then be extended if the Term is further extended under this Agreement)

multiplied by

•the [*] (using the new royalty rates set forth in this Agreement applied to Standalone Gross Receipts).

Termination with respect to Standalone Park #2 (in accordance with the provisions of this Agreement)

If Standalone Park #2 has already opened as of the date of termination, SEA will pay SW a SEA Termination Fee equal to:

•The lesser of (i) [*], or (ii) the number of years remaining in the Term (including any extension to the Term then in effect) (Covered Period)

multiplied by

•the [*] complete calendar years

(if Standalone Park #2 has been opened for only two (2) full calendar years or one (1) full calendar year, then the royalty amount in the formula will be [*].

If Standalone Park #2 has not opened and SEA has made diligent efforts to meet the milestones for Standalone Park #2 set forth in Section 5.03, SEA will pay SW a SEA Termination Fee equal to:

•[*] (Covered Period)

multiplied by

•The [*] complete calendar years (using the new royalty rates set forth in this Agreement applied to Standalone Gross Receipts).

If Standalone Park #2 has not opened and SEA has not made diligent efforts to meet the milestones for Standalone Park #2 set forth in Section 5.03, including specifically the situation where SEA elects not to build and open Standalone Park #2, SEA will pay SW a SEA Termination Fee equal:

•[*] (Covered Period)

multiplied by

•The [*] complete calendar years (using the new royalty rates set forth in this Agreement applied to Standalone Gross Receipts).

Termination with respect to Standalone Park #3 (in accordance with the provisions of this Agreement)	There shall be no SEA Termination Fee respecting Standalone Park #3.	There shall be no SEA Termination Fee respecting Standalone Park #3.
Termination with respect to all additional Standalone Parks (in accordance with the provisions of this Agreement)	There shall be no SEA Termination Fee respecting additional Standalone Parks.	There shall be no SEA Termination Fee respecting additional Standalone Parks.
SESAME LANDS

Termination with respect to each Existing Sesame Land (in accordance with the provisions of this Agreement)

SEA will pay SW a SEA Termination Fee equal to:

•the lesser of (i) [*] or (ii) the number of years (or portion thereof) remaining in the Term (including any extensions to the Term then in effect) (Covered Period); provided that, starting immediately, for purposes of the foregoing calculation, the number of years remaining in the Term will be calculated as though the Term runs until December 31, 2037 (which would then be extended if the Term is further extended under this Agreement)

multiplied by

•the [*] (and actual earned royalties if in excess of the guarantees) for such Sesame Land being terminated for [*].

Termination with respect to Orlando Sesame Land (in accordance with the provisions of this Agreement)

If the Orlando Sesame Land has already opened as of the date of termination, SEA will pay SW a SEA Termination Fee equal to:

•the lesser of (i) [*]or (ii) the number of years (or portion thereof) remaining in the Term (Covered Period); provided that, starting immediately, for purposes of the foregoing calculation, the number of years remaining in the Term will be calculated as though the Term runs until December 31, 2037 (which would then be extended if the Term is further extended under this Agreement)

multiplied by

•the [*] (and actual earned royalties if in excess of the guarantees) for the Orlando Sesame Land for the prior [*]

(if the Orlando Sesame Land has been opened for only two (2) full calendar years (or portion thereof) or one (1) full calendar year, then the royalty amount in the formula will be the [*]).

If the Orlando Sesame Land has not opened as of the date of termination, SEA will pay SW a SEA Termination Fee equal to:

•the lesser of (i) [*] or (ii) the number of years (or portion thereof) remaining in the Term (Covered Period); provided that, starting immediately, for purposes of the foregoing calculation, the number of years remaining in the Term will be calculated as though the Term runs until December 31, 2037 (which would then be extended if the Term is further extended under this Agreement)

multiplied by

•the [*] (and actual earned royalties if in excess of the guarantees) for the Sesame Land with the highest revenues for the prior [*]

Termination with respect to any additional new Sesame Lands (not including the Orlando Sesame Land) (in accordance with the provisions of this Agreement)	There shall be no SEA Termination Fee respecting additional Sesame Lands.	There shall be no SEA Termination Fee respecting additional Sesame Lands.

Confidential treatment has been requested with respect to information contained within the [*] marking.  Such portions have been omitted from this filing and have been separately filed with the Securities and Exchange Commission.

(d)Should SW terminate this Agreement in whole or in part, it shall take all good faith commercially reasonable measures to promptly license to a third party the rights granted to SEA under this Agreement and to commence the applicable Overlap Period.  If SW re-licenses such rights, SW shall make payment as applicable to SEA to as follows:

(i)The “Applicable Covered Period” is the Covered Period set forth in the individual boxes of the table above based on the particular Standalone Park or Sesame Land that has been terminated and whether on the date of termination such Standalone Park or Sesame Land has either “opened for one year or more” or “not yet opened or opened less than one (1) year” (as indicated in the column headings for the table).  For purposes of calculating payments under this paragraph, the Applicable Covered Period would begin on the date of termination for such Standalone Park or Sesame Land.  For example, if Standalone Park #2 is terminated on July 1, 2020 after it has opened for more than one (1) year and there are more than [*] remaining on the Term on the date of termination, the Applicable Covered Period under the table above is [*].

(ii)For each terminated Standalone Park or Sesame Land, the “Overlap Period” is the period, if any, within the Applicable Covered Period for such Standalone Park or Sesame Land during which SW earns, accrues or is attributed any fixed, variable, guaranteed contingent or other revenues, including without limitation, royalties and/or license fees, for the re-license of rights granted to SEA for such Standalone Park or Sesame Land (“Re-License Revenues”).  Continuing with the above example, if SW starts earning, accruing or attributes Re-License Revenues on July 1, 2023 for re-license of the Standalone Park #2 rights, then the Overlap Period would run from [*].

(iii)For the Overlap Period, SW will provide SEA with a complete and accurate accounting of all Re-License Revenues and will pay such Re-License Revenues received by SW to SEA up to the amount of the SEA Termination Fees (pro-rated as applicable) paid by SEA to SW under Section 16.02(c)(ii), for such Overlap Period.  SW will make such payments to SEA within sixty (60) days after the end of the applicable calendar year in which SW receives the Re-License Revenues.  In connection therewith, SEA will have the right to review and audit related SW books and records on the same basis as the review and audit rights afforded to SW hereunder.

(iv)For clarity, to the extent that SEA does not maintain exclusivity under this Agreement, SW’s obligation to pay Re-License Revenues to SEA will apply only to the Re-License Revenues for any Overlap Period attributable to the market of exclusivity for the applicable Standalone Park or Sesame Land.  For example, if SEA’s rights have become non-exclusive and SW could build a Standalone Park in Detroit, the Re-License Revenues from Detroit would not apply, but if the Langhorne Standalone Park was terminated hereunder and if SW builds a Standalone Park in the protected radius for Langhorne, such Re-License Revenues would apply.

(v)The above calculations will be calculated separately for each terminated Standalone Park and Sesame Land.

(vi)SW has no obligation to SEA with respect to revenues received by SW attributable to the period after the Overlap Period.

(e)In addition to the above SEA Termination Fees, in the event of a termination with respect to Standalone Park#2 or any Standalone Park thereafter following the opening of such Standalone Park, the Term of the Agreement shall be reduced to the number of years remaining in the Term prior to the Fifteen Year Extension resulting from the opening of such Standalone Park.  For the avoidance of doubt, the foregoing sentence shall not apply to the calculation of the SEA Termination Fees set forth in this Section 16.02.

(f)SW Brand Impairment.  SW also will have the right to terminate this Agreement in whole, or in part with respect to the affected Standalone Park(s) and/or Sesame Land(s) (as applicable), effective at any time after sixty (60) days’ written notice upon the occurrence of the following:  SEA knowingly and affirmatively engages in extraordinary wrongful and offensive activities or conduct that is systemic or repetitive in nature and that actually results in a demonstrable material adverse impact on SW’s brand, image or business determined on a reasonable informed party standard.  For clarity, the Parties acknowledge and agree that activities that are lawful and generally accepted (including the treatment of animals or mammals generally accepted as humane by the zoological community) in furtherance of SEA’s ordinary course business activities in handling and exhibiting animals and delivering personal, interactive and educational experiences that blend imagination with nature and enable its guests to celebrate, connect with and care for the natural world cannot constitute a violation of this clause.  In the event that SW claims a breach of this clause by SEA, SW will promptly provide a written notice detailing the nature of the claim and demonstrating the material adverse impact on SW.  Notwithstanding Section 17.01(a) of this Agreement, thereafter, management (including the CEOs) of the Parties will discuss the claim in good faith in person, and SEA will have a period of sixty (60) days to investigate and demonstrate that such claim is not valid and/or not based on actual full facts, or to otherwise recommend in writing a course of action to such claim (the “Investigation Period”), and in the event that such claim is related to individual personnel of SEA, SEA can cure such claim by appropriate customary disciplinary action (including termination) with the individual involved.  If after the Investigation Period the Parties are unable to agree whether or not this clause has been triggered and/or a cure has been accomplished, then either Party may elect to initiate mediation, arbitration or litigation, as applicable, under Section 17.  Upon any termination by SW under this Section 16.02(f), neither Party would owe any amounts or sums to the other, except for actual unpaid amounts or sums accrued to the date of termination, and other than non-financial equitable relief as set forth in Section 17.04, SW’s sole and exclusive remedy would be termination of this Agreement.

Termination by SEA

.  (a) After completion of the dispute resolution process set forth in Section 17.01, SEA shall have the right to terminate this Agreement effective any time after sixty (60) days’ written notice upon the occurrence of any of the following:

(i)SW defaults on any material financing or loan agreements resulting in acceleration of such financing, becomes insolvent, files for bankruptcy, or is placed into receivership proceedings and fails to have the same cured or discharged within one hundred eighty (180) days; or

(ii)Any act or omission of SW which constitutes a material violation of any safety, health or building codes, standards or law, and SW fails to cure within thirty (30) days of written notice from SEA; provided, however, that if the breach is not capable of cure within thirty (30) days, the cure period will be extended for such longer period as the relevant government authority permits.  SEA will have the right to terminate this Agreement only if the foregoing breach results in a material adverse impact on SW’s ability to generally perform its material obligations under this Agreement or SEA’s ability to generally operate the applicable Standalone Park or Sesame Land in the manner contemplated by this Agreement; or

(iii)SW breaches any of its material representations, warranties or obligations (other than those described above in this Section 16.03(a)) in any material respect, and for breaches that are curable, fails to cure within thirty (30) days of written notice from SEA; provided, however, that (A) if the breach is not capable of cure within thirty (30) days, the cure period will be extended to up to an additional one hundred twenty (120) days provided SW takes commercially reasonable steps in good faith to cure as soon as reasonably practicable after written notice from SEA, and (B) if the breach is due to a Force Majeure Event, SW fails to cure within one (1) year after the Force Majeure Event; provided that if such breach due to a Force Majeure Event is not capable of cure within the additional one (1) year, the Parties in good faith will discuss a further extension of the cure period; and SW shall not be considered to be in default hereunder but SEA will have the right to terminate this Agreement (without any SW Termination Fee payment by SW) if the Parties are unable to agree on an extension.  SEA will have the right to terminate this Agreement only if the foregoing breach results in a material adverse impact on SW’s ability to generally perform its material obligations under this Agreement or SEA’s ability to operate the applicable Standalone Park or Sesame Land in the manner contemplated by this Agreement; or

(b)Upon the occurrence of any of the above in Section 16.03(a) (including the expiration of any applicable cure period and after completion of the dispute resolution procedures of Section 17.01), SEA may terminate this Agreement effective any time after sixty (60) days’ written notice in whole or with respect to the particular Sesame Land(s) affected by the breach.  Other than (i) the rights and obligations of the Parties under Section 16.03(c), and (ii) the Parties’ rights to non-financial equitable relief as set forth in Section 17, SEA’s termination rights under Section 16.03(a) are SEA’s sole and exclusive remedy under this Agreement with respect to such termination and neither Party would owe any amounts or sums to the other except for actual unpaid amounts or sums accrued to the date of termination (which amounts or sums shall be paid in accordance with the terms hereof).

Confidential treatment has been requested with respect to information contained within the [*] marking.  Such portions have been omitted from this filing and have been separately filed with the Securities and Exchange Commission.

(c)Termination Fee.

(i)The Parties acknowledge and agree that each of SW and SEA has expended and will continue to expend substantial sums hereunder and also that SEA will suffer monetary damage and other losses and be damaged by early termination of this Agreement due to SW uncured breach.  Therefore, the Parties agree that quantifying losses arising from SW’s uncured breach is inherently difficult if not impossible.  The Parties further stipulate that the following agreed upon termination fees are not a penalty, but rather a fair, reasonable and appropriate measure of liquidated damages and as a sole remedy, based upon the Parties’ experience in the Theme Park and children’s entertainment industries and given the nature of the losses that may result from breach.

(ii)After completion of the dispute resolution process set forth in Section 17.01 and upon termination by SEA of this Agreement (in accordance with the provisions of this Agreement including Section 16.03(a)), SW will pay SEA termination fees and provide the other remedies (“SW Termination Fees”) as set forth in the table below.  SW will pay SEA the SW Termination Fees in two (2) equal installments: the first (1st) within sixty (60) of any such termination; the second (2nd) installment one (1) year after the due date for the first (1st) installment.  Notwithstanding anything contained herein, under no circumstances will the total cash SW Termination Fees paid by SW exceed [*].

TERMINATION AND OTHER REMEDIES BY SEA UNDER ANY PROVISION OF SECTION 16.03(a)
BREACH BY SW	SW TERMINATION FEE/OBLIGATION
Failure of SW to comply with Section 1.01 or 8.06	•SEA will have the right to terminate this Agreement and SW will pay a SW Termination Fee of [*]
Failure of SW to comply with Section 5.07	SEA will have the right to: •Reduce SEA Section 10.02 royalties by [*] while such breach continues; and •Suspend obligation of SEA to make Improvements while such breach continues

Breach of Section 3 Exclusivity by SW

Theme Parks

•If the exclusivity breach involves SW operating or licensing one or more Theme Parks to a third party, SEA will have the right to terminate this Agreement; and

•SW will pay a SW Termination Fee of [*].

                                OR

•Cause SW to promptly close the infringing activity (or otherwise cause all Sesame Elements to be promptly removed; and

•SW will pass through to SEA any fixed, variable, guaranteed, contingent or other revenues including without limitation royalties and/or license fees received by SW for such Theme Park until the breach is ceased; and

•SW will pay a fee of [*] less the amounts paid under the preceding bullet.

FEC or attraction prohibited under Section 3.08

•If the exclusivity breach involves an FEC (and does not involve two (2) or more FECs within any

five (5)-year period, or three (3) or more FECs in the aggregate   as described below) or an attraction prohibited under Section 3.08 (and does not involve two (2) or more such attractions within any five (5)-year period, or three (3) or more such attractions in the aggregate as described below):

•SW will use commercially reasonable efforts to promptly cease the breach (which may consist of closing the competing FEC or attraction or removing all Sesame Street Elements from such FEC or attraction); and

•SW will pass through to SEA any fixed, variable, guaranteed, contingent or other revenues including without limitation royalties and/or license fees received by SW for such FEC or attraction until the breach is ceased.

If the exclusivity breach involves (i) two or more FECs within any five (5)-year period; (ii) three (3) or more  FECs in the aggregate during the Term; (iii) two (2) or more attractions prohibited under Section 3.08 within any five (5)-year period; or (iv) three (3) or more attractions prohibited under Section 3.08 in the aggregate during the Term, SEA will have the right at its option, effective at any time after sixty (60) days prior written notice given after the completion of the dispute resolution process set forth in Section 17.01, to:

•Terminate this Agreement; and

•SW will pay a SW Termination Fee of [*].

                         OR

•SW will use commercially reasonable efforts to promptly cease the breach (which may consist of closing the competing FECs or attractions or removing all Sesame Street Elements from such FECs or attractions); and

•SW will pass through to SEA any fixed, variable, guaranteed, contingent or other revenues including without limitation royalties and/or license fees received by SW for such FEC or attraction until the breach is ceased.

Confidential treatment has been requested with respect to information contained within the [*] marking.  Such portions have been omitted from this filing and have been separately filed with the Securities and Exchange Commission.

SEA Brand Impairment

.  SEA also will have the right to terminate this Agreement in whole, or in part with respect to the affected Standalone Park(s) and/or Sesame Land(s) (as applicable), effective at any time after sixty (60) days’ prior written notice upon the occurrence of the following:  SW knowingly and affirmatively engages in extraordinary wrongful and offensive activities or conduct that is systemic or repetitive in nature and that actually result in a demonstrable material adverse impact on SEA’s brand, image or business determined on a reasonable informed party standard.  For clarity, the Parties acknowledge and agree that activities that are lawful and generally accepted in furtherance of SW’s ordinary course business activities in producing and delivering (directly or through its partners) content, products and services to children and families throughout the world cannot constitute a violation of this clause.  In the event that SEA claims a breach of this clause by SW, SEA will promptly provide a written notice detailing the nature of the claim and demonstrating the material adverse impact on SEA.  Notwithstanding Section 17.01(a) of this Agreement, thereafter, management (including the CEOs) of the Parties will discuss the claim in good faith in person, and SW will have a period of sixty (60) days to investigate and demonstrate that such claim is not valid and/or not based on actual full facts, or to otherwise recommend in writing a course of action to such claim (like Section 16.03, the “Investigation Period”) and in the event that such claim is related to personnel of SW, SW can cure such claim by appropriate customary disciplinary action (including termination) with the individuals involved.  If after the Investigation Period the Parties are unable to agree whether or not this clause has been triggered and/or a cure has been accomplished, then either Party may elect to initiate arbitration or litigation, as applicable, under Section 17.  Upon any termination by SEA under this Section 16.04, neither Party would owe any amounts or sums to the other, except for actual unpaid amounts or sums accrued to the date of termination, and other than non-financial equitable relief as set forth in Section 17.04, SEA’s sole and exclusive remedy would be termination of this Agreement.

Effect of Expiration or Termination

.  Upon expiration of the Term or termination of this Agreement:

(a)SEA will have a wind-down period (“Wind-Down Period”) following the effective date for any expiration or termination as follows, for the terminated Standalone Park(s) and Sesame Land(s), as applicable:

(i)If this Agreement is terminated by SW in accordance with the provisions of this Agreement, (A) the Wind-down Period will be up to [*] (as determined by SEA); and (B) SEA will have no obligation under Sections 5.09, 5.10, 6.06, 11 or 12 or to pay SW the applicable royalties and license fees under Section 10 (other than 10.04(a));

(ii)If this Agreement is terminated by SEA in accordance with the provisions of the first row of the table in Section 16.03(c)(ii) in this Agreement (1.01 or 8.06 breach), (A) the Wind-down Period will be up to [*] (as determined by SEA); and (B) SEA will have no obligation under Sections 5.09, 5.10, 6.06, 11 or 12 or to pay SW the applicable royalties and license fees under Section 10 (other than 10.04(a));

(iii)If this Agreement is terminated by SEA in accordance with the provisions of the third row of the table in Section 16.03(c)(ii) in this Agreement (Section 3 exclusivity breach), (A) the Wind-down Period will be up to [*] (as determined by SEA); and (B) SEA will have no obligation under Sections 5.09, 5.10, 6.06, 11 or 12 or to pay SW the applicable royalties and license fees under Section 10 (other than 10.04(a));

(iv)If this Agreement ends due to the expiration of the Term, the Wind-down Period will be up to [*] (as determined by SEA); and (B) SEA will continue to pay SW the applicable royalties (with no guarantees) and the license fees on a pro rata basis under Section 10 for the duration of the Wind-down Period, but will have no further obligations under Sections 5.09, 5.10, 6.06, 11 or 12 of this Agreement;

(v)during the Wind-Down Period, SEA may continue to operate under this Agreement, but will work to de-theme the SEA Theme Parks (i.e., remove all Sesame Street Elements) and sell the Unsold Inventory;

(vi)at the end of the Wind-Down Period, SW will have the right for ninety (90) days to purchase (by payment or by crediting SEA’s account) any remaining Unsold Inventory at SEA’s manufacturing cost or purchase price (as described in Section 16.01) provided SW notifies SEA of its exercise of such right within ten (10) business days after receipt of the inventory report delivered by SEA pursuant to Section 16.01.  SEA at its own cost will destroy all remaining Unsold Inventory not purchased by SW at the end of the Wind-Down Period.

(vii)all restrictions on SW will be eliminated and all of SEA’s rights will be nonexclusive; and

(viii)SEA will give SW regular updates regarding de-theming and prompt written notice when de-theming (and the Wind-down Period) has completed.

(b)Except for SEA’s nonexclusive rights during the Wind-Down Period, all licenses granted under this Agreement to SEA shall immediately and automatically revert to SW to exercise without any obligation to SEA and SEA shall not be entitled to seek injunctive relief to prevent SW from licensing to a third party or making any other use of the rights granted to SEA.

(c)All previously accrued but unpaid sums of money due and owing as of the date of termination or expiration shall be paid within ten (10) business days after the effective date of termination or expiration.  The foregoing does not alter payment of the SEA Termination Fee or SW Termination Fee or the timing thereof.

(d)Upon conclusion of the Wind-Down Period, SEA shall promptly deliver to SW, at no charge to SW, all SW Materials including all Live Presentation Materials, Video, Music, Artwork furnished by SW or created by SEA under this Agreement (other than materials covered in Section 16.05(e)).

(e)Upon conclusion of the Wind-Down Period, SEA shall promptly destroy, or remove all Sesame Street Elements from, certain SW Materials as mutually agreed, including all SW Materials held by third parties such as SEA’s manufacturers.  SEA shall send SW a certificate of such destruction or removal signed by an officer of SEA.

(f)The Parties’ obligations to account and make payment to each other under this Agreement shall survive as shall their representations, warranties and indemnities and other rights and obligations that by their nature would survive.

17.DISPUTE RESOLUTION

Dispute Resolution

.  The Parties hereby acknowledge and confirm that the terms and conditions of this Section 17.01 are intended to provide for the expedited, efficient resolution of disputes relating to the relationship, contracts and arrangements between the Parties without litigation and with the intention of maintaining the business relationship of the Parties.  Accordingly, prior to the completion of the dispute resolution process set forth herein (unless expressly exempted elsewhere in this Agreement) and, in particular, the expiration of the Mediation Initiation Period (if mediation is not initiated) or the completion of the Mediation Period (if mediation is initiated), neither Party shall give notice of termination of this Agreement in whole or in part, initiate arbitration, or initiate a civil action or other litigation related to this Agreement. The foregoing does not limit either Party from pursuing a provisional remedy (including equitable remedies on a provisional basis) that is authorized by law, by JAMS Rules, or subsequent written agreement of the Parties.  Notwithstanding anything contained herein to the contrary, unless expressly stated otherwise (e.g., 5.03(c)(ii)), any alleged breach, claim, or default under this Agreement, whether or not termination is sought and/or available (“Dispute”) shall be addressed through the following procedure:

(a)Discussion of Dispute.  Upon receipt of a written notice of a Dispute, management of both Parties including senior executive officers having binding, decision-making authority, which may be the respective CEOs (“Company Officers”), will discuss the Dispute in good faith in person to try to reach a resolution.  If, after a period of thirty (30) days (the “Discussion Period”), the Dispute is not resolved, either Party shall have the right to pursue further resolution of the Dispute pursuant to Section 17.01(b).

(b)Mediation of Dispute.  After the expiration of the Discussion Period or, for Disputes arising from Sections 16.02(f) or 16.04, after the expiration of the Investigation Period, each Party shall have the right, within ten (10) days (the “Mediation Initiation Period”), to initiate non-binding mediation before JAMS or its successor.  Such Party shall commence mediation by providing to JAMS and the other Party a written request for mediation setting forth the subject of the Dispute and the relief requested.  The mediation will be conducted in New York City, New York and will be attended by one (1) or more Company Officers.  Following the initiation of mediation, the Parties will promptly confer to select a mediator by mutual agreement.  If the Parties cannot agree on a mediator within ten (10) days following the initiation of mediation, a mediator will be selected in accordance with the procedures then in effect at JAMS.  The mediator will confer with the Parties to design procedures for the non-binding mediation of the Dispute to conclude no later than sixty (60) days after initiation, unless the Parties agree to a longer period in order to properly handle such Dispute (such period, the “Mediation Period”).  The fees and expenses of the mediator and JAMS will be borne equally by the Parties.

Binding Arbitration of Certain Disputes; Other Legal Remedies

.

(a)After the expiration of the Mediation Initiation Period (if mediation is not initiated) or after completion of the Mediation Period (if mediation is initiated) (unless such requirement is otherwise excused under this Agreement), each Party shall have the right to give notice of termination (which may be subject to a further period before becoming effective), initiate binding arbitration under Section 17.02(a)(ii) or a civil action or other litigation under Section 17.02(a)(i), as the case may be, to obtain resolution of the Dispute.

(i)Subject to liquidated damages limitations under this Agreement and the types of damages under Section17.03 hereof, unless otherwise mutually agreed by the Parties, for any Dispute that seeks termination of this Agreement in whole or in part, the party seeking resolution of the Dispute may file a civil action or other litigation in a court of competent jurisdiction to obtain resolution of the Dispute (collectively “Litigation Claims”).

(ii)For any Dispute that is not a Litigation Claim (collectively, “Arbitral Claims”), the resolution of such Dispute shall be determined by arbitration in New York City, New York before three (3) arbitrators, one (1) selected by each Party and a third (3rd) selected by the arbitrators selected by the Parties who will preside over the arbitration tribunal.  The chosen arbitrators must possess a commercial background, and preferably a background in the entertainment field and the licensing of intellectual property.  The arbitration shall be administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures.  The arbitration is to be conducted in the English language.  The seat, or legal place, of arbitration will be New York City.  The arbitration award will be given in writing.  Judgment on the award may be entered in any court having jurisdiction.  (This clause shall not preclude the Parties from seeking provisional or equitable remedies in aid of arbitration from a court of appropriate jurisdiction.) No disputes, controversies or claims other than Disputes which are Arbitral Claims will be subject to arbitration under this Section 17.02(a)(ii).

(b)Continuing Obligations.  During the pendency of the foregoing dispute resolution process, the Parties shall continue to perform all of their other respective obligations (that are not the subject to the Dispute) under this Agreement.

Limitation on Types of Damages

.  Except with respect to each Party’s indemnification obligations for any third party claims under Section 14.03, and except as set forth in Sections 17.04 and 17.05, to the maximum extent permitted by applicable law, neither SEA nor SW shall be liable to the other or their respective Affiliates, as applicable, for any CONSEQUENTIAL, INCIDENTAL, INDIRECT, EXPECTATIONAL, REMOTE, SPECULATIVE, PUNITIVE, EXEMPLARY, RELIANCE OR SPECIAL DAMAGES, OR LOSS OF PROFITS, DATA, CAPITAL INVESTMENTS, BUSINESS OR GOODWILL, whether such liability is based on breach of contract, tort, strict liability, breach of warranties, or otherwise.  Such damages include, but are not limited to, compensation, reimbursement, or damages on account of present or prospective profits, loss or damage to reputation or goodwill, expenditures, investments (including capital expenses), or commitments, whether made in the establishment, development, or maintenance of business reputation or goodwill, or for any other reason whatsoever.  The foregoing shall not be interpreted to exclude or limit any rights or remedies set forth in Sections 5.03(b)(i), 5.04(d), 6.03(b), 6.04, 16.02, 16.03, and 16.05(c).

Equitable Relief

.  Notwithstanding anything to the contrary, each Party at all times retains the right to seek and enforce equitable relief (including specific performance), through arbitration (for Arbitral Claims) or through the courts (for claims that are not Arbitral Claims) at the initiating Party’s election, in connection with breaches, claims, or defaults under this Agreement including breach of confidentiality.  Without limiting the generality of the foregoing, SW at all times retains the right to seek and enforce equitable relief (including specific performance) in connection with unauthorized use of the Sesame Street Elements or SW Materials.  This provision is not intended to alter the liquidated damages provisions or monetary caps of Section 16.

Permitted Relief

.  Notwithstanding anything to the contrary, the Parties agree to the following permitted relief:

(a)If SEA does not make the marketing expenditures as obligated in Section 5.10, SEA will be required to pay the amount of the shortfall directly to SW at the end of the calendar in which the shortfall occurred.

18.CONFIDENTIALITY

“Confidential Information” means information that the disclosing Party disclosed to the receiving Party, whether or not marked or designated as confidential, including information obtained by the receiving Party during an audit, except as hereinafter provided.  The terms of this Agreement shall be treated as Confidential Information.  Confidential Information will not include information that (i) is in or enters the public domain without breach of this Agreement, (ii) the receiving Party lawfully receives from a third party without restriction on disclosure and without breach of a nondisclosure obligation, or (iii) the receiving Party knew prior to receiving such information from the disclosing Party or develops independently.  Each Party agrees that it will not disclose to any third party or use any Confidential Information except in performing this Agreement and that it will take all reasonable measures to maintain the confidentiality of Confidential Information.  Notwithstanding the foregoing, each Party may disclose Confidential Information to the extent required by law or governmental authority (provided that it gives the other Party written notice prior to such disclosure) or on a “need-to-know” basis under an obligation of confidentiality to its legal counsel, employees, accountants, and financing sources.

19.NOTICES

All notices under this Agreement shall be in writing and delivered by personal delivery, reputable overnight courier, or certified or registered mail (return receipt requested), and will be deemed given upon personal delivery, one day after deposit with overnight courier, or five days after deposit in the mail.  Notices to SW shall be sent in writing to SW’s address above, to the attention of SW’s Chief Executive Officer with a copy to SW’s General Counsel.  Notices to SEA shall be sent in writing to SEA’s address above, to the attention of Senior Business Development Officer, 9205 SouthPark Center Loop, Orlando Florida 32819 with a copy to General Counsel, 9205 SouthPark Center Loop, Orlando Florida 32819 and a copy to Robinson, Bradshaw & Hinson, PA, 101 North Tryon Street, Suite 1900, Charlotte, North Carolina, Attn: Stokely G. Caldwell, Jr.  Either Party may change its address or contacts under this Agreement by written notice to the other Party.  All notices, requests for approval or consent, or other communications shall be sent in writing in English.

20.GENERAL

Entire Agreement

.  Other than the Prior Agreements referenced herein, this Agreement sets forth the entire agreement and understanding between the Parties concerning the subject matter of this Agreement and merges and supersedes all prior discussions, agreements and understandings of any kind between them.  This Agreement may not be modified or amended except by a writing executed by both Parties.

No Continuing Waiver

.  No waiver of any term, condition, or covenant contained in this Agreement or any breach of this Agreement shall be held to be a continuing waiver of that or any other term, condition or covenant of this Agreement or of any other or subsequent breach of this Agreement.

Cumulative Remedies

.  Except as expressly stated, all remedies, rights, obligations and agreements contained in this Agreement are cumulative and none of them shall limit any other remedies, rights, obligations or agreements under this Agreement or otherwise.

Relationship of Parties

.  This Agreement shall not be construed to create a partnership, joint venture, or the relationship of principal and agent between the Parties, nor to impose upon either Party any debts or obligations incurred by the other Party except as expressly set forth in this Agreement.

Governing Law

.  This Agreement, and all modifications or extensions thereof, shall be governed in all respects by the law of the State of New York, without reference to conflict of laws.  Any Litigation Claims arising under this Agreement shall be subject exclusively to the jurisdiction of the state and/or federal courts having jurisdiction over New York County.  Both Parties agree that service of process by personal delivery, certified or registered mail (return receipt requested), or reputable overnight courier to the other Party’s address above shall be deemed good and sufficient service for purposes of jurisdiction.

Severability

.  If any term, clause or provision of this Agreement is held invalid or unenforceable by a court of competent jurisdiction, such invalidity shall not affect the validity or operation of any other term, clause or provision and such invalid term, clause or provision shall be deemed to be severed from this Agreement.

Binding on Successors

.  The provisions of this Agreement shall be binding upon and shall inure to the benefit of the Parties hereto, their heirs, administrators, and successors.

No Construction Against Drafting Party

.  Each Party to this Agreement expressly recognizes that this Agreement results from a negotiation process in which each Party was, or had the opportunity to be, represented by counsel and contributed (or had the opportunity to contribute) to the drafting of this Agreement.  Given this fact, no legal or other presumptions against the Party drafting this Agreement concerning its construction, interpretation or otherwise accrue to the benefit of any Party to this Agreement, and each Party expressly waives the right to assert such a presumption in any proceedings or disputes connected with, arising out of, or involving this Agreement.

Force Majeure

.  “Force Majeure Events” shall mean matters beyond the reasonable control of such Party including, without limitation, acts of God, national emergency, riot or civil disturbance, strikes of any kind, labor disputes, equipment failure, casualties, delays in transportation, changes in laws, condemnation of property, unavailability or shortages of materials, inclement weather, war, acts of terrorism, government actions or inactions including governmental delays in granting permits or approvals, and natural disasters or other catastrophes, and which matters prevent a Party from fulfilling its obligations under this Agreement.  “Force Majeure Events” also shall mean a nationwide economic and financial crisis in the Territory that makes it commercially impracticable for businesses in the leisure and entertainment industry generally to secure financing on commercially practicable terms.  Notwithstanding anything in the foregoing to the contrary, neither Party shall be absolved from its failure to make monetary payments required hereunder, to purchase insurance required hereunder, or to indemnify, defend, and hold harmless the other as required above as to those matters for which each such Party is responsible.  In the case of a Force Majeure Event, the time for performance of a Party’s obligations will be extended for a reasonable period commensurate with the delay caused by the Force Majeure Event up to a maximum of one (1) year unless otherwise mutually agreed.

Titles

.  The titles of sections of this Agreement are for convenience only and shall not be given any legal effect.

Including

.  The word “including” is used in this Agreement to mean “including but not limited to.”

Counterparts

.  This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.  A facsimile copy or electronic scan such as a .pdf version of a Party’s signature on this Agreement will be deemed as an original.

21.DEFINITIONS

“1983 Agreement” is defined in Section 1.02.

“2006 Agreement” is defined in Section 1.02.

“Accounting Period” is defined in Section 10.05.

“Acquired Licensed Products” is defined in Section 7.01.

“Affiliate” is defined in Section 15.03.

“Affiliated Transfer” is defined in Section 15.03.

“Applicable Covered Period” is defined in Section 16.02.

“Approval” or “Approved” or “Approve” is defined in Section 9.01.

“Arbitral” is defined in Section 17.02.

“Artwork” is defined in Section 4.04.

“Atlanta Exception” is defined in Section 5.05.

“Attractions” is defined in Section 3.01.

“Authorized Sales Area” is defined in Section 7.01.

“Change of Control” is defined in Section 15.02.

“Company Officers” is defined in Section 17.01.

“Competitor Theme Parks” is defined in Section 3.01.

“Contributions” is defined in Section 13.01.

“Contributors” is defined in Section 13.01.

“Covered Period” is defined in Section 16.02 (table).

“Developed Licensed Products” is defined in Section 7.01.

“Discussion Period” is defined in Section 17.01.

“Dispute” is defined in Section 17.01.

“Effective Date” is defined in the introduction.

“Existing Sesame Lands” is defined in Section 2.02.

“Force Majeure Events” is defined in Section 20.09.

“Guarantee Shortfall” is defined in Section 10.05.

“Improvements” is defined in Section 5.09.

“Langhorne Standalone Park” is defined in Section 2.02.

“Large FEC” is defined in Section 3.03.

“Licensed Products” is defined in Section 7.01.

“Licensed Product Gross Receipts” is defined in Section 10.04.

“Licensed Products Royalty” is defined in Section 10.04.

“Litigation Claims” is defined in Section 17.02.

“Live Presentations” is defined in Section 4.01.

“Live Presentation Materials” is defined in Section 4.05.

“Manufacturer” is defined in Section 14.02.

“Marketing Materials” is defined in Section 4.02.

“Mediation Initiation Period” is defined in Section 17.01.

“Mediation Period” is defined in Section 17.01.

“Metropolitan Area” is defined in Section 3.05.

“Minimum Sesame Lands Royalty Guarantee” is defined in Section 10.04.

“Music” is defined in Section 4.02.

“Mutually Agreed Opening Date” is defined in Section 2.02.

“Opening Date” is defined in Section 2.02.

“Orlando Exception” is defined in Section 5.04.

“Orlando Sesame Land” is defined in Section 6.03.

“Other Products” is defined in Section 7.02.

“Ratings Data” is defined in Section 8.03.

“Records” is defined in Section 10.07.

“Retail Space” is defined in Section 7.02.

“SEA Termination Fees” is defined in Section 16.02.

“SEA Materials” is defined in Section 13.06.

“SEA Theme Parks” is defined in Section 2.02.

“SEA’s Vendors” is defined in Section 7.01.

“Sesame Land” is defined in Section 6.01.

“Sesame Street Elements” is defined in Section 2.01.

“Small FEC” is defined in Section 3.03.

“SPE” is defined in Section 1.02.

“Sponsorship Fees” is defined in Section 11.

“Standalone Gross Receipts” is defined in Section 10.02.

“Standalone Park” is defined in Section 5.01.

“Standalone Park #2” is defined in Section 5.03.

“Standalone Park #3” is defined in Section 5.04.

“Standalone Park #4” is defined in Section 5.05.

“Standalone Royalty Escalation Payments” is defined in Section 10.02.

“Standard FEC” is defined in Section 3.03.

“Stop Date” is defined in Section 5.04.

“SW Co-Investment” is defined in Section 5.04.

“SW Materials” is defined in Section 13.01.

“SW’s Decision Period” is defined in Section 5.03.

“SW Termination Fees” is defined in Section 16.03.

“Term” is defined in Section 2.02.

“Territory” is defined in Section 2.02.

“Theme Park” is defined in Section 3.01.

“Transfer Fee” is defined in Section 15.07.

“Unsold Inventory” is defined in Section 16.01.

“Video” is defined in Section 4.03.

ACCEPTED AND AGREED:

SESAME WORKSHOP	SEAWORLD PARKS & ENTERTAINMENT, INC.

By /s/ Jeffrey D. Dunn              By /s/ Joel K. Manby__________________

Name Jeffrey D. DunnName: Joel K. Manby

Title President & CEOTitle: President and Chief Executive Officer

Accepted and agreed for purposes of Section 1.02:

SEAWORLD PARKS & ENTERTAINMENT LLC

By /s/ Joel K. Manby

Name: Joel K. Manby

Title: President and Chief Executive Officer

[License Agreement Signature Page]

EXHIBIT A

MAP FOR NEW YORK CITY METROPOLITAN AREA

A-1

EXHIBIT B

WALKAROUND COSTUMED CHARACTER APPEARANCE GUIDELINES

A Walkaround Character appearance can be fun and rewarding.

The following are guidelines that must be followed for all Walkaround Character appearances:

•	Walkaround Characters are non-speaking. Walkaround Characters may sign autographs for guests and may accept appropriate gifts such as drawings and/or cookies for Cookie Monster.
•

Other than implied endorsement due to the presence of the Walkaround Characters at the SEA Theme Parks and other than implied endorsement due to the presence of the Walkaround Characters at permitted promotional activities under this Agreement, Walkaround Characters cannot endorse or promote any service; and Walkaround Characters cannot hold products or be photographed with them.

The following are guidelines and recommendations for all Walkaround Character appearances, except that Approvals, where indicated below, are required:

THE APPEARANCE:

•

Walkaround Characters cannot appear with any other character(s) without prior written Sesame Workshop Approval (as defined in the License Agreement between Sesame Workshop and SeaWorld Parks & Entertainment, Inc. (“License Agreement”) to which this Exhibit B is attached).

•	Walkaround Characters may appear in stores (e.g., Licensee retail), restaurants (e.g., character dining), or other places of business (e.g., hospitals) as Approved pursuant to the License Agreement.
•	If the appearance is in a mall, it must be in a common area and cannot be associated with any individual business unless Approved pursuant to the License Agreement.
•

Unless otherwise expressly permitted by the License Agreement, Sesame Workshop must have prior written Approval over all promotions/publicity for the event and over all uses of Sesame Street materials including artwork, photos, etc.

•	You must arrange for a handler to stay with and assist the performer at all times.

•Other than customary admission charges for admission to SEA Theme Parks and for character dining, character photo ops and the like contemplated by the License Agreement, any event where Walkaround Characters appear must be free and open to the public, unless it is a private event as Approved under the License Agreement such as a hospital visit or industry convention or trade show. A free event that is held in a venue that has an admission charge but is open to and priced to be generally affordable to the general public (e.g., a Walkaround Character appearance at a professional baseball game) is generally considered “free and open to the public.”

Pictures can be taken of Walkaround Characters with children and families.

THE DRESSING AREA:

•

You will maintain appropriate fixed backstage areas in each applicable SEA Theme Park for dressing which may be used for shows and for Walkaround Character appearances. A restroom is not an acceptable dressing area at any applicable SEA Theme Park. Outside a SEA Theme Park, SEA will make reasonable efforts not to use a restroom as a dressing area.

•	Must be private and away from the public view. Walkaround Characters are never to be seen in any manner of partial dress.
•	Where appropriate, you will maintain air conditioning or a fan and appropriate beverages in the dressing area.
•	The dressing area should be safe and lockable while the costume is being used.

THE VENUE:

•	Licensee must provide personnel in sufficient numbers to ensure the safety and security of all participants and attendees at a Meet & Greet Event

WEARING THE COSTUME:

•	Wearing a unitard or appropriate undergarment keeps wearer comfortable and prolongs costume life. Make sure ankles are covered. The performer should wear tennis-type shoes with socks.
•	Wearer should leave valuables with a responsible person while wearing costume or keep them in a locker.
•	Glasses are not easily worn under the Walkaround Characters’ heads.
•	Do not wear make-up, perfume or cologne.

ANTICIPATING COSTUME CONDITIONS:

•	The costume is very warm.
•

Sight is somewhat limited.  The head causes a limited depth of field and restricts wearer from looking directly down, causing difficulty seeing children closest to the legs.  This limited vision makes it important for the wearer to rely on the handlers.

•	If wearer requires eye-glasses, they must be secured with a head band.
•	Costumes are heavy with a large portion of the weight concentrated in the costume head, which is worn like a hat. It is secured with a chinstrap and snaps.
•	The large feet are challenging to walk in and easy to trip over. Performer must lift legs high to avoid dragging feet.

PERFORMERS:

•	The performer must be of a height and stature that will allow them to fit comfortably in the costume. Each character has certain height restrictions.
•	Prior experience with costumed characters preferred.
•	Please ensure the comfort of the performer, including providing him/her with breaks, refreshments, and fans for cooling the costume during breaks.

THE CHARACTERS:

•	Walkaround Characters are cuddly and lovable.
•	Walkaround Characters do not cry, but can show fright, embarrassment, love, and warmth.
•	Walkaround Characters like appropriate hugs and kisses.
•	Walkaround Characters show the same appropriate attention and affection to males and females.

“DO’s” (for performers):

•	Stay in character at all times.
•	Be friendly, courteous, and animated.
•	Be creative and react to situations.
•

Take the initiative to make new friends; don’t always wait for people to approach you.  (Small children are sometimes frightened by the size of the costume.  A gentle wave from a distance will be appreciated by the parents.)

•	Place trust in your handler who serves as your seeing-eye companion. Establish signals with the handler prior to going “on-stage”.

“DON’Ts” (for performers):

•	Don’t talk or make noises while in costume.
•	Don’t remove any part of costume while in public.
•	Don’t be seen by the public going into or exiting from rest room, if possible.
•	Don’t show temper, anger or frustration while in public.
•	Don’t smoke, eat, or drink in costume.
•	Don’t scare or intimidate people.

EXHIBIT C

COSTUME MAINTENANCE GUIDELINES

Parts of Costume:

head (with chinstrap)fur bodyfur legs

body podfeet fur hood

Cleaning Products (recommended products to maintain costume)

•	A Clear Choice TM (a professional strength spot remover) (Available 702 382 4813, Las Vegas, USA)
•	70% Isopropyl Rubbing Alcohol
•	ALL Free TM Laundry Detergent (or any mild non-perfumed detergent)
•	Liquid Fabric Softener (non-perfumed)
•	clean, soft, white rags, sponges

After each use inspect every piece of the costume for dirt, body odors, stains, possible tears or damage to the fabric.  If there is damage contact a costume repair shop approved by SW for repair.  For costume cleaning follow instructions below.  As of the date of execution of this Agreement, SEA is an authorized costume cleaner and is authorized to make minor costume repairs in a manner consistent with historical practices.

Specific Costume Piece Cleaning Instructions

Head Spot Clean Only

•	See Spot Cleaning Method under General Cleaning Methods.
•	Wipe down the Inside of the head with 70% isopropyl alcohol mixture (1/2 water & 1/2 alcohol in spray bottle) to eliminate body odors and to sterilize it.
•

Eyes – If the eyes become dirty, use a mild cleaner such as Formula 409 to wipe away the dirt.  Spray the cleaner on a clean soft cloth and apply it to the eyes—do not apply the cleaner directly to the eyes.  DO NOT use any abrasive type cleaner as it may scratch the eyes.  For stubborn spots, sparingly and carefully use Soft Scrub with bleach.  Be very careful or the bleach will discolor the fur and the pupils.

•	Chinstrap may be laundered with the fur pieces. Be sure to close the straps so the Velcro is not exposed.
•	Mouth scrim should be hand washed and air dried.

Body Pod Spot Clean or Machine Wash

•	See Spot Cleaning Method under General Cleaning Methods.
•	Follow Machine Wash Method. Be sure to zip and hook pod before washing. CAUTION AIR DRY ONLY!!! DO NOT use dryer on pod!

Fur Legs, Arms, & Hood Spot Clean or Machine Wash

•	See Spot Cleaning Method under General Cleaning Methods.
•	Follow Machine Wash Method. CAUTION AIR DRY ONLY!! DO NOT use dryer on fur!

Shoes Spot Clean Only (or Machine Wash removable covers only)

•	See Spot Cleaning Method under General Cleaning Methods. If the fur covers are removable from the foot, follow Machine Wash Method.

C-1

•

If the shoe soling becomes worn down, it is important that it be replaced or else it will do further damage to the shoes. In the event that the shoes need resoling, contact a costume repair shop approved by SW.  As of the date of execution of this Agreement, SEA is an authorized costume cleaner and is authorized to make minor costume repairs in a manner consistent with historical practices.

General Cleaning Methods

Spot Cleaning

•	This will be the method used most often to maintain the costume.
•	Use Clear Choice to spot clean.

Apply directly onto the soiled area liberally and rub with finger or clean, white cloth to remove the stain.  Be careful of colored cloths for the dye may bleed onto the costume.

Machine Washing

•

Machine wash only the parts that are noted.  Use a cold water wash and keep colors separate from the whites.  Use normal laundry detergent and a fabric softener in the cycle.  Let all pieces hang dry, in front of fans when possible.  DO NOT use dryer on any costume pieces!!

**NOTE** Machine washing should be kept to a minimum on all pieces to maximize the life of the costume.

Other Maintenance Tips

To keep the costume smelling fresh between cleanings use a 70% isopropyl alcohol mixture (1/2 water & 1/2 alcohol in spray bottle) to eliminate odors from all costume parts.  Let costume pieces fully air dry with a fan after each application.

Keeping dryer sheets inside the costume while being stored helps to keep it fresh smelling between washing.

C-2

EXHIBIT D

Bay of Play/Safari of Fun

D-1

EXHIBIT E

PROCESS FOR PRODUCT DEVELOPMENT AND APPROVAL

The Parties will utilize the following process for product development and Approval in a manner consistent with Section 9 of the License Agreement between Sesame Workshop and SeaWorld Parks & Entertainment, Inc. (“License Agreement”) to which this Exhibit E is attached.

•Concept

•	Present initial artwork/product templates for Sesame Workshop’s Approval.
•	Review Sesame Workshop’s design comments.

•Rough Artwork

•	Submit concept designs with color indications or molds for plastic items for Sesame Workshop’s art direction.
•	Submit script/editorial for Approval.
•	Modify concept design or script/editorial and re-submit, if requested.

•Final Artwork

•	Present final prototype illustration, sculpture and/or recording for Approval.
•	Modify and re-submit, if requested.

•Pre-Production Sample

•	Submit pre-production sample (pursuant to Section 9.03 of the License Agreement) and test reports, if any.
•	Proceed with production, if Approved.

•Final Samples

Submit final production samples (pursuant to Section 7.04 of the License Agreement).

•Advertising and Marketing Materials; Packaging

•	Present all packaging designs and copy for Approval.

E-1

EXHIBIT F

PROVISION TO BE INCLUDED IN

LICENSEE’S CONTRIBUTOR AGREEMENTS

Work-Made-For-Hire and Assignment.  Contributor has created or will create materials that contain embodiments, derivations, adaptations or versions of the elements of the copyrights, trademarks and other intellectual property associated with “Sesame Street®.”  “Works” shall mean all such materials including all versions and all works of progress relating to such materials.  Contributor hereby agrees that all Works furnished to Licensee by Contributor, working either individually or in collaboration with others, shall be a work-made-for-hire under the U.S. Copyright Laws and Licensee shall be considered the author of the Works for purposes of copyright.  In the event any of the Works is not a work-made-for-hire or is not a copyrightable subject matter, Contributor hereby irrevocably assigns to Licensee exclusively all of Contributor’s right, title and interest in and to the Works, for use in any and all media, now known or hereafter created, and for any and all purposes in perpetuity throughout the world.  Contributor hereby waives any claim to so-called “moral rights” or rights of “droit moral” that Contributor may have now or in the future in any jurisdiction with respect to the Works.  Contributor agrees to execute all reasonable documents and to take all reasonable steps as Licensee or its assignee finds appropriate to evidence Licensee’s or its assignee’s rights in the Works.  Licensee and Contributor acknowledge that Sesame Workshop, as the owner of intellectual property rights associated with Sesame Street®, and a licensor of rights to Licensee, shall be a third party beneficiary under this Agreement solely as it relates to the Sesame Street® elements and related materials of Sesame Workshop.  Without limiting the generality of the foregoing, Sesame Workshop shall have the right to exercise and enforce all rights and remedies of Licensee under this Agreement and to enforce all obligations and agreements of Contributor under this Agreement; provided that as between Licensee and Sesame Workshop, Sesame Workshop will first coordinate any such efforts with Licensee in accordance with the terms of the License Agreement between Licensee and Sesame Workshop.  Works shall not include any standard features, including without limitation silhouettes in the public domain and functional or generic design components, which are not protectable or otherwise indistinguishable from similar products generally available in the marketplace or which are rejected by Licensee and do not include any Sesame Workshop intellectual property.  Rights to any Licensee intellectual property that may be contained in the Works (e.g., SeaWorld) are owned and controlled by Licensee.  Sesame Workshop shall be free to exercise such rights directly against Contributor.  This paragraph shall survive any termination of this agreement.

F-1

EXHIBIT G

MANUFACTURER’S AGREEMENT

Licensee:

Name:  SeaWorld Parks & Entertainment, Inc.

Address: 9205 SouthPark Center Loop, Orlando Florida 32819

Manufacturer:

Name  _____________________________________________

Address ____________________________________________

Relationship to Licensee (i.e., owned or contract)

___________________________________________________

Terms of License Agreement with Sesame Workshop

Licensed Property – ____________________________________

Developed Licensed Products – ____________________________________

Expiration Date (unless sooner terminated) – ________________

This Manufacturer’s Agreement is made by and between Licensee and Manufacturer pursuant to the License Agreement (“License Agreement”) between Sesame Workshop and Licensee, dated as of May __, 2017.  In order to induce Sesame Workshop to consent to Manufacturer’s manufacture of the Developed Licensed Products on behalf of Licensee, Manufacturer agrees as follows:

1.Manufacturer acknowledges Sesame Workshop’s ownership of all right, title and interest in the Sesame Workshop Materials (which shall include but is not limited to the Sesame Street® name and logo, the Sesame Workshop name and logo, the names and graphic representations of the Sesame Street® characters, all trademarks and copyrighted material owned by Sesame Workshop, and all artwork, performances and other materials that are based on, derived from or incorporate any of the above).  Manufacturer acknowledges Licensee’s ownership of all right, title and interest in the SeaWorld Materials (which shall include but is not limited to the Sea World® name and logo, the Busch Gardens® name and logo, the names and graphic representations of the SeaWorld parks, all trademarks and copyrighted material owned by Licensee, and all artwork, performances and other materials that are based on, derived from or incorporate any of the above).  Manufacturer shall execute all documents and take all steps reasonably requested by Licensee or Sesame Workshop to evidence Sesame Workshop’s and Licensee’s rights.

2.Manufacturer’s right to manufacture Developed Licensed Products is limited to the supply of Developed Licensed Products to Licensee.  Manufacturer agrees that it will manufacture the Developed Licensed Products only as expressly directed by Licensee and in satisfaction of all requirements of Licensee including compliance with laws and inclusion of legal notices.  Manufacturer shall only produce the number of items ordered by Licensee and may not invoice or deliver any Developed Licensed Products to third parties other than Licensee or to Sesame Workshop at Licensee’s direction.  Manufacturer shall not subcontract production of any Developed Licensed Product or its components without Licensee’s and Sesame Workshop’s prior written Approval (as defined in the License Agreement).  Manufacturer acknowledges and agrees that all protectable rights in the Developed Licensed Products, including any and all designs, styles, colorations, and patterns for the Developed Licensed Products and any all modifications or improvements thereto are and shall remain the sole and exclusive property of Licensee and Sesame Workshop, and Manufacturer shall not copy the Developed Licensed Products or any distinctive part thereof.

3.Manufacturer will comply with all applicable laws, regulations, and ordinances pertaining to the manufacturing, packaging or distribution of the Developed Licensed Products.

4.If requested by Licensee, in addition to any sample units provided to Licensee pursuant to the manufacturing arrangement between Licensee and Manufacturer, Manufacture will deliver twelve (12) units of each Developed Licensed Product to Sesame Workshop at 1900 Broadway, New York, New York 10023, at no cost to Licensee or Sesame Workshop, promptly upon or before their initial shipment to Licensee for quality control purposes only; and

5.Manufacturer shall meet the following standards in the conduct of manufacturing Developed Licensed Products:

(a)Child Labor:  Manufacturer will not use child labor.

(b)The term “child” refers to a person younger than the local legal minimum age for employment or the age for completing compulsory education, but in no case shall any child younger than fifteen (15) years of age (or fourteen (14) years of age where local law allows) be employed in the manufacturing, packaging or distribution of Developed Licensed Products.  A system should be in place to detect forged and false identity documents.

(c)Forced Labor:  Manufacturer will not use any forced or involuntary labor, whether prison, bonded, indentured or otherwise.  Each employee must be informed that employment and overtime are voluntary.

(d)Treatment of Workers:  Manufacturer will treat each employee with dignity and respect, and not use corporal punishment, illegal cash fines, threats of violence, or other forms of physical, sexual, psychological or verbal harassment or abuse.

(e)Nondiscrimination:  Manufacturer will not discriminate in employment practices, including salary, benefits, advancement, discipline, termination or retirement, on the basis of gender, race, religion, ethnicity or age.

(f)Wages and Working Hours:  Manufacturer will comply, at a minimum, with all applicable wage and hour laws, including minimum wage, overtime, maximum hours, piece rates and other elements of compensation, and to provide legally mandated benefits.  Overtime work must be voluntary.  Wages must meet or exceed legally mandated minimum wages.  Piece-rate pay systems must guarantee earnings based on the applicable hourly minimum wage rates.  All normal and overtime work hours must be accounted for by a verifiable recordkeeping system.  All wages, overtime pay and benefits must be paid in a timely fashion as mandated by local laws.

(g)Hiring Practices: Manufacturer will inform each employee of his or her work hours, wages and wage calculations, benefits, costs for food and living, and length of employment contract.

(h)Health and Safety: Manufacturer will provide employees with a safe and healthy workplace (including any employer provided housing) in compliance with all applicable laws, ensuring, at a minimum, reasonable access to potable water and sanitary facilities, fire safety, and adequate lighting and ventilation.  Hazards must be eliminated where possible, and employees must be provided and trained on the use of Personal Protective Equipment where hazards cannot be fully eliminated.  Employees must be trained on emergencies and evacuation procedures.

(i)Environment:  Manufacturer will comply with all applicable environmental laws and regulations.  Without limiting the foregoing, Manufacturer will operate each factory or facility in compliance with all local laws regarding water, air, ground contamination, and proper disposal of hazardous waste materials.

(j)Association:Manufacturer will respect the rights of employees to associate, organize and bargain collectively in a lawful and peaceful manner, without penalty or interference, in accordance with applicable laws.

6.Manufacturer agrees to take appropriate steps to ensure that the standards of conduct described in Section 5(a) through 5(i) above are communicated to all employees, such as by posting.

7.Manufacturer agrees that Licensee, Sesame Workshop, and their designated agents (including third parties) may engage in monitoring activities to confirm compliance with the provisions of this agreement, including on-site inspections (with reasonable advance notice) of manufacturing facilities, and review of books and records relating to the manufacturing of all products for Licensee.  Manufacturer agrees to maintain on site all documentation necessary to demonstrate compliance with the provisions of this agreement.

8.If Manufacturer fails to pass a compliance inspection, and thereafter fails requirements to remedy the cited failure(s) within the time designated in a corrective action plan, or if Manufacturer otherwise breaches its obligations to perform its services in accordance with this Manufacturer’s Agreement, this Manufacturer’s Agreement will be terminated as soon as practicable (but no later than thirty (30) days.

This Manufacturer’s Agreement shall automatically terminate, and all rights of Manufacturer in connection with the Developed Licensed Products and the Sesame Workshop Materials, shall end upon expiration or termination of the license agreement between Sesame Workshop and Licensee

.  All of Manufacturer’s finished and unfinished products not shipped or at FOB must be destroyed at the Manufacturer’s expense and Manufacturer will provide a certificate of destruction to Licensee confirming the destruction.  All of Licensee’s finished and unfinished products shall be governed by the License Agreement.

Licensee shall be under no obligation to place any specific number of orders and may discontinue procuring Developed Licensed Products from Manufacturer at any time for any reason whatsoever

.  Upon expiration or termination of this Manufacturer’s

Agreement, Manufacturer shall immediately cease manufacturing of the Developed License Products and deliver to Licensee all materials that belong to Sesame Workshop or Licensee.

11.Manufacturer’s rights shall not be assignable or transferable to any third party.

Manufacturer agrees to make no claim against Sesame Workshop for any reason

.  Manufacturer does hereby for itself, its successors, and assigns and predecessors, release and forever discharge Sesame Workshop of and from any claim, cause of action, or damages whatsoever, in law or in equity, which the Manufacturer ever had, now has or which may in the future arise against Sesame Workshop that are in any way related to this Manufacturer’s Agreement, or Developed Licensed Products.  With respect to any claim related to the Sesame Workshop Materials, Manufacturer will notify Licensee and Licensee will handle any indemnification claim against Sesame Workshop as it deems appropriate.

Manufacturer and Licensee agree that Sesame Workshop is a third party beneficiary of this Agreement

.  Sesame Workshop shall have the right to enforce the provisions hereof as if Sesame Workshop was a party hereto; provided that as between Licensee and Sesame Workshop, Sesame Workshop will first coordinate any such efforts with Licensee in accordance with the terms of the License Agreement between Licensee and Sesame Workshop.

Manufacturer acknowledges that all information relating to the business and operations of Licensee and Sesame Workshop and all Sesame Workshop Materials and SeaWorld Materials provided to it by Licensee or Sesame Workshop (collectively “Confidential Materials”) are valuable property of Licensee and Sesame Workshop

.  Manufacturer acknowledges the need to preserve the confidentiality and secrecy of the Confidential Materials and agrees not to use or disclose same and to take all necessary steps to insure that its use, which use shall be solely as necessary for, and in connection with, the manufacture of Developed Licensed Products, shall preserve in all respects such confidentiality and secrecy.  Manufacturer hereby indemnifies Licensee and Sesame Workshop against any damages of any kind which may be suffered as a result of any breach by Manufacturer of the provisions of this paragraph.

Agreed and Accepted:

__________________________

Manufacturer

By: ______________________

Date: _____________________

Agreed and Accepted:

__________________________

SeaWorld Parks & Entertainment, Inc.

By: _______________________

Title: _____________________

Date: _____________________

Approved:

___________________________

Sesame Workshop

By: ________________________

Date: _______________________

EXHIBIT H

CURRENT SESAME ELEMENT CHARACTERS

ABBY CADABBY

ALICE

BARKLEY

BABY BEAR

BERT

BETTY LOU

BIFF

BIG BIRD

COOKIE MONSTER

DINGER

ELMO

ERNIE

GROVER

GRUNDGETTA

GUY SMILEY

HERRY MONSTER

HONKERS

HOOTS THE OWL

JULIA

LITTLE BIRD

THE MARTIANS

MUMFORD THE MAGICIAN

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MURRAY

NATASHA

OSCAR THE GROUCH

PRAIRIE DAWN

ROSITA

ROXY MARIE

SHERLOCK HEMLOCK

SLIMEY THE WORM

SNUFFLEUPAGUS

SULLY

TELLY MONSTER

THE COUNT/COUNT VON COUNT

TWIDDLEBUGS

ZOE

Additional characters pursuant to the License Agreement.

The following characters have been retired:

Bad Bart, Biff, Bruno, Buster the Horse, Colambo, Don Music, Fat Blue, Forgetful Jones, Fred the Wonder Horse, Gladys the Cow, Harvey Kneeslapper, Jackman Wolf, Kingston Livingston, Prince Charming, Professor Hastings, Roosevelt Franklin, Sam the Super-Automated Robot, Sherry Netherland, Simon Soundman, Sunny Friendly, The Countess, and Two-Headed Monster

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EXHIBIT I

{The Attached Policy is the Sesame Workshop Child Protection Policy}

SESAME WORKSHOP

CHILD PROTECTION POLICY

Sesame Workshop is a not-for-profit organization whose mission is to help kids grow smarter, stronger and kinder. Sesame Workshop believes in the importance of promoting the health and well-being of children, providing children with a safe environment, and protecting children from abuse.

This Child Protection Policy (“Policy”) establishes the fundamental principles that Sesame Workshop will adhere to in protecting children (under the age of 18). Sesame Workshop may elaborate on this Policy or supplement this Policy with specific procedures that will be tailored to the particular circumstances of different kinds of interactions with children. This Policy applies to Sesame Workshop’s global activities with consideration for each country’s local laws, regulations and customs. This Policy is divided into three broad categories as described below.

A. The first category that this Policy applies to is direct interactions with children by Sesame Workshop’s (including its subsidiaries’), employees, directors, trustees or agents acting on behalf of Sesame Workshop (“Sesame Representatives”). Examples of such direct interaction by Sesame Workshop are research conducted by Sesame Workshop, child actors employed by Sesame Workshop, and community engagement activities run by Sesame Workshop. Sesame Workshop commits to the following regarding Sesame Workshop’s direct interactions with children.

1. Sesame Workshop will take all reasonable measures to ensure the health and safety of the children, and to ensure that children do not suffer any abuse during direct interactions with children by Sesame Representatives. “Abuse” means any form of physical, emotional or sexual conduct, behavior or lack of care that can potentially injure or harm a child.

2. Sesame Workshop will ensure that Sesame’s Representatives do not discriminate against any child on the basis of race, color, gender, disability, or any other legally impermissible basis.

3. Sesame Workshop will establish and communicate to Sesame Representatives the procedures and protocols for reporting any incidents of child abuse that they may become aware of, including incidents they may observe and complaints or reports of incidents of child abuse they may receive from others. The procedures and protocol will include (i) prompt reporting by Sesame Representatives of such incidents to their senior manager, (ii) prompt reporting by senior managers to the Executive Vice President, Human Resources and Executive Vice President & General Counsel of Sesame Workshop, (iii), documenting of such incidents and (iv) taking necessary steps to resolve the situation as may be decided. The protocol will include reporting to authorities as appropriate to the circumstances or as may be required by law.

4. If any incident of child abuse is reported to Sesame Workshop, Sesame Workshop will protect the privacy of the child and will not make public the identity of the child or other information received (to the extent permitted by law), and will disclose such information only on a limited basis to those who need to know to take action in regard to the reported incident.

5. Sesame Representatives will avoid being alone with a child (i.e., one Sesame Representative and one child) whenever possible and feasible.

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6. Sesame Workshop will ensure that all Sesame Representatives who interact with children have been appropriately screened which will include background checks.

7. Sesame Workshop will provide appropriate information and training to all Sesame Representatives who interact with children regarding proper behavior with children and compliance with this Policy.

8. Sesame Workshop will not employ any child labor except as permitted by law (e.g., child actors).

9. Sesame Workshop will ensure that there is proper supervision of children who are in Sesame Workshop’s care.

B. The second category that this Policy applies to is materials or products created by Sesame Workshop that are intended for children. Sesame Workshop produces a wide range of materials and products, many of which are expressly intended to promote the health and well-being of children.

1. Sesame Workshop will ensure that materials that Sesame Workshop creates for children do not contain any content that is harmful to children in the intended audience.

2. Sesame Workshop will ensure that the products that Sesame Workshop creates for children are safe for children in the intended audience.

C. The third category that this Policy applies to is interactions with children by companies or individuals who have a contractual relationship with Sesame Workshop, but are acting on their own behalf, in relation to content, services, products or other materials created by Sesame Workshop or licensed by Sesame Workshop (“Sesame-related interactions”). Examples of Sesame-related interactions are research conducted by an independent research company on use of Sesame Workshop materials; activities run by a nonprofit or nongovernmental organization using Sesame Workshop materials; and books, toys or other categories of products produced, marketed and distributed by a licensee of Sesame Workshop or a third party manufacturer of Sesame Workshop.

1. Sesame Workshop will require that companies or individuals who engage in Sesame-related interactions with children commit to adopting the principles of child protection contained in this Policy or to establishing and complying with their own child protection policy that is at least as protective of children as this Policy, in relation to their Sesame-related interactions with children.

2. Specifically, with respect to Sesame Workshop’s licensees who produce and/or distribute products for children that utilize one of Sesame Workshop’s brands, Sesame Workshop will require that the licensees ensure the safety of these products for children in the intended audience. The licensees also are required to comply with all applicable law in regard to the manufacturing, marketing, advertising, sale and distribution of children’s products.

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